Exhibit 10.12

FAIRWAY AARPI Draft - 9 December 2014

Subject to the comments of PBB and Maître Pichat

IN THE YEAR TWO THOUSAND AND FOURTEEN

ON 29 December 2014

At 72, avenue de Wagram, Paris (in the 8th arrondissement)

Maître Etienne PICHAT, a partner in the firm of notaries named “ALLEZ & SHAREHOLDERS, Société civile Professionnelle de Notaires”, the holder of a notarial permit, which has its registered office at 5 rue Alfred de Vigny, Paris (in the 8th arrondissement), the adviser of the Arranger identified more fully herein (referred to hereinafter as the Undersigned Notary);

With the participation of Maître Laurent HOSANA, a Notary and member of the Société civile Professionnelle named, the holder of a Notarial Permit located at (17eme arrondissement), 72 avenue de Wagram, the adviser of the Borrowers (referred to hereinafter as the Participating Notary);

Has notarised this deed recording a:

FACILITY AGREEMENT

AT THE REQUEST OF THE PARTIES BELOW:

I –	DEUTSCHE PFANDBRIEFBANK AG, a German company with share capital of 380,376,059.67 Euros, which has its registered office at Freisinger Strasse 5, UNTERSCHLEISSHEIM (85716) (Germany), where it is registered under number HRB 41054 in Trade Register B of the District Court of Munich, the French branch office of which is located at 11, rue Saint-Georges, Paris (75009) and is registered in the Trade and Companies Register of Paris under sole identification number 487 699 175 RCS Paris;

Represented by Mr Alexis PERIBERE, director, and Mrs Agnes DI NACERA, director, domiciled at the company’s registered office

DEUTSCHE PFANDBRIEFBANK AG, referred to hereinafter as the Arranger or the Original Lender or a Lender or the Agent or the Security Agent;

The Original Lender and all its successors or assigns under the Facility (as such term is defined hereinafter) shall hereinafter be referred to together as the Lenders;

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IN THE FIRST PART

AND:

II –	Borrower I, a French property company (société civile) with share capital of EUR 1,000.00, which has its registered office at 12, rue de la Chaussée d’Antin, 75009, is identified in SIREN under number 808 542 633 and registered in the Trade and Companies Register of Paris;

Represented by: Rafik Soussi

Borrower II, a French property company (société civile) with share capital of EUR 1,000.00, which has its registered office at 12, rue de la Chaussée d’Antin, 75009, is identified in SIREN under number 808 578 025 and registered in the Trade and Companies Register of Paris.;

Represented by: Rafik Soussi

Borrower III, a French property company (société civile) with share capital of EUR 1,000.00, which has its registered office at 12, rue de la Chaussée d’Antin, 75009, is identified in SIREN under number 808 635 155 and registered in the Trade and Companies Register of Paris.;

Represented by: Rafik Soussi

IN THE SECOND PART

AND:

III-	ARC GLOBAL II (HOLDING), a a non-trading partnership (société civile), which has its registered office at 12, rue de la Chaussée d’Antin, 75009, is identified in SIREN under number 808 542 542 and is registered in the Trade and Companies Register of Paris;

Represented by: Rafik Soussi;

which shall hereinafter be referred to as ARC GLOBAL II (HOLDING) or the Representative of the Borrowers or the Majority Shareholder, it being specified that ARC GLOBAL II (HOLDING) is also acting in its capacity as surety for the Borrowers in accordance with the terms of Clause 12.9 below.

ARC GLOBAL ORGANISME DE PLACEMENT COLLECTIF IMMOBILIER, a French investment company specialising in property investment with variable share capital (société professionnelle de placement à prépondérance immobilière à capital variable) (“SPPICAV”) authorised by the Autorité des Marchés Financiers, in its capacity as a property investment fund (OPCI), under authorisation number SPI 2014-00038 incorporated as a simplified joint stock company (société par actions simplifiée), the registered office of which is at 13, avenue de l'Opéra, 75001 Paris, identified in SIREN under number 808 354 724 and registered in the Trade and Companies Register of Paris.

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represented by its Chairman and by a portfolio management company authorised by the AMF under authorisation number GP – 07000055 named SWISS LIFE REIM (FRANCE), which has its registered office at 42 allée Turcat-Méry, 13008 Marseille, is identified in SIREN under number 499 320 059 and is registered in the Trade and Companies Register of Marseille (the Management Company);

Referred to hereinafter as ARC GLOBAL ORGANISME DE PLACEMENT COLLECTIF IMMOBILIER or the OPCI or the Minority Shareholder;

IN THE THIRD PART

WHO have requested that the Undersigned Notary notarise this facility agreement, the contents of which are as follows:

The companies referred to above shall hereinafter be referred to individually as a Party or together as the Parties and shall be represented by the persons named above.

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For ease of reference, it is specified that the contents of this deed are as follows:

1.	DEfinitions	12

2.	THE FACILITY	38

3.	obligations of the parties	40

4.	Conditions Precedent	44

5.	Repayment of the facility	45

6.	Cancellation	54

7.	IntereSt	55

8.	FEES	59

9.	Bank accounts and allocation of revenues	60

10.	Payments	66

11.	Tax	67

12.	Security interests	73

13.	Representations and warranties	96

14.	covenantS	108

15.	acceleration	123

16.	New circumstances	127

17.	Benefit	130

18.	Notices	133

19.	Indemnification obligations	134

20.	Costs, expenditure and registration	135

21.	the AGENT And the lenderS	136

22.	PRO RATA redistributions	144

23.	Confidentiality	145

24.	appointment of the agent of the borrowers	149

25.	data protection Law	150

26.	MISCELLANEOUS Provisions	150

27.	governing LAW – JURISDICTION	152

28.	publication	152

29.	ISSUE OF NON-ASSIGNABLE ENFORCEABLE COPIES	152

30.	Schedules	152

31.	Powers	152

32.	statutory information	153

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WHEREAS:

(A)	THE BORROWERS, THE SHAREHOLDERS AND THE INVESTOR[1]

On the date hereof 99% of the share capital of each Borrower is held by the Majority Shareholder and 1% is held by the Minority Shareholder (the Majority Shareholder and the Minority Shareholder shall hereinafter be referred to together as the Shareholders).

On the date hereof the share capital of each Shareholder is directly held as follows:

-	in the case of the Majority Shareholder, 99% is held by the OPCI and 1% is held by the Borrower I;

-	in the case of the Minority Shareholder, 100% is held by the ARC Global (Luxembourg) Holdings S.à.r.l and indirectly by American Reality Capital Global II Trust Inc (Maryland) (the Investor).

(B)	OWNERSHIP, DESCRIPTION, RENTAL SITUATION, MANAGEMENT AND VALUE OF THE PROPERTIES

1.	Acquisition of the Properties by the Borrowers

In accordance with the terms of a deed of sale to be notarised on the date hereof by Maitre Laurent HOSANA, a Notary in Paris (the Bordeaux Acquisition Deed), Borrower I intends to acquire from SCCV CANTELOUP, a French company specialising in the construction and sale of property (société civile de construction vente) with share capital of €1,000.00, which has its registered office at rue du Moulin de la Rousselière C.P. 4106, SAINT-HERBLAIN CEDEX (44821), is identified in SIREN under number 751 218 660 and is registered in the Trade and Companies Register of NANTES (Vendor I), a property complex and property rights located in BEYCHAC-ET-CAILLAU (GIRONDE) 33750 in a place known as Canteloup, comprising:

-	two single-storey units used for storage purposes with loading bays, the total surface area of which is approximately 12,522 m²;
-	a one-storey unit used as offices and company premises, the total surface area of which is approximately 1,498m²; and
-	170 outside parking spaces and a motorcycle shelter with approximately 40 parking spaces;

as identified more fully in Clause 12.1 (referred to hereinafter as the Bordeaux Property), at a pre-tax price excluding costs of SIXTEEN MILLION EIGHT HUNDRED THOUSAND EUROS (€16,800,000) (the Bordeaux Pre-Tax Acquisition Price), and at a price including VAT of TWENTY MILLION ONE HUNDRED AND SIXTY THOUSAND EUROS (€20,160,000) (the Bordeaux Post-Tax Acquisition Price).

1 Awaiting the definitive holding structure for the Borrowers

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In accordance with the terms of a deed of sale to be notarised on the date hereof by Maitre Laurent HOSANA, a Notary in Paris (the Marseille Acquisition Deed), Borrower II intends to acquire from F PROJET, a French private limited company (société à responsabilité limitée) with share capital of EUR 6,600, the registered office of which is in Perpignan (Pyrénées-Orientales), at 53 rue Jean Giraudoux, identified in SIREN under number 750 872 343 and registered in the Trade and Companies Register of Perpignan (Vendor II), a property complex and property rights located at located at 24 to 28 rue Jobin, quartier Belle de Mai, MARSEILLE (3rd arrondissement), as identified more fully in Clause 12.1 (referred to hereinafter as the Marseille Property), at a pre-tax price excluding costs of TEN MILLION SEVEN HUNDRED AND FIFTY-SIX THOUSAND THREE HUNDRED AND EIGHTY-FIVE EUROS (€10,950,000) (the Marseille Pre-Tax Acquisition Price) and at a price including VAT of €13,140,000 (the Marseille Post-Tax Acquisition Price).

Finally, in accordance with the terms of a unilateralcall option dated 15 October 2014 (the Rueil Call Option), FONCIERE DE PARIS SIIC, a French public limited company (société anonyme) with share capital of EUR 64,322,535, the registered office of which is in Paris (7th arrondissement), at 43 rue Saint Dominique, identified in SIREN under number 331 250 472 and registered in the Trade and Companies Register of Paris. (Vendor III), has undertaken to sell to Borrower III and Borrower III has undertaken to acquire a property complex located at 246 to 250 route de l'Empereur, 13 avenue Otis Mygath, and 56 rue Henri Regnaud, Rueil Malmaison (92500), as identified more fully in Clause 12.1 (referred to hereinafter as the Rueil Property, at a price of €66,000,000 (the Rueil Post-Tax Acquisition Price).

On the date hereof, copies of the final versions of the Bordeaux Acquisition Deed and the Marseille Acquisition Deed, as well as a copy of the Rueil Call Option, were provided by the Borrower to the Agent prior to signing.

(The Bordeaux Property, the Marseille Property and, as the case may be, with effect from its acquisition by Borrower III, the Rueil Property, shall hereinafter be referred to together as the Properties).

2.	Rental situation of the Properties

In accordance with the lease report, which is up-to-date on the date hereof, delivered to the Agent in accordance with Clause 4.

(a)	the entire surface area of the Bordeaux Property, namely 14,143 m², is currently leased to:

(i)	Atac as lessee (with approximately 6,261 m² to be used as storage space and 774m² to be used as offices) in accordance with the terms of a commercial lease of premises under construction entered into on 31 October 2013 (as amended by a rider dated 23 September 2014) for a fixed term of nine (9) years from its effective date (namely until 6 January 2023) for a quarterly rent (excluding taxes and charges) of €149,951 in 2014; and
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(ii)	Auchan France as lessee (with approximately 6,261 m² to be used as storage space and 847m² to be used as offices) in accordance with the terms of a commercial lease of premises under construction entered into on 2 January 2014 for a fixed term of nine (9) years from its effective date (namely until 6 January 2023) for a quarterly rent (excluding taxes and charges) of €151,507 in 2014;

(b)	approximately 90% of the surface area of the Marseille Property, that is to say approximately 3,851m², is leased to Pole Emploi in accordance with the terms of a commercial lease entered into on 7 November 2011 for a fixed term of nine (9) years for an annual rent (excluding taxes and charges) of €820,180 in 2014;

(c)	the entire surface area of the Rueil Property, namely 24,668 m², is currently leased to Sagemcom as lessee in accordance with the terms of a commercial lease entered into on 1 February 2012 for a fixed term of nine (9) years for an annual rent (excluding taxes and charges) of €4,921,371 in 2014.

3.	Management and administration of the Properties

With effect from the date hereof:

(i)	the management of the Bordeaux Property and the Marseille Property (and, as the case may be, the Rueil Property with effect from its acquisition by Borrower III) shall be undertaken by Moor Park Capital Partners LLP, an English company, the registered office of which is at 25 Harley Street, London W1G 9BR, registration number OC 322290, in accordance with the terms of an asset management agreement dated 29 December 2015, to which Borrower III shall accede on the date of the acquisition of the Rueil Property;

(ii)	the property management of the Properties shall be undertaken:

–	in the case of the Bordeaux Property, by: (i) FONCIERE DE L'ATLANTIQUE with share capital of EUR 1,796,000, the registered office of which is in SAINT-HERBLAIN CEDEX (44821), at rue du Moulin de la Rousselière C.P. 4106, identified in SIREN under number 481 575 850 and registered in the Trade and Companies Register of Nantes, in accordance with the terms of a property management agreement dated December 2015; and (ii) Moor Park Capital Partners LLP, an English company, the registered office of which is at 25 Harley Street, London W1G 9BR, registration number OC 322290 (as PM manager of the asset portfolio)

–	in the case of the Marseille Property, by: (i) IMMO DE FRANCE PROVENCE with share capital of EUR 2,425,273, the registered office of which is at 180-182 avenue du Prado, 23008 Marseille, identified in SIREN under number 528 359 474 and registered in the Trade and Companies Register of Marseille under the terms of a property management agreement entered into with Borrower II on 29 December 2014, and (ii) Moor Park Capital Partners LLP, an English company, the registered office of which is at 25 Harley Street, London W1G 9BR, registration number OC 322290 (as PM manager of the asset portfolio)

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in the case of the Rueil Property, with effect from its acquisition, by: (i) the company ACTEVA, with share capital of EUR 38,210, the registered office of which is at 36 rue de l'ancienne mairie, 92100 Boulogne-Billancourt, identified in SIREN under number 513 524 900 and registered in the Trade and Companies Register of NANTERRE, and the aforementioned Moor Park Capital Partners LLP and (C) subsequent to the Date of Amendment N°1, where appropriate, all other service providers appointed in accordance with the provisions of Clause 14.1.3.5 (Management of the Properties).

4.	Market value of the Properties

According to the report produced by DTZ dated 14 November 2014 (the Original Expert Report), an original of which was delivered to the Agent on the date hereof:

-	the market value of the Bordeaux Property is €15.150.000 (excluding costs and duties);

-	the market value of the Marseille Property is €10.590.000 (excluding costs and duties); and

-	the market value of the Rueil Property is à €66.490.000 (excluding costs and duties).

(C)	THE FINANCING OF THE TRANSACTION

1.	The equity contributions

In order to partially finance the Bordeaux Post-Tax Acquisition Price and the costs and expenditure associated with the acquisition of the Bordeaux Property, Borrower I has received an equity contribution in the amount of NINE MILLION SEVEN HUNDRED AND SEVENTY-TWO THOUSAND FOUR HUNDRED AND TWELVE EURO (EUR 9,772,412) in the form of an intra-group loan granted by the Majority Shareholder2 to Borrower I in accordance with the terms of a loan agreement dated 29 December 2014 between Borrower II and the Majority Shareholder.3

In order to partially finance the Marseille Post-Tax Acquisition Price and the costs and expenditure associated with the acquisition of the Marseille Property, Borrower II has received an equity contribution in the amount of FIVE MILLION SEVEN HUNDRED AND NINETY-EIGHT THOUSAND NINE HUNDRED AND TWENTY-SIX EURO (EUR 5,798,926) in the form of a intra-group loan granted by the Majority Shareholder to Borrower II in accordance with the terms of a loan agreement dated 29 December 2014 between Borrower II and the Majority Shareholder.

The two aforementioned loans, copies of which have been provided to the Agent in accordance with Clause 4 shall hereinafter be referred to as the Original Subordinated Loans.

2 To be confirmed.

3 As discussed, in order to that the joint and several liability functions properly, the equity must be contributed by the Majority Shareholder/Representative of the Borrowers to the Borrowers in the form of shareholder loans. Thus it will be necessary to have the subordinated loans granted by ARC LLC pass through the Majority Shareholder.

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2.	The Facility

In order to partially finance the pre-tax acquisition price of the Properties and the VAT payable on the Bordeaux Pre-Tax Acquisition Price and the Marseille Pre-Tax Acquisition Price, the Investor, acting on behalf of the Borrowers, has requested that the Original Lender grant to the Borrowers a Facility in the maximum amount of FIFTY-FIVE MILLION SIX HUNDRED THOUSAND EUROS (€55,000,000) (referred to hereinafter as the Facility), and the Original Lender has consented to do so, which Facility shall be broken down into two tranches:

(a)	a tranche in the maximum amount of FIFTY MILLION EUROS (€50,000,000) (referred to hereinafter as the Acquisition Tranche) to be allocated to each Borrower as follows:

(i)	8,300,000 EUROS to Borrower I in a single drawdown on the date hereof, in accordance with the terms and conditions of Clause 2.3, which amount shall be used to finance the Bordeaux Pre-Tax Acquisition Price;

(ii)	5,800,000 EUROS to Borrower II in a single drawdown on the date hereof, in accordance with the terms and conditions of Clause 2.3, which amount shall be used to finance the Marseille Pre-Tax Acquisition Price; and

(iii)	35,900,000 EUROS to Borrower III in a single drawdown before the end of the Utilisation Period days from the Signing Date, in accordance with the terms and conditions of Clause 2.4, which amount shall be used to finance the Rueil Pre-Tax Acquisition Price;

(b)	a tranche in the maximum amount of FIVE MILLION SIX HUNDRED THOUSAND EUROS (€5,600,000) (referred to hereinafter as the VAT Tranche) to be allocated to Borrower I and Borrower II as follows:

(i)	3,360,000 EUROS to Borrower I in a single drawdown on the date hereof, in accordance with the terms and conditions of Clause 2.3, which amount shall be used to finance the VAT payable on the Bordeaux Post-Tax Acquisition Price;

(ii)	2,190,000 EUROS to Borrower II in a single drawdown on the date hereof, in accordance with the terms and conditions of Clause 2.3, which amount shall be used to finance the VAT payable on the Marseille Post-Tax Acquisition Price.

As security for the obligations of the Borrowers under the Facility, the Lenders shall be granted the security interests and guarantees listed in Clause 12 in accordance with the conditions set out more fully in this Agreement.

The Lenders have made the security interests and guarantees listed in Clause 12 a material and determinative condition of their participation in the Facility without which none of the Borrowers would have obtained financing from the Lenders in accordance with the conditions of this Agreement.

It is moreover and to the extent required specified that the Lenders have also made the obligations of each Borrower in the context of any Over-Amortisation (as such term is defined hereinafter) and the joint and several liability and cross-default as between the Borrowers a material and determinative condition of their participation in the Facility and the financial conditions applicable to such Facility, notwithstanding the fact that Borrower III shall be released from any liability in this regard, in accordance with terms and conditions set out more fully in the Agreement, should it not acquire the Rueil Property using funds made available under the Facility.

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THIS BEING THE CASE, the Parties have agreed as follows, it being specified that the above recitals constitute an integral part of the agreement between the Parties.

1.	DEfinitions

1.1	Meaning of the definitions

The terms and expressions beginning with a capital letter, irrespective of whether they are used in the singular or plural, shall for the purposes of the Agreement have the meanings provided in the definitions below, unless the context imposes a different meaning.

Bordeaux Acquisition Deed shall have the meaning given to such term in Paragraph (B)1 of the Recitals.

Marseille Acquisition Deed shall have the meaning given to such term in Paragraph (B)1 of the Recitals.

Acquisition Deeds shall mean the Bordeaux Acquisition Deed, the Marseille Acquisition Deed and, with effect from its execution by Borrower III and Vendor III, the acquisition deed relating to the Rueil Property, which shall be entered into, as the case may be, pursuant to the Rueil Call Option.

Transfer Deed shall mean a deed substantially in the form of Schedule 6 or in any other form agreed by the Agent, the transferring Lender and the New Lender.

Assets shall mean in relation to each Borrower any asset, including inter alia the Property owned by it, the Revenues of the relevant Borrower, and any direct or indirect rights of title or usufruct or economic or legal interest.

Property Managers shall mean the leading service-providers authorised in accordance with the terms of the Property Management Agreements to perform the task of property management appointed by each Borrower to ensure, inter alia, the invoicing of the Rents and the day-to-day management of its Property and to disburse the Operating Expenditure associated with its Property, it being however specified that the tasks of the Property Manager shall not in any circumstances involve the payment of the Rents into an account opened in its name. The Property Managers are on the Signing Date Foncière de l’Atlantique, Immo de France et Moor Park Capital Partners LLP and Acteva (as identified more fully in paragraph B.3. of the Recitals) and (ii) after the Acquisition Date, as the case may be, any other service-providers appointed in accordance with the provisions of Clause 14.1.3.4 (Management of the Properties).4

Facility Office shall mean the office(s) through which a Lender performs its obligations pursuant to the Agreement, the contact details of which such Lender notifies to the Agent no later than the date on which it becomes a Lender or, after such date, subject to a notice period of at least five (5) Business Days.

4 S&S wishes to include a distinction between the Property Manager and the Local Property Manager insofar as the two entities have different tasks. It is not in our opinion necessary to refer to this in the facility agreement (apart from in the recitals).

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Agent shall mean DEUTSCHE PFANDBRIEFBANK AG, as identified in the list of parties to the Agreement, or any other credit institution that may succeed it in its capacity as Agent in accordance with the provisions of Clause 21 (The Agent and the Lenders).

Security Agent shall mean DEUTSCHE PFANDBRIEFBANK AG, as identified in the list of parties to the Agreement, or any other credit institution that may succeed it in its capacity as Security Agent in accordance with the provisions of Clause 21 (The Agent and the Lenders).

Affiliate shall in relation to a company mean: (i) all the entities owned or controlled directly or indirectly by such company (including, as the case may be, any branch office); (ii) all the entities that own or control such company directly or indirectly, acting either alone or in concert; and (iii) all the entities owned or controlled directly or indirectly by any one of the companies referred to under (ii) above, within the meaning of Articles L.233-1 and L.233-3 of the French Commercial Code.

Schedule shall mean any schedule to the Agreement and shall constitute an integral part hereof.

Clause shall mean any clause of the Agreement.

Shareholders shall mean the Majority Shareholder and the Minority Shareholder (as identified in the list of parties) in their capacity as the shareholders of the Borrowers.

Administrative Authorisation shall on a given date mean any one of the administrative authorisations or declarations required, inter alia in terms of planning, commercial planning, land use, the environment or health and safety, for the purposes of the construction, renovation and/or operation of a Property in accordance with the applicable laws, regulations, local planning documents or similar documents, it being specified that any requirement pertaining to an Administrative Authorisation in the Agreement shall be deemed to have been satisfied only if the relevant Administrative Authorisation has not lapsed and has not been challenged and only if the period for making any application for its withdrawal or filing any appeal has expired, whatever the form or nature of such application or appeal.

Drawdown Notice shall mean the notice in the form annexed hereto as Schedule 2-B that must be served by Borrower III on the Agent in accordance with Clause 2.4 for the purposes of the Drawdown of the Borrower III Acquisition Sub-Tranche.

Hedging Bank shall mean JP Morgan5 (and its assigns) in its capacity as the counterparty pursuant to the Hedging Agreement.

Reference Banks shall mean Crédit Agricole S.A., Société Générale, Natixis and Deutsche Bank acting through their headquarters or their main establishment in France or any other leading credit institution appointed by the Agent after consultation with the Representative of the Borrowers.

5 To be discussed. We have presumed that JP Morgan will enter into a SWAP with each Borrower. Who shall be making the periodic payments and paying any settlement balances pursuant to the SWAP to JPM: the Borrowers or the Investor?

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Leases shall mean all the leases, including the commercial leases subject to Articles L. 145-1 to L. 145-51 of the French Commercial Code (and the non-codified provisions of Decree No. 53-960 of 30 September 1953 that remain in force), and any other tenancy or rental agreements (including any casual tenancy agreement or any short-term lease), which are or may be entered into by the Borrowers in their capacity as lessors with the Tenants in their capacity as lessees relating to the Properties, and any other lease, tenancy or rental agreement relating to the Properties that may supplement or replace any such lease, tenancy or rental agreement in accordance with the provisions of the Agreement, and any riders to the aforementioned agreements, and Lease shall mean any one of them.

Dailly Assignment Slip shall have the meaning given to such term in Clause 12.3 (Receivables Assignment).

Budget shall mean the provisional annual budget drawn up by the Representative of the Borrowers on behalf of the Borrowers, delivered no later than 31 January in each year until the Final Repayment Date, which shall contain, in respect of a given calendar year and for the first time on the Signing Date, Borrower by Borrower and Property by Property, forecasts of Net Rental Revenues for the relevant year and, quarter by quarter, recoverable costs, Operating Expenditure before forecast tax liabilities (including insurance premiums, the land tax, the remuneration of the Property Managers and the Asset Manager), forecast Capital Expenditure and the means of financing such amounts; the Budget shall be delivered to the Agent by the Representative of the Borrowers in accordance with the provisions of 14.2.1.3 (Budget).

Business Plan shall mean the document drawn up by the Representative of the Borrowers on behalf of the Borrowers on the Signing Date and then updated within 10 Business Days from the signature of any new Leases in the Properties, setting out for the term of the Facility, year by year, Borrower by Borrower and Property by Property, forecasts of Net Rental Revenues determined on the basis of a strategy duly detailed by the Borrowers, year by year, Operating Expenditure before forecast tax liabilities (including insurance premiums, land tax, the remuneration of the Property Managers and the Asset Manager), forecast Capital Expenditure and the means of financing such amounts, delivered to the Agent by the Representative of the Borrowers in accordance with the provisions of Clause 14.2.1.4 (Business Plan) of the Agreement; the Business Plan produced on the Signing Date and provided to the Agent by the Representative of the Borrowers is annexed hereto as Schedule 6.

General Acceleration Event shall have the meaning given to such term in Clause 15.1.1 (General Acceleration Events).

Potential General Acceleration Event shall have the meaning given to such term in Clause 15.1.1 (General Acceleration Events).

Property Acceleration Event shall have the meaning given to such term in Clause 15.1.2. (Property Acceleration Events).

Potential Property Acceleration Event shall have the meaning given to such term in Clause 15.1.2. (Property Acceleration Events).

Mandatory Partial Prepayment Event shall mean any one of the events described in Clauses 5.2.1.1 to 5.2.1.5

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Representative of the Borrowers Surety shall mean the surety for the obligations of the Borrowers pursuant to the Finance Documents given by the Representative of the Borrowers to the Agent, the Security Agent and the Lenders, in accordance with the terms of Clause 12.9.

Calculation Certificate shall mean the certificate containing calculations of the Financial Ratios to be produced by the Representative of the Borrowers in accordance with the form of certificate annexed hereto as Schedule 4 and delivered to the Agent in accordance with the provisions of Clause 14.2.1.2.

Receivables Assignment shall mean each one of the assignments of business receivables as security for the Facility that may be granted by the Borrowers to the Lenders in accordance with the conditions of Clause 12.3 (Receivables Assignment).

Permitted Sale shall mean the direct or indirect sale of one or more Properties (including, in the case of those Borrowers incorporated as property investment companies, in the event of a direct or indirect sale of the shares comprising the share capital of any one of the Borrowers), subject to:

(a)	the prior written consent of the Agent acting on behalf of the Lenders; or

(b)	the satisfaction of the following conditions:

(i)	the Agent of the Borrower has evidenced in a manner satisfactory to the Agent that the planned sale will not result in non-compliance with the Portfolio ICR Ratio and/or the Portfolio LTV Ratio (or, if the Portfolio ICR Ratio or the Portfolio LTV Ratio is not complied with on the date of the relevant sale, that the allocation of all or part of the proceeds of such sale such sale to repay the Outstanding Amount of the Facility will make it possible to remedy such non-compliance);

(ii)	the Net Sale Proceeds to be received by the relevant Borrower or the Shareholders, as the case may be, amount to more than one hundred and twenty per cent (120%) of the Outstanding Amount of the Allocated Acquisition Share of the relevant Borrower;

(iii)	the sale involves an entire Property or all the shares comprising the share capital of a Borrower; and

(iv)	on the date of the relevant sale no General Acceleration Event and/or Potential General Acceleration Event is continuing.

Change of Control shall mean at any time over the term of the Facility any change to the structure of shareholdings in the Borrowers that results in: (i) the Shareholders no longer holding collectively and directly 100% of the share capital of and voting rights in all the Borrowers; or (ii) the OPCI no longer holding indirectly one hundred per cent (100%) of the share capital of and voting rights in all the Borrowers; or (iii) a person acting alone or in concert with others acquiring more than fifty per cent (50%) of the share capital of and/or voting rights in the Investor.6

US Internal Revenue Code shall mean the US Internal Revenue Code of 1986.

6 Change of Control clause provided by S&S – under review. To be discussed by Moor Park and PBB.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Auditor shall mean any accounting firm of good reputation appointed by the Borrowers, as the case may be, when such appointment is legally required.7

Prepayment Fee shall have the meaning given to such term in Clause 5.3 (Voluntary prepayment).

Pooling Account shall mean the bank account opened in the name of the Representative of the Borrowers with the Accounts Bank, the details of which are set out below:

Bank	Office	Account	Account Information
30003	03175	00020368087	64

Operating Account shall in relation to each Borrower mean the bank account opened in the name of such Borrower with the Accounts Bank, the details of which are set out below:

Account Holder(s)	Bank	Office	Account	Account Information
Borrower I	(i) 30003	(ii) 03175	00020367428	04
Borrower II	30003	03175	00020367410	58
Borrower III	30003	03175	00020367402	82

Agent Account shall mean the account opened in the name of the Agent on behalf of the Lenders with Deutsche Pfandbriefbank, Freisinger Str. 5, 85716 Unterschleißheim, Germany, the details of which are IBAN:DE97700105005500000280; BIC: REBMDEMMXXX.Bank REBMDEMMXXX.

Financial Ratios Cash Pledge Account shall mean the account opened in the name of the Agent on behalf of the Lenders, the details of which will be forwarded as soon as possible to the Representative of the Borrowers, when collateral has to be established pursuant to the provisions of Article 12.8

Property Management Agreements shall mean: (i) on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III) 8 the agreements entered into by each Borrower with the relevant Property Manager referred to in Paragraph (B) 3 of the Recitals; and (ii) thereafter any new property management agreement entered into with a Property Manager in accordance with the provisions of Clause 14.1.3.4 (Management of the Properties).

Asset Management Agreement shall mean the agreement entered into by Borrower I, Borrower II and the Asset Manager referred to in Paragraph (B) 3 of the Recitals, to which Borrower III shall accede no later than the Rueil Acquisition Date; and (ii) thereafter any new asset management agreement entered into with an Asset Manager in accordance with the provisions of Clause 14.1.3.4 (Management of the Properties).

7 To be confirmed.

8 To be confirmed.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Agreement shall mean this Agreement, its schedules, its recitals, the separate letters and documents referred to herein and any riders hereto, with all the above constituting an integral part hereof and having contractual force.

Hedging Agreement9 shall mean the contractual documentation entered into by the Representative of the Borrowers, on behalf of the Borrowers/each Borrower and the Hedging Bank in relation to the interest payable on the Acquisition Tranche, involving on the Signing Date (as far as the Allocated Acquisition Shares of Borrower I and Borrower II are concerned) or on the Rueil Acquisition Date (as far as the Allocated Acquisition Share of Borrower III is concerned) the entry into a SWAP with the Hedging Bank, hedging, until the Final Repayment Date and in a notional amount corresponding to 100% of the forecast Outstanding Amount of the Acquisition Tranche, a maximum Reference Rate (excluding the Applicable Margin) of one point fifty per cent (1.50%) until the Final Repayment Date, it being specified that the Hedging Agreement: (i) shall not be secured by any Security Interest or guarantee; and (ii) shall expressly record the consent of the counterparty to the assignment by way of security to the Lenders of all the claims of the Borrowers under such Hedging Agreement pursuant to the relevant Receivables Assignment.10

Subordination Agreement shall mean the subordination agreement entered into on the Signing Date by inter alia the Representative of the Borrowers, the Borrowers, the Shareholders, the OPCI, the Agent, the Security Agent and the Lenders, as subsequently amended or supplemented.

Break Costs shall mean, as the case may be, in the event of a repayment on a date that is not an Interest Payment Date, the difference, only if such difference is positive, between:

(a)	the amount of interest that a Lender ought to have received for the period beginning on the date of receipt by the relevant Lender of its participation in the repaid amount and ending on the Interest Payment Date following the relevant repayment date; and

(b)	the sum that such Lender could have received by placing an amount equal to its participation in the amount of the principal repaid on deposit with a leading lender on the interbank market for a period beginning on the Business Day following the date of receipt of the repayment and ending on the Interest Payment Date of the aforementioned Interest Period.

Mandatory Costs shall mean any costs borne, as the case may be, by one or more Lenders on account of their being subject to any regulations (other than tax regulations) under the Facility in terms of mandatory reserves imposed by the European Central Bank or any other competent monetary authority.

Assigned Receivables shall mean the receivables corresponding to the Revenues of each Borrower that are assigned to the Lenders in accordance with the terms and conditions of Clause 12.3 (Receivables Assignments).

9 Please provide LEI number for each Borrower.

10 To be discussed.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Rueil Acquisition Date shall mean the date on which Borrower III signs the Acquisition Deed for the Rueil Property and acquires full title thereto, it being to the extent required specified that such date may not fall any later than 30 January 2015, namely the last day of the Drawdown Period for the Rueil Sub-Tranche.

FATCA Application Date shall mean:

(a)	in relation to any witholdable payment, as referred to in section 1473(1)(A)(i) of the US Internal Revenue Code (which refers to interest payments and certain other payments originating in the US), 1 July 2014;

(b)	in relation to any witholdable payment, as referred to in section 1473(1)(A)(ii) of the US Internal Revenue Code (which refers to gross proceeds from the sale of an asset capable of generating interest originating in the US), 1 January 2017; or

(c)	in relation to any “passthru payment”, as referred to in section 1471(d)(7) of the US Internal Revenue Code which is not covered by either paragraph (a) or (b) above, 1 January 2017; or

in each case, any other date with effect from which any such payment could be subject to a FATCA deduction or withholding following an amendment of the FATCA rules that postdates this Agreement.

Final Repayment Date shall mean the date on which the entirety of the Outstanding Amount of the Facility must be repaid to the Lenders, in accordance with the provisions of Clause 5.1 (Scheduled repayment).

Acquisition Tranche Final Repayment Date shall mean the date on which the entirety of the Outstanding Amount of the Acquisition Tranche must be repaid to the Lenders, namely 29 December 2019.

Calculation Date shall mean any date on which the Financial Ratios are calculated, namely each Interest Payment Date/ 31 March, 30 June, 30 September and 31 December in each year and any other date determined in accordance with the terms of this Agreement, or if any one of such dates is not a Business Day, the Calculation Date shall be the preceding Business Day.

Interest Payment Date shall mean any date on which each Borrower is required pay the interest and fees payable to the Lenders on its Allocated Share of the Facility, namely 15 January, 15 April, 15 July and 15 October in each year, or if any one of such dates is not a Business Day, the date determined in accordance with the provisions of Clause 10.2 (Non-Business Day), as well as the Final Repayment Date, it being specified that the first Interest Payment Date shall be 15 April 2015.

Signing Date shall mean 29 December 2014.

Assigned Debtors shall mean the debtors who owe the Assigned Receivables to each one of the Borrowers in accordance with the conditions of Clause 12.3 (Receivables Assignments), and “Assigned Debtor” shall mean any one of them.

Decision of the Lenders shall mean a decision requiring the consent of the Majority Lenders, it being however specified that decisions relating to the matters below shall require the unanimous consent of the Lenders:

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(a)	any increase in the financial commitment of a Lender under the Facility;

(b)	any reduction of the Applicable Margin under the Facility;

(c)	any change to the Reference Rate under the Facility;

(d)	any change to the currency in which any sum owed to any one of the Lenders under the Facility is payable;

(e)	the release of the Security Interests (save for any contractually stipulated release);

(f)	any amendment of the defined terms “Decision of the Lenders”, “Majority Lenders”, “Change of Control” and “Permitted Sale”;

(g)	the majority rule applicable to a decision or amendment, when it is stipulated that such decision or amendment must be adopted pursuant to unanimous instructions from the Lenders;

(h)	any extension of the term of the Facility;

(i)	any decision affecting the method of calculating the Financial Ratios;

(j)	any modification of the notional amount or term of the Hedging Agreements; and

(k)	any amendment of a clause seeking to reduce or defer any payment or repayment under the Facility or, more generally, to amend the terms and conditions governing any payment or repayment, excluding any reduction resulting from the application of the provisions of the Agreement that does not require a Decision of the Lenders, insofar as the necessary conditions are satisfied, and the waiver of any Potential General Acceleration Event, Potential Property Acceleration Event, General Acceleration Event or Property Acceleration Event.

Insurance Delegations shall mean the statutory insurance delegations to be granted to the Lenders pursuant to Clause 12.4 (Insurance Delegations) by the Borrowers, and “Insurance Delegation” shall mean any one of them.

Capital Expenditure shall mean any expenditure associated with renovation or improvement works on a Property (other than recurrent expenditure associated with the maintenance, repairs and replacement incumbent upon the relevant Borrower pursuant to the Leases relating to the Property belonging to it), and the expenditure associated with the completion of works undertaken to ensure compliance with standards, fitting-out works carried out with a view to entering into leases (including those carried out in order to extend the term of or to renew Leases) or the re-leasing of vacant premises within a Property, which shall in all cases be payable by the Borrowers.

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Operating Expenditure shall in relation to each Borrower mean any expenditure associated with the management, maintenance, operation, running and repair of the Property owned by it, the management, administration and running of the relevant Borrower (excluding the charges, costs, works and taxes paid and paid for directly by the Tenants pursuant to the Leases, Capital Expenditure, any payments and repayments in connection with the Facility and any payment to the Subordinated Creditors (as such term is defined in the Subordination Agreement)). Thus the following shall in particular constitute Operating Expenditure, to the extent that such amounts are not paid directly by the Tenants (or allocated to the relevant Tenants): taxes (including VAT, the land tax and the office tax and the regional economic contribution, but excluding corporation tax, registration duties, supplementary duties and penalties), the costs and fees associated with Expert Reports, the remuneration of the Asset Manager and the Property Managers, the overheads and management and accounting costs of the relevant Borrower, insurance premiums, recurring maintenance, repair and replacement costs payable by the Borrower in accordance with the terms of the relevant Lease and any charges, costs and Taxes that may or may not be reinvoiced to the Tenants pursuant to the Leases and are advanced by the relevant Borrower in its capacity as leaseholder.

Shareholder Distribution shall together mean:

(i)	any distribution, whether optional or mandatory (in the case of the Minority Shareholder pursuant to the provisions of Article 208 C of the French General Tax Code), of dividends, interim dividends, issue premiums or liquidation dividends, any repayment of a premium or any payment of fixed and/or statutory interest by a Shareholder; and/or

(ii)	any payment of sums (representing principal, interest, default interest, fees, penalties, indemnities, costs and any other ancillary amounts) by a Shareholder pursuant to a Subordinated Loan; and/or

(iii)	any payment of sums of any nature whatsoever (including any share capital reduction, buy-back of shares or payment/repayment of an issue premium) by a Shareholder to a third party.

Permitted Shareholder Distribution shall mean on a given date any Shareholder Distribution made by a Shareholder, provided that on such date: (1) no General Acceleration Event and/or Potential General Acceleration Event and/or Property Acceleration Event and/or Potential Property Acceleration Event has occurred or subsists; and (2) no Non-Compliance with a Blocking Financial Ratio has occurred or subsists.

As far as the Minority Shareholder alone is concerned, should the above conditions not be satisfied and should it not be authorised to make a Shareholder Distribution, it may nonetheless, for the purposes of performing its distribution obligations pursuant to Article 208 C of the French General Tax Code, make a distribution of dividends by means of registrations to accounts alone, without any disbursement of funds.

Borrower Distribution shall together mean:

(i)	any distribution, whether optional or mandatory, of dividends, interim dividends, issue premiums or liquidation dividends, any repayment of a premium or any payment of fixed and/or statutory interest, by a Borrower to a Shareholder; and/or

(ii)	any payment of sums (representing principal, interest, default interest, fees, penalties, indemnities, costs and any other ancillary amounts) by a Borrower pursuant to a Subordinated Loan (including pursuant to any advance under the Cash-Pooling Agreement).

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Permitted Borrower Distribution shall mean on a given date any Borrower Distribution made by a Borrower in a maximum amount corresponding to the Excess Cash credited to its Operating Account, provided that on such date: (1) no General Acceleration Event/ and/or Potential General Acceleration Event and/or Property Acceleration Event and/or Potential Property Acceleration Event has occurred or subsists; and (2) no Non-Compliance with a Blocking Financial Ratio or Non-Compliance with a Default Financial Ratio has occurred or subsists.

By way of a derogation from the foregoing and unless on the relevant date: (1) a Property Acceleration Event and/or a Potential Property Acceleration Event is continuing that affects the Property of a relevant Borrower; or (2) any Non-Compliance with a Blocking Financial Ratio is continuing, such Borrower shall, up to the amount of its Excess Cash, make a Distribution to the Representative of the Borrowers for the sole purpose of remedying the default of one or more other Borrowers pursuant to Clauses 3.2.2.1 and 3.2.3.

Finance Documents shall mean collectively: (i) the Agreement, (ii) the Subordination Agreement; (iii) the Security Documents; (iv) the Funds Reservation Letter; (v) the Fee Letters; (vi) the Hedging Agreement and all the instruments and documents entered into, as the case may be, by separate deed pursuant to the performance of the Agreement or in connection with the Agreement and which may in the future be designated as such by the Parties.

Security Documents shall mean any deeds, contracts or documents which are or may be entered into by each Borrower or any third party over the term of this Agreement and which record the Security Interests.

Transaction Documents shall with effect from their signature mean: (i) the Finance Documents; (ii) the Leases; (iii) the agreements relating to the Subordinated Loans; (iv) the Property Management Agreements and the Asset Management Agreement; and (v) the Cash-Pooling Agreement.

Borrowers shall mean all the companies with such capacity identified in the Agreement, as enumerated in the list of parties to the Agreement.

Outstanding Amount shall mean at any time, as the case may be:

(a) the total amount of the principal under the Facility which has been made available to the Borrowers and which has not yet been repaid;

(b) in the case of a given Borrower, the total amount of the principal of its Allocated Share (or, as the case may be, its Allocated Acquisition Share) which has been made available to it and which has not yet been repaid;

(c) plus, save for any cap or contrary provision in the terms of this Agreement, any sums owed by way of interest, default interest, fees, costs and ancillary amounts, on or in connection with the above amounts.

Indebtedness shall mean any indebtedness of a Borrower in any form whatsoever (including any loan or overdraft, issue of financial securities, commitment by signature, in the form of a guarantee or any other form of off-balance sheet liability), in any currency whatsoever, be it current or future or accrued or contingent or owed jointly or severally, representing principal or assumed by way of security, including Permitted Indebtedness.

Permitted Indebtedness shall mean:

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

(i)	in relation to each Borrower:

(a) its indebtedness pursuant to the Agreement and the other Finance Documents;

(b) any current account, loan or other advance (including the Subordinated Loans) in any form whatsoever granted to it by the Majority Shareholder to the exclusion of any other person;11

(c) any credit or payment period granted to it by, inter alia, a supplier or service-provider in the normal course of its business and on an arm’s length basis;

(d) advances obtained pursuant to the Cash-Pooling Agreement.

(ii)           in relation to the Majority Shareholder:

(a) its indebtedness pursuant to the Agreement and the other Finance Documents;

(b) any current account, loan or other advance (including the Subordinated Loans) in any form whatsoever granted to it by any one of its Affiliates;

(c) advances obtained pursuant to the Cash-Pooling Agreement.

EONIA shall in relation to a given day mean the overnight money market rate, expressed as an annual rate, determined by the European Central Bank on the basis of information provided to it by the main market operators in relation to the transactions completed on the relevant day and published on such same day at or around 7.00 pm (Brussels time) by the European Banking Federation on the Reuters EONIA screen (or on any replacement screen), or if such information is not available for any reason, the rate determined by the Agent of the Lenders in accordance with the provisions of Clause 7.4 (Non-publication). To the extent required it is specified that should the applicable EONIA be negative, it shall be deemed to be equal to zero (0) for the purposes of the Agreement alone.

Non-Cooperating State or Territory shall mean a non-cooperating State or territory listed in Article 238-0 A of the French General Tax Code, as such list may be amended from time to time.

EURIBOR shall mean, in relation to any Interest Period to which such rate is applicable in accordance with the Agreement, the “Euro Inter-Bank Offered Rate” reference rate quoted under the aegis of the European Banking Federation and published at or around 11.00 am (Brussels time) on the Reuters EURIBOR screen (or on any replacement screen) or on any other screen that publishes such rate, two (2) Target Days before the first day of each Interest Period, for an amount and a term similar to those applicable to the Outstanding Amount of the principal and to such period, or the rate determined in accordance with the provisions of Clause 7.4. (Non-publication). To the extent required it is specified that should the applicable EURIBOR be negative, it shall be deemed to be equal to zero (0) for the purposes of the Agreement alone.

11 To be discussed with S&S and the client. In order to ensure that the indirect joint and several liability functions properly, we maintain that it is desirable/necessary for the equity (including the original subordinated loans) to be contributed to the borrowers in the form of shareholder advances granted by the Majority Shareholder.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Material Adverse Event shall mean the occurrence or discovery of any fact or event, whatever the nature, cause or origin thereof, that affects immediately or on the expiry of any term in an adverse and material manner: (i) the financial situation, the Property or the business of any one of the Borrowers; or (ii) the ability of a Borrower or the Representative of the Borrowers to meet its obligations pursuant to any one of the Finance Documents to which it is a party; or (iii) the validity, effects or enforceability of a Security Interest.

Excess Cash shall have the meaning given to such term in Clause 9.1.2

Acceleration shall mean the acceleration of the Facility declared by the Agent pursuant to a decision of the Majority Lenders on the occurrence of a General Acceleration Event, in accordance with the provisions of Clause 15.2. (Consequences of the occurrence of an Acceleration Event).

Expert shall mean: (i) on the Signing Date, DTZ; or (ii) thereafter any independent expert appointed by the Agent from amongst the following experts: CBRE, Jones Lang LaSalle, DTZ, BNP Paribas Real Estate and Cushman & Wakefield or in the event that all the experts listed above are prevented from acting, any other respected independent expert established in France selected and appointed by the Agent and charged with preparing the Expert Reports, with a view to determining the Market Value of the Properties (it being recalled that the mortgage value of the properties shall only be determined in the Original Expert Report).

FATCA shall mean:

(a)	Sections 1471 to 1474 of the US Internal Revenue Code and any related regulations;

(b)	any treaty, law or regulation in any other jurisdiction or any inter-governmental agreement between the United States and any other jurisdiction which (in each case) facilitates the application of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement implementing any treaty, law or regulations referred to in paragraphs (a) or (b) above entered into with the US Internal Revenue Service, the US Government or any other governmental or tax authority in any other jurisdiction.

Subsidiary shall in relation to a company mean any company that is controlled directly or indirectly by a company within the meaning of Article L 233-3 of the French Commercial Code.

Equity shall on a given date in relation to any Borrower mean the funds that are or may be made available to such Borrower by means of any capital contribution and/or Subordinated Loan and/or advance paid in the context of the Cash-Pooling Agreement.

Finance Costs shall mean for the purposes of the calculation of the Portfolio ICR Ratio the interest and fees (including the agent fee referred to in Clause 8.2 (Agent fee) and the commitment fee referred to in Clause 8.4 (Commitment fee)) payable by the Borrowers under the Facility over any period of twelve (12) months beginning on the relevant Calculation Date (inclusive), calculated:

(a)	on the Outstanding Amount of the Facility, as determined on the relevant Calculation Date (inclusive) (presuming that no prepayment, cancellation or termination takes place during the relevant Test Period); and
(b)	at the swap rate stipulated by the Hedging Agreement, plus the Applicable Margin.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Cash Pledges shall mean any cash pledges (including the Financial Ratios Cash Pledge) granted, as the case may be, in accordance with the provisions of the Agreement over the Agent Account or the Financial Ratios Cash Pledge Account, as the case may be, or over any other account opened in the name of the Agent on behalf of the Lenders, the details of which are notified by the Agent to the Representative of the Borrowers and which shall be subject to the provisions of Clause 12.8.2 (Cash Pledge).

Financial Ratios Cash Pledges shall mean the cash pledges granted in accordance with the provisions of Clause 12.8.1 (Financial Ratios Cash Pledges).

Asset Management Agreement shall mean the agreement entered into by Borrower I, Borrower II and the Asset Manager prior to the Date of the Original Credit Agreement, to which Borrower III shall have acceded prior to the Date of Amendment N°1 and (ii) thereafter, any new asset management agreement entered into with an Asset Manager in accordance with the provisions of Clause 14.1.3.4 (Management of the Properties).

Bordeaux Property shall have the meaning given to such term in paragraph (B) 1 of the Recitals, as identified more fully in Clause 12.1

Marseille Property shall have the meaning given to such term in paragraph (B) 1 of the Recitals, as identified more fully in Clause 12.1

Rueil Property shall have the meaning given to such term in paragraph (B) 1 of the Recitals, as identified more fully in Clause 12.1

Properties shall together mean the Bordeaux Property, the Marseille Property and the Rueil Property, and “Property” shall mean any one of them.

Tax shall mean any tax, levy, duty, impost, royalty, contribution or charge or withholding of a similar nature (together with any penalties and interest payable in the event of the non-payment or delayed payment of any one of such sums or on account of the non-submission or late submission of any tax filings).

Loss of Rents Insurance Proceeds shall, for the purposes of the Receivables Assignments and, as the case may be, the receivables pledges granted pursuant to Clause 12.3 mean the “loss of rents” insurance proceeds and any other insurance proceeds which are or may be payable by the relevant insurance companies in accordance with the insurance policies covering the Properties and which are not included in the delegation referred to in Clause 12.4 (Insurance Delegations).

Confidential Information shall mean any information relating to a Group Company, the Finance Documents or the Facility, of which a Finance Party may become aware in such capacity or with a view to becoming a Finance Party, or which a Finance Party receives in relation to the Finance Documents or the Facility or with a view to becoming a Finance Party pursuant to the Finance Documents or the Facility, from one of the following persons:

(iii)	any Group Company or any one of the advisers of a Group Company; or

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

(iv)	another Finance Party, if the information was obtained by such Finance Party directly or indirectly from a Group Company or any one of the advisers of a Group Company;

in any form whatsoever, including any information provided orally or in a document or electronic file, or by any other means of disclosure or storage containing, originating from or reproducing such information, excluding however any information which:

(i)	is or becomes public information other than pursuant to a direct or indirect breach of the provisions of Clause 23. (Confidentiality) by such Finance Party; or

(ii)	is identified in writing as non-confidential information at the time it is provided by a Group Company or any one of the advisers of a Group Company; or

(iii)	is known to such Finance Party prior to the date on which such information is provided to it in accordance with the above paragraphs or lawfully obtained by such Finance Party after such date, from a source which, as far as such Finance Party is aware, is not linked to a Group Company and which, in each case and as far as such Finance Party is aware, was not obtained in breach of any confidentiality undertaking and is furthermore not subject to any such undertaking.

Investment shall mean any acquisition of moveable or immoveable or tangible or intangible property, any acquisition of shares, bonds and any other type of instrument in any other company, in particular by way of a subscription or purchase, including asset acquisitions financed by means of lease financing or a financial lease with an option to purchase.

Investor shall have the meaning given to such term in paragraph A of the Recitals.

Business Day shall mean: (a) any day (other than a Saturday or Sunday or a public holiday) on which banks in Paris, Munich and London are open for business for the entire day; or (b) in the case of a day on which any payment or purchase of a sum denominated in Euros is made, any Target Day.

Target Day shall mean a day on which the TARGET 2 System (Trans-European Automated Real-Time Cross Settlement Express Transfer System 2) is open for business.

Money Laundering Legislation shall mean any legislation or regulations applicable in particular to banks and regulated investment funds in the Member States of the European Union relating to money laundering and terrorist financing, resulting from the provisions of Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing, or any other legislation which supplements or replaces such Directive and which is in particular applicable to credit institutions and regulated funds in a Member State of the European Union.

Environmental Legislation shall mean all statutory and regulatory provisions and the methodological provisions of the Circulars of 8 February 2007 issued by the French Ministry for Ecology and Sustainable Development which are applicable to a Property, taking into account the land on which a Property is constructed or its zone of situation or the mode of its occupancy, having as their purpose the protection of the environment and the prevention of any harm to persons, workers or the interests referred to in Article L.511-1 of the French Environmental Code capable of resulting from the pursuit of the activities and the operation of the facilities listed in Column “A” of the Schedule to Article R.511-9 of the aforementioned Code, which constitutes the framework applicable to facilities classified for the purposes of the protection of the environment or activities previously pursued on the land on which a Property is constructed, as well as all the statutory and regulatory provisions applicable to a Property in terms of public health and health and safety.

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FAIRWAY AARPI Draft - 9 December 2014 Subject to the comments of PBB and Maître Pichat

Funds Reservation Letter shall mean: (i) the letter signed by Borrower I for the purposes of the grant of the Borrower I Acquisition Sub-Tranche and the Borrower I VAT Sub-Tranche on the Signing Date; and (ii) the letter signed by Borrower II for the purposes of the grant of the Borrower II Acquisition Sub-Tranche and the Borrower II VAT Sub-Tranche on the Signing Date, copies of which are annexed to the Agreement as Schedule 2-A.

Fee Letters shall mean the letters signed by the Borrowers and the Arranger determining the amount and the terms and conditions governing the payment of the arrangement fee and the letter signed by the Borrowers and the Agent determining the amount and the terms and conditions governing the payment of the agent fee, as referred to in Clause 8 (Fees).

Tenants shall mean: (i) on the Signing Date, ATAC, Auchan France and the Pole Emploi, as listed in the lease report delivered on the Signing Date in accordance with the provisions of Clause 3.1 (Signature of the Agreement and availability of the Facility) and annexed hereto as Schedule 7; and (ii) as the case may be, with effect from the Rueil Acquisition Date, Sagemcom; and (iii) any other tenant pursuant to a Lease entered into by a Borrower covering all or part of the Property owned by it, in accordance with the provisions of Clause (Leases) of the Agreement.

Dailly Law shall have the meaning given to such term in Clause 12.3 (Receivables Assignments) of the Agreement.

Rents shall mean any amounts, including all taxes and charges, that are or may be paid by the Tenants by way of rent, any payment in respect of occupancy, any penalty in respect of late payment and any other lease-related income received pursuant to the Leases, and, on the occurrence of an insured event affecting a Property, any loss of rents insurance proceeds paid by the relevant insurance company, as well as any sums earmarked or allocated by the Borrower as Rents under any lease guarantee or any surety granted as security for the payment of rent to any one of the Borrowers (excluding security deposits).

Majority Lenders shall mean a majority of 67% (sixty-seven per cent) of the Lenders, which majority shall be calculated on the basis of the share of each one of the Lenders in the total commitment of the Lenders under the Facility or, if the Facility has been drawn down, the share of each one of the Lenders in the Outstanding Amount of the principal under the Facility.

Applicable Margin shall mean, as the case may be, the Acquisition Tranche Margin or the VAT Tranche Margin.

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Acquisition Tranche Margin shall mean the margin applicable to the Outstanding Amount of the Acquisition Tranche, namely a rate of one point four per cent (1.4%) per annum.12

VAT Tranche Margin shall mean the margin applicable to the Outstanding Amount of the VAT Tranche, namely a rate of one point four per cent (1.4%) per annum.

Receivables Pledge shall mean the pledge of the receivables that are or may be payable to any Subordinated Lender pursuant to any Subordinated Loan (including pursuant to the Original Subordinated Loans), it being specified that, in accordance with the provisions of Clause 12.6 (Receivables Pledge), the Majority Shareholder shall grant a Receivables Pledge on the date hereof.13

Representative of the Borrowers Share Pledges shall mean the pledges granted by the OPCI and Borrower I, in their capacity as shareholders in the Representative of the Borrowers, over the shares comprising the share capital of the Representative of the Borrowers, in accordance with the provisions of 12.7 (Representative of the Borrowers Share Pledges).

Bank Account Pledges shall together mean the pledges granted by: (i) each Borrower over its respective Operating Account; and (ii) the Representative of the Borrowers over the Pooling Account, in accordance with the provisions of Clause 12.5 (Bank Account Pledges).

Share Pledges shall mean the pledges granted by the Shareholders over the shares comprising the share capital of each Borrower, in accordance with the terms and conditions of Clause 12.2.1 (Borrower Share Pledges).

Non-Compliance with a Blocking Financial Ratio shall mean that:

-	the Portfolio LTV Ratio is between 57.5% (inclusive) and 62.5% (exclusive) on a given Calculation Date; or

-	an LTV Ratio is between 62.5% (inclusive) and 67.5% (exclusive) on a given Calculation Date; or

-	the Portfolio ICR Ratio is between 200% (inclusive) and 250% (exclusive) on a given Calculation Date.

Secured Obligations shall as the case may mean for the purposes of the Security Interests to be granted in accordance with the provisions of the relevant Security Documents:

a)	in the case of the Security Interests In Rem: (i) all the sums representing principal owed by the relevant Borrower to the Lenders in the context of the Agreement pursuant to its Allocated Acquisition Share; and (ii) any sums representing principal owed in the context of the Agreement by the other Borrowers and which the relevant Borrower is required to pay in its capacity as joint and several co-debtor in accordance with the conditions and caps of Clause 3.2.2 and Clause 3.2.3, in the event of the Acceleration of the Facility or with effect from the Final Payment Date and in the event of the enforcement of such security interests;

12 On the basis of the DTZ report, the LTV Ratio on closing will be greater than 52.5.

13 Confirm whether there exist Subordinated Loans granted by the OPCI to the Majority Shareholder on closing (cf its incorporation calendar).

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b)	in the case of the Receivables Assignments (save for Receivables Assignments covering VAT receivables) granted by each one of the Borrowers pursuant to Clauses 12.3 (Receivables Assignments) and, in the case of any Cash Pledge, all the sums representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs and ancillary amounts, payable by the relevant Borrower to the Lenders pursuant to its Allocated Acquisition Share, including any disbursements, expenditure, costs and charges incurred by all or any of the latter in the context of the protection or exercise of their rights pursuant to such Finance Documents (to the extent that such disbursements, expenditure, costs and charges must be borne by the relevant Borrower pursuant to Clause 20 (Costs, expenditure and registration));

c)	in the case of the Receivables Assignments covering VAT receivables granted by Borrower I and Borrower II pursuant to Clauses 12.3 (Receivables Assignments), all the sums representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs and ancillary amounts, payable by the relevant Borrower (either Borrower I or Borrower II) to the Lenders pursuant to its Allocated Share of the VAT Tranche only, including any disbursements, expenditure, costs and charges incurred by all or any of the latter in the context of the protection or exercise of their rights pursuant to such Finance Documents (to the extent that such disbursements, expenditure, costs and charges must be borne by the relevant Borrower pursuant to Clause 20 (Costs, expenditure and registration));

d)	in the case of any other Security Interest granted by a Borrower: (1) all the sums representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs and any other ancillary amounts payable by the relevant Borrower to the Agent, the Security Agent and the Lenders pursuant to the Finance Documents (excluding the Hedging Agreements) and, more generally, all the sums owed by the relevant Borrower to the Agent, the Security Agent and the Lenders, including any disbursements, expenditure, costs and charges incurred by all or any of the latter in the context of the protection or exercise of their rights pursuant to such Finance Documents; and (2) all the sums referred to under (1) payable by the other Borrowers and which the relevant Borrower is required to pay in its capacity as joint and several co-debtor in accordance with the conditions and caps of Clause 3.2.2 (Joint and several liability between the Borrowers) (to the extent that such disbursements, expenditure, costs and charges must be borne by the relevant Borrower pursuant to Clause 20 (Costs, expenditure and registration));

e)	in the case of any Security Interest granted by a Shareholder (in the case of ARC Global II (Holding), in its capacity as Majority Shareholder or the Representative of the Borrowers), all the sums representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs, taxes, fees, transfer duties and any other ancillary amounts payable by the Borrowers under the Facility (in their capacity as a principal debtor), and, more generally, all the sums owed by the Borrowers to the Agent, the Security Agent and the Lenders pursuant to the Finance Documents (excluding the Hedging Agreements), including any disbursements, expenditure, costs and charges incurred by all or any of the latter in the context of the protection or exercise of their rights pursuant to such Finance Documents (to the extent that such disbursements, expenditure, costs and charges must be borne by the Borrowers pursuant to Clause 20 (Costs, expenditure and registration));

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f)	in the case of the Representative of the Borrowers Share Pledges and any Receivables Pledge (other than a Receivables Pledge granted by a Shareholder), all the sums representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs, taxes, fees, transfer duties and any other ancillary amounts payable by the Borrowers under the Facility (in their capacity as a principal debtor), and, more generally, all the sums owed by the Borrowers to the Agent, the Security Agent and the Lenders pursuant to the Finance Documents (excluding the Hedging Agreements), including any disbursements, expenditure, costs and charges incurred by all or any of the latter in the context of the protection or exercise of their rights pursuant to such Finance Documents (to the extent that such disbursements, expenditure, costs and charges must be borne by the Borrowers pursuant to Clause 20 (Costs, expenditure and registration)).

FATCA-Exempt Party shall mean a Party who is entitled to receive payments without any FATCA Tax Deduction.

Finance Party shall mean the Agent, the Security Agent and the Lenders or any one of them.

Test Period shall for the purposes of the calculation of the Portfolio ICR Ratio mean the forecast period of twelve (12) months beginning on the relevant Calculation Date.

Interest Period shall mean any period between two (2) Interest Payment Dates that serves as a basis for the calculation of the interest payable on the Facility (for the purposes of such calculation, the first date shall be inclusive and the second date shall be exclusive), determined in accordance with the terms of Clause 7.2. (Determination of Interest Periods).

Drawdown Period shall mean the period during which a Drawdown of the Borrower III Acquisition Sub-Tranche may be made, namely the period beginning on the Signing Date and ending on the date falling two (2) months after the Signing Date, namely 28 February 2015.

Portfolio shall mean all the Properties belonging to the Borrowers.

Qualifying Lender shall have the meaning given to such term in Clause 11(Tax).

Original Lender shall mean DEUTSCHE PFANDBRIEFBANK AG, as identified in the list of parties to the Agreement.

Lenders shall mean: (i) on the Signing Date the Original Lender; and (ii) after such date the Original Lender and any other lending entity to which the Original Lender or any Lender assigns all or part of its receivables under the Facility in accordance with the conditions of Clause 17(Benefit).

Subordinated Lenders shall mean the Majority Shareholder in its capacity as lender pursuant to the Original Subordinated Loans and any other creditor of the Borrowers pursuant to any Subordinated Loan who prior to the availability of the funds and/or any assignment of a receivable pursuant thereto has acceded to the Subordination Agreement.

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Subordinated Loans shall mean the Original Subordinated Loans and any other intragroup loans and/or shareholder current account advances and/or other advances, including any subscription for bonds, in any form whatsoever, which are or may be granted by a Subordinated Lender to a Borrower and which are (as with the Original Subordinated Loans) subordinated in terms of the payment and repayment of principal, capital, interest and ancillary amounts under the Facility, in accordance with the conditions of the Agreement and the Subordination Agreement, and the receivables pursuant thereto shall constitute the subject-matter of a Receivables Pledge in accordance with the same terms and conditions as the Receivables Pledge granted on the Signing Date pursuant to Clause 12.6., and Subordinated Loan shall mean any one of them.

The Subordinated Loans shall not be secured and shall stipulate a final repayment date falling at least six (6) months after the Final Repayment Date.

Original Subordinated Loans shall have the meaning given to such term in paragraph D of the Recitals.

Lien shall mean any security interest in rem over moveable or immovable property, any personal surety, any guarantee, assignment as security, title retention clause, right of retention or any other security of any nature whatsoever or any other right granting an entitlement to prioritised payment pursuant to an obligation of any person (including inter alia a transfer of title on a fiduciary basis and/or any arrangements granting a right of retention or producing similar effects).

Insolvency Procedure shall in relation to a company mean that:

a)	such company has admitted in writing that it is unable to pay all or a substantial part of its debts as they become payable;

b)	such company has suspended payments within the meaning of Article L.631-1 of the French Commercial Code;

c)	either at its own initiative or at the initiative of a third party (other than the Agent and the Lenders): (i) such company suspends payments or imposes a moratorium on any indebtedness or constitutes the subject-matter of an agreement rescheduling its Indebtedness) or an amicable liquidation or winding-up; (ii) such company constitutes the subject-matter of a conciliation procedure within the meaning of Article L.611-4 of the French Commercial Code; (iii) such company constitutes the subject-matter of a petition seeking the appointment of a mandataire ad hoc, as provided for by Article L.611-3 of the French Commercial Code; (iv) a mandataire ad hoc is appointed for such company, as provided for by Article L.611-3 of the French Commercial Code; (v) such company constitutes the subject-matter of an accelerated safeguard procedure or financial safeguard procedure pursuant to Book VI of the French Commercial Code; (vi) such company constitutes the subject-matter of a judicial reorganisation or judicial liquidation order or a plan involving the total or partial sale of its undertaking pursuant to Title II of Book VI of the French Commercial Code;

d)	such company has suspended its business, on a voluntary or involuntary basis;

e)	such company has transferred by way of payment a substantial part of its capital assets to its creditors;

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f)	in the context of a warning procedure a general meeting of the shareholders of such company has been called in accordance with the provisions of Articles L. 234-1, L. 234-2 or L 612-3 of the French Commercial Code, as the case may be; or

g)	such company implements any measure or constitutes the subject-matter of a procedure or order that produces effects similar to those produced by any measure, procedure or order referred to in paragraphs (a), (b), (c), (d), (e) and (f) above.

Net Sale Proceeds shall mean, in the event of (i) a sale of a Property (in whole or in part) or (ii) a sale of the securities comprising the share capital of a Borrower (in whole or in part), the entirety of the net proceeds of such sale, less (in the following order): (a) any amount owed by the vendor in respect of any tax payable on the gains made on the sale of the Property or securities, as the case may be; (b) any VAT (if applicable); (c) provided that these are duly evidenced, the remuneration of the notary, any reasonable costs and expenditure associated with the sale (including in particular any registration duties, land registration tax and costs associated with the release of any security interests in rem).

Rueil Call Option shall have the meaning given to such term in Paragraph (B)1 of the Recitals.

Allocated Share shall mean the portion of the Facility (comprised of the Acquisition Tranche and the VAT Tranche) which is allocated to a Borrower on the Signing Date or may be allocated to a Borrower in accordance with the provisions of Clause 2.1

Allocated Acquisition Share shall mean the portion of the Acquisition Tranche which is allocated to a Borrower on the Signing Date or may be allocated to a Borrower in accordance with the provisions of Clause 2.1.

Expert Report shall mean: (i) on the Signing Date, the Original Expert Report: and (ii) after the Signing Date, any real estate expert report produced by an Expert instructed by the Agent to determine the Market Value of the Properties, it being agreed that any Expert Report must:

-	be completed by 31 December in each year and delivered on 15 January in each year (with effect from 15 January 2015 until the Final Repayment Date of the Facility) or on any other date stipulated in accordance with the terms of this Agreement, using the same methodology as that applied to produce the Original Expert Report (in particular in terms of the conditions in accordance with which and the assumptions on the basis of which the Properties were valued by the Arranger for the purposes of producing such report), or using any other methodology that any Lender may be required to apply pursuant to any applicable law, regulations or in-house procedure;

-	in addition determine the reinstatement value of the Properties, as well as the land value and the estimated rental value of the Properties; and

-	be produced for the attention of the Agent (with a direct benefit clause in favour of the Lenders and, if the Representative of the Borrowers so requests, the Borrowers).

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Original Expert Report shall mean the expert report dated 14 November 2014 and produced by DTZ, the expert instructed by the Arranger at the expense of the Borrowers, and delivered on the Signing Date to the Agent, which determines: (i) the Market Value of the Properties; (ii) the value of the Properties determined in light of the sustainable long-term characteristics of the Properties, standard and local market conditions and the net revenues that may be generated on a recurrent basis by an owner in the context of the standard management of such Properties, in accordance with the criteria stipulated by the BelWertV (“Beleihungswertermittlungsverordnung” or the German “Pfandbrief” regulations) and by the Agent; and (iii) the reinstatement value of the Properties, as well as the land value and the estimated rental value of the Properties.

Portfolio ICR Ratio shall mean the ratio, expressed as a percentage and calculated by the Representative of the Borrowers on each relevant Calculation Date (with such calculation having to be duly justified in a manner satisfactory to the Agent by the Representative of the Borrowers) of: (a) the Net Rental Revenues of the Borrowers for the Test Period corresponding to such Calculation Date on the one hand; to (b) the Finance Costs that are paid or are payable over such same period on the other hand.

LTV Ratio shall on a given Calculation Date mean the ratio, expressed as a percentage and calculated by the Representative of the Borrowers on behalf of the Borrowers (with such calculation having to be duly justified in a manner satisfactory to the Agent by the Representative of the Borrowers) of: (a) the Outstanding Amount of the principal of the Allocated Acquisition Share of such Borrower; to (b) the Market Value of the Property belonging to it on such date, as determined by the Expert in the latest Expert Report delivered to the Agent.

Portfolio LTV Ratio shall on a given Calculation Date mean the ratio, expressed as a percentage and calculated by the Representative of the Borrowers (with such calculation having to be duly justified in a manner satisfactory to the Agent by the Representative of the Borrowers) of: (a) the Outstanding Amount of the principal of the Acquisition Tranche; to (b) the Market Value of the Properties, as determined by the Expert in the latest Expert Report delivered to the Agent.

Financial Ratios shall mean the LTV Ratio, the Portfolio LTV Ratio and the Portfolio ICR Ratio.

Residual Net Sale Proceeds shall in relation to each Borrower mean the Net Sale Proceeds, less any sums owed to the Finance Parties by the relevant Borrower pursuant to the Outstanding Amount of its Allocated Acquisition Share (including any interest, default interest, penalty and Break Costs) and any sums paid pursuant to the Hedging Agreement or any other sum owed pursuant to the Finance Documents.

Representative of the Borrowers the Majority Shareholder acting in the name and on behalf of the Borrowers in accordance with the provisions of Clause 24 (Appointment of the Representative of the Borrowers).

Environmental Liability shall mean any liability of the Borrowers (or any one of the Borrowers) with regard to any person on the basis of or in connection with any Environmental Legislation with which the Borrowers (or any one of the Borrowers) have not complied, that is incurred as the result of an enforceable decision handed down by any competent authority.

FATCA Tax Deduction shall mean a deduction or withholding pursuant to FATCA from any payment pursuant to a Finance Document.

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Net Rental Revenues shall mean, for the purposes of calculating the Portfolio ICR Ratio during any Test Period corresponding to the relevant Calculation Date, the amount of the Rents (excluding taxes and charges) to be collected pursuant to the signed Leases by the Borrowers over the course of the relevant Test Period, less any Operating Expenditure (other than recoverable VAT) that cannot be reinvoiced to the Tenants and is payable by the Borrowers in respect of such same period, in accordance with the latest Budget delivered to the Agent on behalf of the Lenders, it being specified that:

a)	as the case may be, any insurance proceeds that may be received by the Borrowers or the Lenders pursuant to any “loss of rents” or “operating losses” insurance policy taken out by them, shall be assimilated to rents to be collected, provided that the Borrowers have evidenced to the Agent, prior to the relevant Calculation Date, that the relevant insurance company has confirmed in writing the entitlement of the relevant Borrowers to such insurance proceeds and, in the case of “operating losses” insurance proceeds alone, provided that the Tenants are required to pay these to the Borrowers;

b)	the Rents payable pursuant to each Lease in respect of which a termination notice has been served on the relevant Calculation Date shall be taken into account until the effective date of such notice;

c)	in the case of the Rents payable under each Lease that may constitute the subject-matter of a termination notice or which a Tenant has is entitled terminate during the relevant Test Period, such termination notice or such right to terminate shall be deemed to have been exercised within the statutory periods (in the absence of written confirmation from the relevant Tenant that it intends not to serve a termination notice or exercise such right to terminate), and the Rents under the relevant Lease shall only be taken into account until the first possible effective date of the termination notice or the right to terminate the lease early;

d)	Rents of which the payment is delayed or of which an amount has been outstanding for more than three (3) months on the relevant Calculation Date shall not be taken into account (up to the unpaid amount of the Rents, as the case may be) for the entire period of twelve months referred to above;

e)	Rents subject to a rent-free period shall not be taken into account for the duration of such rent-free period;

f)	only Rents payable pursuant to a non-contingent Lease that is not subject to any conditions precedent not yet satisfied (or not yet waived) shall be taken into account on the relevant Calculation Date;

g)	the Rents payable under any Lease of which the sole pre-condition to its entry into force is the expiry of a given term shall be taken into account with effect from the date on which the Tenant is required to pay such Rents;

h)	any sums paid by way of security deposits or sureties, as the case may be, shall not be taken into account;

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i)	no indexation of Rents shall be taken into account, save for statutory indexations or express contractual indexations, to the extent that, in each such case, the information making it possible to apply such indexation is known on the relevant Calculation Date.

Revenues shall in relation to each Borrower mean: (a) all its revenues related the Properties owned by it, including but without limitation the sums that are and may be received from Tenants pursuant to the Leases, any third party pursuant to any payment guarantee (excluding security deposits), insurance companies by way of Loss of Rents Insurance Proceeds, and any sums that may be received pursuant to an administrative or judicial or decision or an arbitral award; and (b) any indemnities that the relevant Borrower may receive on account of its title to or ownership of its Assets (in particular in the context of an expropriation or requisition procedure).

Group Company shall mean the Investor, the Shareholders, the Borrowers and any Affiliate of the Investor who grants a loan or an advance to the Majority Shareholder.

Borrower III Acquisition Sub-Tranche shall have the meaning given to such term in Clause 2.1

Over-Amortisation shall in relation to the Mandatory Partial Prepayment Event referred to in Clause 5.2.1.1 mean an amount equal to the greater of the following two amounts:

(A)	an amount corresponding to 20% of the Outstanding Amount of the Allocated Acquisition Share of the Borrower whose Property (or shares) is (or are) sold in full or in part; or

(B)	an amount corresponding to 65% of the Residual Net Sale Proceeds of the relevant Property (or the relevant shares).

Security Interests shall mean any security interests and guarantees granted by the Investor, the Shareholders, the Borrowers or any third party to the Agent, the Security Agent and the Lenders (or certain of them) as security for the relevant Secured Obligations, and inter alia the Security Interests In Rem, the Receivables Assignments, the Insurance Delegations, the Receivables Pledge, the Representative of the Borrowers Share Pledges, the Share Pledges, the Cash Pledges, the Bank Account Pledges and the Representative of the Borrowers Surety, and Security Interest shall mean any one of them.

Security Interests In Rem shall mean any security interests in rem, namely subrogations in vendor liens and/or lender liens, and any contractual mortgages granted by each Borrower over the Properties, as security for the relevant Secured Obligations, and which must be granted in accordance with the provisions of Clause 12.1 (Security Interests In Rem).

Bank Levy shall mean the systemic risk bank levy referred to in Article 235 ter ZE of the French General Tax Code, the UK bank levy applied in accordance with the provisions of Section 73 of Schedule 19 to the United Kingdom Finance Act 2011, the German bank levy applied in accordance with the provisions of the “Restructurierungsfondgesetz 2010” (as amended) and any other levy that corresponds or may be assimilated to the bank levy within the meaning of the joint statement by the French, German and UK governments of 22 June 2010 imposed or applied in any other jurisdiction.

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Reference Rate shall mean:

a)	in the case of a three-month Interest Period, the three-month EURIBOR; and

b)	in the case of any Interest Period with a duration in excess of three (3) months, the EURIBOR applicable to the duration of such period or, if a EURIBOR does not exist for such period, a EURIBOR calculated by means of a linear interpolation between the EURIBOR available for the shorter period closest in length to the relevant period and the EURIBOR available for the longer period closest in length to the relevant period;

c)	in the case any Interest Period with a duration of less than three (3) months, the EURIBOR applicable to the duration of such period or, if a EURIBOR does not exist for such period, a EURIBOR calculated by means of a linear interpolation between the EURIBOR available for the shorter period closest in length to the relevant period and the EURIBOR available for the longer period closest in length to the relevant period.

Interest Rate shall mean the annual rate corresponding to the sum of the Reference Rate, the applicable Margin and any Mandatory Costs, as the case may be.

Accounts Bank shall mean Société Générale, in its capacity as the custodian of the Operating Accounts and the Pooling Account.

Drawdown shall mean the amount made available the Borrower pursuant to the Borrower III Acquisition Sub-Tranche, in accordance with the conditions of Clause 2.4

Acquisition Tranche shall have the meaning given to such term in Clause 2.1 of the Agreement.

VAT Tranche shall have the meaning given to such term in Clause 2.1 of the Agreement.

VAT shall mean any tax payable pursuant to Council Directive (EC) of 28 November 2006 on the common system of value-added tax (Directive 2006/112/EC) or any other tax of a similar nature payable in a Member State of the European Union or elsewhere, as a replacement for or supplement to such tax.

Market Value shall mean the market value of the Properties (excluding duties, costs and taxes), as calculated in the latest Expert Report delivered to the Agent in accordance with the terms of the Agreement, as such value is determined by the Expert.

1.2	Interpretation

a)	The headings of Clauses (including paragraphs) and the table of contents have been included for ease of reference only and may not be taken into account when interpreting the Agreement.

b)	In accordance with the terms of the Agreement and unless the context requires otherwise:

(i) references to recitals, Clauses, paragraphs and Schedules shall be interpreted as references to the recitals, clauses, paragraphs and schedules of the Agreement, and references to the Agreement shall include its recitals and schedules;

(ii) words used in the plural shall be construed as also denoting the singular, and vice versa;

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(iii) any reference to a time of day, in the absence of a specific contrary stipulation, shall be references to Paris time;

(iv) any reference to a month shall be a reference to a period beginning on a day in one calendar month and ending on the numerically corresponding day in the following calendar month, or, if there is no numerically corresponding day in the following calendar month, to a period ending on the final day of the following calendar month;

(v) any reference to a day or a date shall be a reference to: (x) the relevant day or date, if such day or date is a Business Day; or (y) if such day or such date is not a Business Day, the day determined in accordance with the provisions of Clause 10.2(Non-Business Day);

(vi) any reference to a person shall also be a reference to its successive transferees, successors and assigns or beneficiaries pursuant to any merger, demerger or partial asset contribution; and

(vii) any reference to a document shall be a reference to such document as amended, replaced or supplemented.

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2.	THE FACILITY

2.1	Amount

The Original Lender shall grant to the Borrowers, in accordance with the terms and conditions hereof, the Facility in the maximum amount of FIFTY-FIVE MILLION THOUSAND EUROS (€55,000,000), which the Borrowers hereby accept.

The Facility shall be broken down as follows:

-	an amount of EIGHT MILLION THREE HUNDRED THOUSAND EURO (€8,300,000) made available to Borrower I, in accordance with the terms and conditions of Clause 2.3

-	an amount of FIVE MILLION EIGHT HUNDRED THOUSAND EURO (€5,800,000) made available to Borrower II, in accordance with the terms and conditions of Clause 2.3

-	an amount of THIRTY-FIVE MILLION NINE HUNDRED THOUSAND EURO (€35,900,000) made available to Borrower III, in accordance with the terms and conditions of Clause 2.3 (the Borrower III Acquisition Sub-Tranche);

2.2	Purpose

The Acquisition Tranche is to be used to finance the pre-tax acquisition price of the Properties in the amount of the sub-tranche referred to in Clause 2.1 (i) for each Property.

The VAT Tranche is to be used to finance the VAT payable on the post-tax acquisition prices of the Bordeaux Property and the Marseille Property, in the amount of the sub-tranche referred to in Clause 2.1 (ii) for each one of such Properties.

It is specified that neither the Agent nor the Lenders shall have any obligation to verify the use of the funds by the Borrowers and shall incur no liability in such regard. The Agent may however confirm such use at any time, and the Borrowers undertake to provide to the Agent, when requested to do so by the latter, any documentary evidence required in such regard that has not already been provided to the Agent in accordance with the other provisions of the Agreement.

Pursuant to the Money Laundering Legislation, the Borrowers represent that they are contracting the Facility on their own behalf.

2.3	Availability of the Facility on the Signing Date (save for the Borrower III Acquisition Sub-Tranche)

Taking into account the satisfaction of all the conditions precedent set out in Clause 4.1 prior to or on the Signing Date, the Original Lender shall on the date hereof make available to Borrower I and Borrower II, with each of them acting as far as it alone is concerned, as recorded in the books of the undersigned and participating Notaries, the entirety of their Allocated Share.

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In order to receive its Allocated Share (the Acquisition Tranche and the VAT Tranche), each of Borrower I and Borrower II delivered to the Original Lender at least five (5) Business Days before the Signing Date a Funds Reservation Letter.

2.4	Availability of the Borrower III Acquisition Sub-Tranche

Subject to the satisfaction of all the conditions precedent referred to in Clauses 4 and subject to compliance by each Borrower with all its obligations pursuant to the Agreement on the relevant date, Borrower III may request that the Lenders make available the Borrower III Acquisition Sub-Tranche in a single drawdown, in accordance with the terms and conditions below.

(a)	Drawdown Period

Borrower III may make a single Drawdown of the Borrower III Acquisition Sub-Tranche during the Drawdown Period on the Rueil Acquisition Date.

The undrawn amount of the Acquisition Sub-Tranche on the expiry of the Drawdown Period shall be cancelled and may not constitute the subject-matter of any subsequent Drawdowns, with the commitment of the Lenders under the Facility being then definitively reduced by such amount.

(b)	Amount of the Drawdown

The Drawdown of the Borrower III Acquisition Sub-Tranche must be made in its maximum amount, namely THIRTY-FIVE MILLION FIVE HUNDRED THOUSAND EUROS (€35,500,000).

(c)	Drawdown Notice

In order to receive the Drawdown of the Borrower III Acquisition Sub-Tranche, Borrower III/the Representative of the Borrowers, acting on behalf of Borrower III shall submit a Drawdown Notice to the Agent at least five (5) Business Days prior to the date of the relevant Drawdown.

The Drawdown Notice, in order to validly bind the Agent and the Lenders, must be served in the form annexed hereto as Schedule 2-B. A Drawdown Notice that does not contain the information stipulated by the form of Drawdown Notice referred to above may in no circumstances result in the Drawdown of the Borrower III Acquisition Sub-Tranche.

The Drawdown of the Borrower III Acquisition Sub-Tranche shall be deemed to constitute the Borrowers’ repetition of the representations and warranties set out Clause 13.

2.5	Term

Without prejudice to the provisions of Clauses 5.2(Mandatory prepayments), 5.3 (Voluntary prepayment) and 15 (Acceleration), the Facility (excluding the VAT Tranche, which shall be cancelled on the VAT Final Repayment Date) shall be granted for a term of five (5) years expiring on the Final Repayment Date, namely 29 December 2019.

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3.	obligations of the parties

3.1	Obligations of the Lenders

3.1.1	Substance of the obligations of the Lenders

Subject to the terms and conditions of the Agreement and in particular the satisfaction of all the conditions precedent set out in Clause 4(Conditions precedent) and in consideration of the representations made and warranties given by the Borrowers and the Shareholders and the obligations assumed by each one of them in accordance with the terms of the Finance Documents, the Original Lender undertakes to make the principal of the Facility available to the Borrowers: (i) on the Signing Date in the case of Borrower I and Borrower II; and (ii) during the Drawdown Period in the case of Borrower III.

The Agent shall keep an account of the sums lent, the sums owed and the amounts paid to the Lenders pursuant to the Agreement. Such account recording the sums lent by the Lenders in accordance with the terms of the Agreement may in no circumstances be deemed to constitute or be related to any current account held with the Borrowers.

3.1.2	No joint and several liability of the Lenders

The obligations of each one of the Lenders in accordance with the terms of the Agreement and the other Finance Documents to which they are parties shall be joint and not several or divisible; no Lender shall be liable for the obligations of another Lender in accordance with the terms of the Agreement and the other Finance Documents to which they are parties; the default of one Finance Party in the context of the performance of its obligations shall not release any other Finance Party from any one of its obligations or undertakings pursuant to the Agreement and the other Finance Documents to which it is a party; neither the Agent nor the Security Agent shall be liable for the obligations of any Lender pursuant to the Agreement and the other Finance Documents to which they are parties (save for their own obligations, as the case may be, in their capacity as Lender).

3.1.3	Separate rights

Irrespective of any other provision of the Agreement (but without prejudice to the provisions of the Finance Documents which make any action or decision subject to a Decision of the Lenders and which stipulate the representation of the Lenders by the Security Agent or the Agent in the context of any legal action to be brought pursuant to the Finance Documents), the prerogatives of the Agent and the Lenders shall be separate and the amounts payable to the latter shall constitute separate and independent receivables.

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3.2	Obligations of the Borrowers

3.2.1	Unconditional obligations of the Borrowers

The obligations of the Borrowers pursuant to the Finance Documents shall be irrevocable and unconditional in accordance with the terms and conditions of the Finance Documents. The default of any one of the Finance Parties in the context of the performance of its obligations shall not release the Borrowers from their respective obligations or undertakings with regard to the other Finance Parties pursuant to the Agreement and the other Finance Documents to which they are parties.

Each Borrower acknowledges that any approval or consent given pursuant to the Agreement by the Original Lender in relation to the putting in place of the Facility or the Finance Documents shall not constitute a representation or warranty of the Original Lender, the Agent, the Security Agent or a Lender as to the appropriateness or effectiveness of such documents or the consideration offered by each Borrower pursuant to the transaction contemplated thereby or an assessment of the commercial benefit for the Borrowers of being parties to the Finance Documents.

3.2.2	Joint and several liability between the Borrowers in the event of a direct or indirect sale of a Property

3.2.2.1	Principle and restrictions

(A)	The obligations of the Borrowers pursuant to the Finance Documents shall be joint and several within the meaning of Article 1200 of the French Civil Code, it being however specified that such joint and several liability may only be invoked in accordance with the terms and subject to the restrictions of this Clause and those set out in the Subordination Agreement.

(B)	Each Borrower shall be bound by the direct joint and several liability existing between the Borrowers, pursuant to the Agreement, in the event of a direct or indirect sale of a Property (that is to say including in the event of a sale of its shares), up to a cap corresponding to seventy per cent (70%) of the Residual Net Sale Proceeds, after the payment and repayment by the relevant Borrower of all the sums payable to the Agent, the Security Agent and the Lenders pursuant to its Allocated Acquisition Share (the Joint and Several Liability Maximum Amount).

(C)	If, on the date of a direct or indirect sale of a Property by a Borrower (that is to say including in the event of a sale of its shares, irrespective of whether such sale occurs when the Borrower is solvent or is involved in an Insolvency Procedure), any sum is due and payable and unpaid under the Facility, then the relevant Borrower or, as the case may be, the Representative of the Borrowers on behalf of the relevant Borrower or Borrowers(s), shall, concomitantly with receipt of the Net Sale Proceeds, pay the Joint and Several Liability Maximum Amount (subject however to a cap corresponding to the sums that are due and payable and unpaid by the other Borrowers) in the form of an advance granted pursuant to the Cash-Pooling Agreement, with it being incumbent upon the Representative of the Borrowers, the holder of the Pooling Account, to concomitantly contribute, by way of a Subordinated Loan, Equity in the same amount to the defaulting Borrower(s), so as to make it possible for it or them to comply with their payment obligations pursuant to the Agreement in accordance with the terms of the Subordination Agreement, in compliance with the provisions of Clause 3.2.2.2.

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(D)	Accordingly, each Borrower shall be jointly and severally liable for the payment and repayment of any sums that may be payable by another Borrower pursuant to the Finance Documents, up to the Joint and Several Liability Maximum Amount, it being however specified that if any sum is due and payable and unpaid under the Facility by it or any other Borrower, the liability of a Borrower bound by the joint and several liability under the Facility may only be invoked after such Borrower has paid and repaid its own Secured Obligations that are due and payable.

(E)	Such joint and several liability shall come to an end as between a Borrower affected by any one of the events below and the remaining Borrowers who, as the case may be, remain bound by the Finance Documents:

(i)	in the event of a sale by a Borrower of its Property or in the event of a sale of the securities in the relevant Borrower, followed by the repayment of the sums owed pursuant to Clause 5.2.1 (Mandatory partial prepayments) of the Agreement, including any Over-Amortisation, provided however that following such repayment, no amount that is due and payable by it pursuant to the Agreement remains unpaid;

(ii)	on the occurrence of an insured event, requisition or expropriation affecting the Property of a Borrower followed by the repayment in full of the Outstanding Amount of the relevant Allocated Acquisition Share;

(iii)	on the occurrence of a Property Acceleration Event followed by the repayment in full of the Outstanding Amount of the relevant Allocated Acquisition Share; or

(iv)	on the date on which all the other sums owed to the Agent, the Security Agent and the Lenders pursuant to the relevant Allocated Share are paid and repaid in full;

In the circumstances described in paragraphs (i) to (iv), the relevant Borrower shall no longer be deemed a Party to the Finance Documents.

3.2.2.2	Relationship between the Borrowers in the event of the activation of the joint and several liability

In the circumstances described in Clause 3.2.2.1. (C), the sums so distributed by a Borrower pursuant to the Cash-Pooling Agreement shall each year bear interest at the maximum tax-deductible rate.

The Representative of the Borrowers undertakes to keep an account at all times of any mutual debts and receivables that may exist between the Borrowers as a result of such joint and several liability.

Throughout the term of the Agreement and in any event until the repayment in full of the amounts representing principal, interest, fees, penalties, costs and ancillary amounts under the Facility, each Borrower shall refrain from exercising any remedy whatsoever against another Borrower in connection with sums distributed pursuant to the provisions of Clause 3.2.2.1.(C).

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3.2.3	Indirect joint and several liability of the Borrowers in respect of Excess Cash

(A)	In the context of the provisions of clause 2.5 of the Subordination Agreement, each Borrower undertakes to make, when first requested to do so, any Distribution to its Majority Shareholder up to the amount of its Excess Cash, so that such Distribution may be concomitantly contributed in the form of Equity to the defaulting Borrower(s), in order to make it possible for them to meet their payment obligations pursuant to the Agreement and the Finance Documents.

(B)	Without prejudice to paragraph (A), it is to the extent required specified that no Borrower shall be bound by any obligation to directly pay its Excess Cash to another Borrower or the Lenders in order to make it possible for such other Borrower to comply with its obligations pursuant to this Agreement.

3.2.4	Provisions common to the direct and indirect joint and several liability of the Borrowers.

To the extent required it is specified that the obligations referred to in this 3.2 shall not take effect until the Rueil Acquisition Date: (i) in the case of the obligations of Borrower I and Borrower II with regard to Borrower III; and (ii) in the case of Borrower III with regard to Borrower I and Borrower II.

4.	Conditions Precedent

4.1	Signature of the Agreement and availability of the Facility (save for the Borrower III Acquisition Sub-Tranche)

The obligation incumbent upon the Agent and the Original Lender to sign the Agreement and the obligation incumbent upon the Original Lender to make the Facility (save for the Borrower III Acquisition Sub-Tranche) available to Borrower I and Borrower II on the Signing Date shall be subject to the definitive prior or concomitant satisfaction of all the conditions listed in Schedule 3-A, which must be satisfactory in both form and substance to the Agent.

4.2	Availability of the Borrower III Acquisition Sub-Tranche

The obligation incumbent upon the Agent and the Lenders to make the Borrower III Acquisition Sub-Tranche available to Borrower IIII shall be subject to the definitive prior or concomitant satisfaction of all the conditions listed in Schedule 3-B, which must be satisfactory in both form and substance to the Agent (in the absence of an express waiver given by the latter).

4.3	Common conditions

The signature of the Agreement and the obligation of the Original Lender to make available to each Borrower its Allocated Share under the Facility shall in addition be subject on the Signing Date (in the case of the Allocated Shares of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of the Allocated Share of Borrower III) to the definitive prior or concomitant satisfaction of all the following conditions:

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a)	Fees / costs: the fees stipulated by Clause 8. (Fees) and the costs associated with putting in place the financing referred to in Clause 20. (Costs, expenditure and registration) payable on the Signing Date (to the extent that such costs have been duly invoiced and the invoices have been sent to the Borrowers prior to the Signing Date) are paid irrevocably and in full prior to or on such date; and

b)	No Acceleration Event: no Potential General Acceleration Event, Potential Property Acceleration Event, General Acceleration Event or Property Acceleration Event or Material Adverse Event has occurred or subsists and shall not occur as a result of the signature of the Agreement or the grant of the relevant Allocated Share.

5.	Repayment of the facility

5.1	Scheduled repayment

Subject to the provisions of Clauses 5.2 (Mandatory prepayments), 5.3 (Voluntary prepayment) and 15. (Acceleration), the Outstanding Amount of the Facility, plus any other sums owed pursuant to the Finance Documents, must be repaid in full by each Borrower up to the Outstanding Amount of its Allocated Share, no later than the Final Repayment Date.

5.1.1	Acquisition Tranche

Subject to the provisions of Clauses 5.2 (Mandatory prepayments), 5.3 (Voluntary prepayment) and 15. (Acceleration), the Outstanding Amount of the Acquisition Tranche (plus any other sums owed pursuant to the Finance Documents) must be repaid in full on the Acquisition Tranche Final Repayment Date.

5.1.2	VAT Tranche

Subject to the provisions of Clauses 5.2 (Mandatory prepayments), 5.3 (Voluntary prepayment) and15. (Acceleration), the Outstanding Amount of the VAT Tranche must be repaid as and when refunds are made by the Public Treasury pursuant to applications for VAT refunds submitted by the relevant Borrowers and, in any event, must be repaid in full no later than the VAT Tranche Final Repayment Date, using, where necessary, Equity made available to Borrower I and/or Borrower II.

It is specified that any VAT refund made by the Public Treasury and paid directly into the Agent Account on account of the Receivables Assignment covering VAT receivables, shall immediately reduce by a corresponding amount the Outstanding Amount of the VAT Tranche.

Save for those VAT refunds made by the Public Treasury to the Agent on an Interest Payment Date (which shall be allocated on the very same day by the Agent to repay the Outstanding Amount of the VAT Tranche), any VAT refunds made by the Public Treasury and paid to the Agent pursuant to the relevant Receivables Assignment shall be credited to the Agent Account and allocated in the form of a Cash Pledge to the Lenders until the following Interest Payment Date, in accordance with the terms and conditions of Clause 5.7. (Terms and conditions common to prepayments).

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In addition, the Outstanding Amount of the VAT Tranche must be immediately repaid by the relevant Borrower in the amount of any VAT received by it on Rents and on any other Revenues of such Borrower in connection with the operation of the Property belonging to it and which the Borrower may legally and immediately set off against a deductible VAT credit.

5.2	Mandatory prepayments

5.2.1	Mandatory partial prepayments

5.2.1.1	In the event of the direct or indirect sale of a Property

(A)	Provided that the relevant sale is a Permitted Sale (if it is not, the Lenders shall not be obliged to release the relevant Security Interests) and subject to the provisions of Clause 5.2.2 (Mandatory prepayment of the Facility in full) below, in the event of a direct or indirect sale of one or more Properties, including in the event of a direct or indirect sale of the shares comprising the share capital of any one of the Borrowers:

c)	the Outstanding Amount of the Allocated Acquisition Share of the Borrower whose Property is sold or whose shares are sold must be repaid in full by the relevant Borrower; and

d)	the Outstanding Amount of the principal under the Facility must be repaid by the other Borrowers (or by the Representative of the Borrowers on their behalf) in a total amount corresponding to the applicable Over-Amortisation (with each other Borrower being obliged to pay the share of the Over-Amortisation allocated to it in accordance with paragraph (C) below).

(B)	The repayment the relevant Allocated Acquisition Share, the payment of the Prepayment Fee (as the case may be) and the Over-Amortisation referred to in paragraph (A) above shall take place concomitantly with the transfer of title to the relevant Property or the relevant shares and shall be made out of the relevant Net Sale Proceeds and, as the case may be, the Excess Cash of the relevant Borrower and/or any supplementary Equity on the date of relevant sale.

(C)	The Over-Amortisation shall be allocated to repay the Outstanding Amount of the principal of each Allocated Acquisition Share and shall be allocated between the relevant Borrowers in proportion to the share represented by the Outstanding Amount of the principal of their respective Allocated Acquisition Shares in the Outstanding Amount of the principal of the Acquisition Tranche.

(D)	Within a period of five (5) Business Days from the date of the request of the relevant Borrower, the Agent, acting on behalf of the Lenders, shall provide it with an agreement releasing the Security Interests granted by such Borrower and the Security Interest over the shares comprising its share capital. Such agreement shall stipulate the precise amount of the sums to be repaid and shall be subject to the payment of the sums owed on the signing date of the relevant deed of sale.

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(E)	The Agent, acting on behalf of the Lenders, undertakes in addition to execute a deed recording the definitive release of the Security Interests granted by the relevant Borrower and the Security Interest over the shares comprising its share capital, in consideration for the repayment of the sums referred to in paragraph (A) above and the payment by the relevant Borrower of any sums due and payable in respect of the Allocated Share of the relevant Borrower pursuant to the Finance Documents.

5.2.1.2	On the occurrence of a Property Acceleration Event

A)	On the occurrence of a Property Acceleration Event, the Outstanding Amount of the Allocated Acquisition Share of the Borrower who is the owner of the affected Property must be repaid in full by such Borrower.

B)	Subject to the provisions of Clause 5.7. (Provisions common to repayments), the repayment referred to in paragraph (A) above shall be made within a period of five (5) Business Days from the notification by the Agent of the relevant Property Acceleration Event to the Representative of the Borrowers.

C)	For all intents and purposes, it is specified that the release of the Security Interests (including those granted over the securities of a Borrower who repays in full the Outstanding Amount of its Allocated Share) may only take place concomitantly with the repayments referred to above and the payment of any sums due and payable by the relevant Borrower pursuant to the Finance Documents.

5.2.1.3	On the occurrence of an insured event affecting a Property

(A)	Total insured event

On the occurrence of an insured event (x) causing the total destruction of a Property or (y) resulting in the termination of a Lease,14 the Borrower who is the owner of such Property undertakes to prepay the Outstanding Amount of its Allocated Share.

Such repayment shall take place on the date of the payment of the insurance proceeds payable pursuant to the all risks section of the insurance policies covering all or part of the relevant Property (it being specified that if the amount of the insurance proceeds received that is allocated to make the required repayment does not allow the repayment the Outstanding Amount of its Allocated Share in the entire amount referred to above at the latest one hundred and eighty (180) calendar days from the date of the occurrence of the insured event or on the Final Repayment Date, if earlier, the relevant Borrower shall be required to repay immediately the balance of such amount using Equity).

(B)	Material partial insured event

On the occurrence of an insured event other than those referred to in paragraph (A) above resulting in a payment of insurance proceeds to the relevant Borrower in an amount of at least TWO HUNDRED THOUSAND EUROS (€200,000), the Borrower undertakes to prepay the Outstanding Amount of its Allocated Share, insofar as the Borrower:

14 Subject to a review of the Leases (insured events clause).

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(i)	has not delivered and notified to the Agent within a period of ninety (90) calendar days from the occurrence of the insured event:

-	a certificate issued by the relevant insurance company confirming that the insurance proceeds to be paid pursuant to the insurance policy in force (containing an all risks section and loss of rents cover for a period of 36 months) shall be equal to the reinstatement value or, as the case may be, the reconstruction value, less any loss retention amounts applicable to the insurance policy in force, and less, as the case may be, any amount resulting from the application of a dilapidation coefficient for the relevant Property, and accordingly that the insurance proceeds to be received pursuant to the relevant policy, plus, as the case may be, any Equity necessary (duly evidenced to the Agent), shall cover the cost of the repair/reconstruction works necessary to remedy the insured event; and

-	its decision to allocate the aforementioned insurance proceeds to remedy the insured event; and

-	in the event of a decision to allocate the aforementioned insurance proceeds to remedy the insured event, satisfactory documentary evidence of the contribution to it of sufficient Equity to compensate for the application of the aforementioned dilapidation coefficient (insofar as one is applicable), attaching a certificate issued by a firm of architects of good reputation confirming that the works to be undertaken to remedy the insured event are capable of being completed, in the absence of force majeure and subject to the grant of the required administrative authorisations, if any are necessary: (x) within a period of thirty (30) months from the date of the occurrence of the insured event; or (y) one hundred and eighty (180) calendar days before the Final Repayment Date, if earlier;

(ii)	has not evidenced to the Agent within a period of one hundred and eighty (180) calendar days from the occurrence of the insured event that it has filed the required Administrative Authorisations;

(iii)	has not delivered to the Agent immediately upon its grant any Administrative Authorisation relating to the repair works, it being specified that the Administrative Authorisations must be obtained by a date making it possible to complete the relevant works within in the periods stipulated by this clause and in any event to have such works completed six (6) months before the Final Repayment Date; and

(iv)	has not evidenced to the Agent that the repair works have been completed within a period of thirty (30) months from the occurrence of the insured event (or before the Final Repayment Date, if earlier).

Such repayment shall take place on the expiry of each one of the aforementioned periods in the event of non-compliance with the relevant obligations by the relevant Borrower.

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To the extent required it is specified that should the relevant Borrower exercise in accordance with the foregoing its option to rebuild or carry out works on its Property, then the Agent or the Security Agent, as the case may be, shall without delay pay to the Borrower, as and when they are received (and provided that the Borrower has previously evidenced to the Agent that the share of Equity necessary to remedy the insured event has been previously contributed to it), the insurance proceeds received by it from the insurance companies and which were then credited to the Agent Account, in order to make it possible for the relevant Borrower to proceed with such reconstruction or works; the Borrower undertakes to deliver to the Agent prior to each payment request any documentary evidence pertaining to the use of the sums to complete such works.

(C)	Other insured events

On the occurrence of an insured event other than those referred to in paragraph (A) resulting in a payment of insurance proceeds in an amount that is less than TWO HUNDRED THOUSAND EUROS (€200,000) in connection with the relevant Property, the Borrower who is the owner of the Property shall not be required to make any repayment under the Facility. The Agent or the Security Agent, as the case may be, shall pay to the Borrower the insurance proceeds received by it from the insurance companies which were then credited to the Agent Account, in order to make it possible for the Borrower to proceed with the relevant works, it being specified that the Borrower undertakes to evidence to the Agent, when first requested to do so, the use to which it puts insurance proceeds.

Should no General Acceleration Event or Potential General Acceleration Event have occurred and subject to compliance with the Financial Ratios on such date (it being specified that the LTV Ratio shall be calculated on the basis of the “completion” value of the relevant Property), any balance of the insurance proceeds standing to the credit of the Agent Account on the date on which the works remedying the insured event are completed shall be returned to the Borrower by the Agent or the Security Agent, as the case may be.

5.2.1.4	In the event of the expropriation or requisition of any one of the Properties

D)	Should a requisition or expropriation instigated against all or part of a Property become definitive and enforceable, the Outstanding Amount of the Allocated Acquisition Share of the Borrower who is the owner of the Property affected by such expropriation or requisition procedure must be repaid in full by such Borrower.

E)	Subject to the provisions of Clause 5.7 (Provisions common to repayments), the repayment referred to in paragraph (A) above shall take place no later than the Interest Payment Date immediately following the date on which the compensation paid in the context of the relevant procedure are received by the relevant Borrower or by the Agent (as a result of the notification of the Receivables Assignment covering such compensation).

5.2.1.5	In the event of Non-Compliance with a Blocking Financial Ratio

(A)	In the event of Non-Compliance with a Blocking Financial Ratio being determined on three (3) consecutive Calculation Dates, the amount of the Financial Ratios Cash Pledge granted pursuant to the provisions of Clause 12.8.1 (Financial Ratios Cash Pledge) by each Borrower shall be allocated by the Agent to partially prepay the Outstanding Amount of the Acquisition Tranche on such third consecutive Calculation Date.

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(B)	In the event of Non-Compliance with a Blocking Financial Ratio being determined on four (4) consecutive Calculation Dates, the amount of the Financial Ratios Cash Pledge granted pursuant to the provisions of Clause 12.8.1 (Financial Ratios Cash Pledge) by each Borrower shall be allocated by the Agent to partially prepay the Outstanding Amount of the Acquisition Tranche on such fourth consecutive Calculation Date.

(C)	In the event of Non-Compliance with a Blocking Financial Ratio being determined on five (5) consecutive Calculation Dates, the amount of the Financial Ratios Cash Pledge granted pursuant to the provisions of Clause 12.8.1 (Financial Ratios Cash Pledge) by each Borrower shall be allocated by the Agent to partially prepay the Outstanding Amount of the Acquisition Tranche on such fifth consecutive Calculation Date, it being specified that if, following such repayment(s):

-	the Portfolio LTV Ratio remains between 57.5% (inclusive) and 62.5% (inclusive); or

-	an LTV Ratio remains between 62.5% (inclusive) and 67.5% (inclusive); or

-	the Portfolio ICR Ratio remains between 200% (inclusive) and 250% (inclusive);

then the Borrowers and/or the Representative of the Borrowers shall in any event immediately repay the Outstanding Amount of the Acquisition Tranche using any Equity, in an amount making it possible following such repayment to ensure that: (i) the Portfolio LTV Ratio is below 57.5%; and (ii) each LTV Ratio is below 62.5%; and (iii) the Portfolio ICR Ratio is above 250%.

5.2.1.6	In the event of Non-Compliance with a Default Financial Ratio

If on any date whatsoever:

(i)	the Portfolio ICR Ratio is below 200%; or

(ii)	an LTV Ratio is above 67.5%; or

(i)	the Portfolio LTV Ratio is above 62.5%;

(with any such situation being referred to hereinafter as Non-Compliance with a Default Financial Ratio), then the relevant Borrower (in the event of non-compliance with the LTV Ratio for its Property) or each Borrower (in the event of non-compliance with the Portfolio ICR Ratio or the Portfolio LTV Ratio) and/or the Representative of the Borrowers shall within five (5) Business Days repay the Outstanding Amount of the Acquisition Tranche using any Equity, in an amount making it possible following such repayment to ensure that: (i) the Portfolio LTV Ratio is below 57.5%; and (ii) each LTV Ratio is below 62.5%; and (iii) the Portfolio ICR Ratio is above 250%.

5.2.2	Mandatory prepayment of the Facility in full on a Change of Control

A)	On a Change of Control, the Borrowers shall immediately repay in full the Outstanding Amount of the principal under the Facility, plus any other sums owed pursuant to the Agreement and the other Finance Documents (including the applicable Prepayment Fee, in accordance with the provisions of Clause 5.6 (Prepayment Fee), as the case may be). For all intents and purposes it is specified that the Security Interests may only be released concomitantly with the repayment in full of the Outstanding Amount of the principal under the Facility and the payment of any sums due and payable pursuant to the Finance Documents.

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B)	The Representative of the Borrowers shall, should it be aware of an event or plan giving rise to a mandatory prepayment event referred to in paragraph (A) above, inform the Agent thereof and notify to it, subject to a notice period of at least ten (10) Business Days, the planned date of such prepayment. The aforementioned notice shall be definitive and shall irrevocably bind the Borrowers, provided that during such period there occurs no event calling the Change of Control or the date of its occurrence into question, in which case the Representative of the Borrowers shall inform the Agent promptly thereof. The Agent shall promptly inform the Lenders that it has received such notice.

5.3	Voluntary prepayment

A)	Any Borrower (or the Representative of the Borrowers acting on behalf of one or more Borrowers) may at any time prepay to the Lenders in full or in part the Outstanding Amount of the Facility in the minimum total amount of one million Euros (€1,000,000) and beyond such amount in multiples of two hundred thousand Euros (€200,000), or in any other amount to the extent that such amount corresponds to the entirety of the Outstanding Amount of the Facility. If such repayment does not take place on an Interest Payment Date, the provisions of Clause 19. (Indemnification obligations) shall apply.

B)	Any voluntary prepayment pursuant to this Clause must be notified at least ten (10) Business Days in advance to the Agent by the Representative of the Borrowers. The Agent shall promptly inform the Lenders that it has received such a notice. Any notice sent to the Agent with a view to making a voluntary prepayment shall be definitive and may not be withdrawn.

C)	Any voluntary prepayment made by a Borrower shall be set off against the Outstanding Amount of the principal of its Allocated Share. Any voluntary prepayment made by the Representative of the Borrowers shall be set off, at the discretion of the Representative of the Borrowers, against the Outstanding Amount of the Allocated Share of a Borrower or the Allocated Shares of the Borrowers stipulated by it.

5.4	Replacement and voluntary prepayment and cancellation with regard to a Lender

A)	If:

a)	a sum owed to a Lender by a Borrower must be grossed-up pursuant to the provisions of paragraph (c) of Clause 11.2. (Gross-up) or any equivalent provision in the Finance Documents; or

b)	a Lender requests that a Borrower indemnify it pursuant to the provisions of Clause 11.3 (Tax indemnity) or Clause 16.1. (Increased costs); or

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c)	an amount owed to any one of the Lenders by a Borrower pursuant to a Finance Document is not or will not be treated (at the time of a corporation tax calculation) as a deductible cost or expense of the Borrower on the grounds that such amount: (i) is being paid or is owed to a Lender incorporated, domiciled or acting through a Facility Office located in a Non-Cooperating State or Territory; or (ii) is being paid into an account opened in the name or on behalf of such Lender with a financial institution located in a Non-Cooperating State or Territory;

the Representative of the Borrowers may, as long as the situation giving rise to such increased cost, indemnity or non-deductibility subsists, by means of a notice served on the Agent, notify either the intention of the Borrowers (and only the intention of all the Borrowers) to repay the participation of such Lender under the Facility, namely the intention of the Borrowers (and only the intention of all the Borrowers) to replace such Lender in accordance with paragraph (C) below.

B)	Each one of the Borrowers shall repay the participation of such Lender in the Outstanding Amount of its Allocated Share under the Facility on the last day of the Interest Period during which the date of the repayment notice referred to in paragraph (A) above falls, or, if earlier, on the date stipulated by the Representative of the Borrowers in the notice. It must pay all sums owed (including any applicable increased costs that accrue before the relevant repayment date).

C)	The Borrowers may, in the circumstances described in paragraph (A) above and provided that they serve notice thereof on the Agent and such Lender fifteen (15) Business Days in advance, replace such Lender by requesting that it transfer (and such Lender hereby undertakes to transfer, insofar as it is permitted to do so by the law) in accordance with Clause 17(Benefit) all (and not merely part) of its rights and obligations pursuant to this Agreement to a Lender or another bank or credit institution selected by the Representative of the Borrowers which meets criteria making it possible for the Agent to guarantee its compliance with the Money Laundering Legislation and the procedures put in place by the latter to ensure compliance with the Money Laundering Legislation, and which confirms its intention to assume and does assume all the obligations of the transferring Lender in accordance with Clause 17 (Benefit) for a transfer price payable in full and in cash on the transfer date equal to the outstanding principal of the participation of such Lender under the Facility, as well as any accrued interest, Break Costs and any other amount owed in such regard pursuant to the Finance Documents (including any applicable increased costs that accrue before the relevant transfer date).

D)	The replacement of a Lender in accordance with paragraph (C) above shall be subject to the following conditions:

a)	neither the Agent nor any Lender shall be obliged to find a replacement Lender;

b)	any Lender replaced pursuant to paragraph (C) above shall in no circumstances be obliged to pay or return any part of the fees received by it in accordance with the terms of the Finance Documents.

5.5	Other prepayment events

Other prepayment events may also exist pursuant to the provisions of Clauses 7.3 (Market disruption), 7.4 (Non-publication), 11 (Tax) and 16 (New circumstances).

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5.6	Prepayment Fee

Any voluntary prepayment of the Outstanding Amount of the Facility made pursuant to Clause 5.3 (Voluntary prepayment) (unless the relevant voluntary prepayment is intended to remedy any non-compliance with a Financial Ratio) or Clause 5.2.2. (Mandatory prepayment of the Facility in full on a Change of Control) shall on the relevant repayment date be accompanied by the payment, by the relevant Borrower (or the Borrowers, as the case may be) to the Agent acting on behalf of the Lenders, of a prepayment fee (the Prepayment Fee) equal to:

a)	one per cent (1%) of the amount repaid, if the repayment is made between the Signing Date and the first anniversary of the Signing Date (inclusive);

b)	zero point seven five per cent (0.75%) of the amount repaid, if the repayment is made between the first anniversary of the Signing Date (exclusive) and the second anniversary of the Signing Date (inclusive);

c)	zero point five per cent (0.5%) of the amount repaid, if the repayment is made between the second anniversary of the Signing Date (exclusive) and the third anniversary of the Signing Date (inclusive); and

d)	zero point two five per cent (0.25%) of the amount repaid, if the repayment is made between the third anniversary of the Signing Date (exclusive) and the Final Repayment Date;

whatever the origin of the funds having made such repayment possible, it being understood that the Prepayment Fee referred to above shall also be payable, in accordance with the same terms and conditions, on: (i) an automatic cancellation, provided that it is not a cancellation of the Borrower III Acquisition Sub-Tranche; or (ii) a voluntary cancellation, provided that it is not a cancellation of the Borrower III Acquisition Sub-Tranche or the Facility.

5.7	Provisions common to repayments

A)	Amounts prepaid pursuant to this Clause 5. (and more generally any amount repaid pursuant to any provision of the Agreement) may not be reborrowed by the Borrowers.

B)	Without prejudice to the provisions of Clause 5.6 above, any prepayment may be made without any other penalty, cost or expense being incurred by the Borrowers, to the extent that such repayment is made on an Interest Payment Date .

If any such repayment is not made on an Interest Payment Date, the provisions of Clause 19 (Indemnification obligations) shall apply. If, following a direct or indirect sale of a Property (Clause 5.2.1.1) an insured event (Clause 5.2.1.3.) or an expropriation or requisition (Clause 5.2.1.4.), the sale proceeds, the insurance proceeds and/or, as the case may be, any compensation paid in respect of the expropriation or requisition are received by the relevant Borrower on a date which is not an Interest Payment Date, the latter may, as it sees fit, either:

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a)	allocate such amounts immediately to repay the Outstanding Amount of its Allocated Share and, as the case may be, any applicable Over-Amortisation; in such a case the provisions of Clause 19 (Indemnification obligations) shall apply;

b)	in order to avoid being required to pay any Break Costs, allocate such amounts to repay the Outstanding Amount of its Allocated Share and, as the case may be, any applicable Over-Amortisation, on the Interest Payment Dates following the date on which it receives the sale proceeds or such insurances proceeds or compensation, provided however that such sale proceeds or such insurances proceeds or compensation are immediately paid into an account in the name of the Agent on behalf of the Lenders and retained by the Agent by way of a Cash Pledge until the following Interest Payment Dates, on which date the Cash Pledge shall be allocated to repay the Outstanding Amount of the Allocated Share relating to the relevant Property and, as the case may be, the amount of any applicable Over-Amortisation.

C)	Any repayment of the Outstanding Amount of the Facility, a Tranche or all or part of an Allocated Share shall be accompanied by the payment to the Agent on behalf of the Lenders of all the sums owed by way of interest, default interest, fees, costs and ancillary amounts, in connection with the amount repaid by the relevant Borrowers(s) pursuant to the Agreement.

D)	Following any partial prepayment to which the provisions of Clause 5.2.1 are relevant or any voluntary prepayment, the Agent shall deliver to the Representative of the Borrowers a table summarising the position with regard to each Allocated Share.

6.	Cancellation

6.1	Automatic cancellation

The amount of the Facility (save for the Borrower III Acquisition Sub-Tranche) that is undrawn on the Signing Date shall be automatically and definitively cancelled on such date, and the commitment of the Lenders corresponding to the cancelled amount shall be automatically cancelled.

The amount of the Borrower III Acquisition Sub-Tranche that is undrawn on the last day of the Drawdown Period shall be automatically and definitively cancelled, and the commitment of the Lenders corresponding to the cancelled amount shall be automatically cancelled.

6.2	Voluntary cancellation

Borrower III may at any time cancel all or part of the undrawn amount of the Borrower III Acquisition Sub-Tranche (in however the minimum amount of €1,000,000), provided that: (i) it has confirmed in writing to the Agent that it has definitively abandoned its plans to acquire the Rueil Property; or (ii) it has evidenced to the Agent that the amount available after such cancellation under the Borrower III Acquisition Sub-Tranche shall remain sufficient to acquire the Rueil Property given its equity, documentary evidence of which it may also provide to the Agent.

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Any cancellation pursuant to paragraph (ii) above shall be notified at least five (5) Business Days in advance to the Agent by the Representative of the Borrowers or Borrower III. Any voluntary cancellation notice served on the Agent shall be definitive and may not be withdrawn.

6.3	Provisions common to cancellations

Each cancellation shall be definitive. The cancelled amounts of the Facility may not be borrowed by any one of the Borrowers.

The fees paid in respect of any cancelled amount of the Facility shall be definitively retained by their recipients.

Any cancellation pursuant to this Clause 6 shall result in the payment of the Prepayment Fee referred to in Clause 5.6. (Prepayment Fee).

7.	IntereSt

7.1	Interest

Each Borrower shall pay to the Agent, on behalf of the Lenders on each Interest Payment Date, interest on the Outstanding Amount of the principal of the Allocated Share of the relevant Borrower calculated on the basis of the applicable Interest Rate.

The interest payable on the Outstanding Amount of the principal shall be payable in arrears on each Interest Payment Date. It shall be determined by the Agent on the basis of the Interest Rate and calculated by the Agent for each Interest Period.

At least ten (10) Business Days prior to each Interest Payment Date, the Agent shall notify the amount of interest payable by the Borrowers on the Outstanding Amount of the principal of their Allocated Share to the Representative of the Borrowers, who shall immediately inform the Borrowers thereof.

Interest shall be calculated by the Agent on the basis of the precise number of days that have passed since the last day (inclusive) of the previous Interest Period until the last day (exclusive) of the current Interest Period, on the basis of a year with three hundred and sixty (360) days.

7.2	Determination of Interest Periods

A)	Any Interest Period used as the basis for calculating interest shall have a term of three (3) months beginning on one Interest Payment Date (inclusive) and ending on the following Interest Payment Date (exclusive).

B)	By way of an exception to the foregoing:

(i)	in the case of the Acquisition Tranche (excluding the Borrower III Acquisition Sub-Tranche) and the VAT Tranche:

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-	the first Interest Period applicable to the Acquisition Tranche (excluding the Borrower III Acquisition Sub-Tranche) and the VAT Tranche shall begin on the Signing Date and end on 15 April 2015 (exclusive);

-	the last Interest Period shall in any event end on the relevant Final Repayment Date.

(ii)	in the case of the Borrower III Acquisition Sub-Tranche, the first Interest Period applicable to the Borrower III Acquisition Sub-Tranche shall begin on the date on which the Drawdown of such sub-tranche may be made by Borrower IIII and shall end:

-	on the following Interest Payment Date (exclusive), if the date on which the Drawdown may be made falls more than fifteen (15) Business Days before the following Interest Payment Date; or

-	on the second Interest Payment Date following such date on which the Drawdown may be made, if the date on which the Drawdown may be made falls fifteen (15) Business Days or less before the following Interest Payment Date.

The last Interest Period shall in any event end on the Final Repayment Date.

7.3	Market disruption

If, before the close of business in Paris and Munich two (2) TARGET Days prior to the first day of an Interest Period (an Affected Interest Period), one or more Lenders whose participations in the Outstanding Amount of the principal under the Facility represent more than thirty-five per cent (35%) of the Outstanding Amount of the principal under the Facility, inform the Agent that on the European interbank market the cost of obtaining matching deposits would exceed the Reference Rate, the interest rate applicable to the participation of each Lender in the Outstanding Amount of the principal under the Facility during the Affected Interest Period shall be the sum of:

i)	the Applicable Margin; and

ii)	the annual percentage rate corresponding to the costs borne by such Lender in order to finance its participation in the Outstanding Amount of the principal under the Facility by any reasonable means selected by it, and such rate shall be notified to the Agent as soon as possible and in any event prior to the date on which the interest payable in respect of the Affected Interest Period is due; and

iii)	any Mandatory Costs that are applicable, as the case may be, to the participation of such Lender in the Outstanding Amount of the principal under the Facility.

On receipt of the aforementioned notice from one or more Lenders, the Agent shall notify the Representative of the Borrowers, who shall immediately inform the Borrowers thereof (the Notice). If the Agent or the Representative of the Borrowers so requests, the Agent and the Representative of the Borrowers shall commence negotiations (the duration of which may not exceed thirty (30) calendar days) in order to agree on an alternative basis for calculating the interest rate. Any basis for calculation agreed upon in accordance with this paragraph shall be binding on all the Parties, provided that the prior approval of all the Lenders and the Representative of the Borrowers has been obtained.

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7.4	Non-publication

A)	If for any reason EURIBOR or EONIA is no longer published on a date on which the Reference Rate must be determined, the Agent shall without delay inform the Representative of the Borrowers thereof, who shall then immediately inform the Borrowers by any means, and the following provisions shall apply:

a)	should an index substituted for EURIBOR or EONIA be published under the aegis of the European Banking Federation, such index shall be immediately applicable;

b)	should no index be identified, the reference index shall be equal to the mathematical average (rounded up, as the case may be, by one-sixteenth of a per cent (1/16%)) of the rates notified to the Agent in writing at or around eleven (11.00) am (Paris time) by each one of the Reference Banks or at least two (2) of them for Euro transactions in an amount equal to the Facility and with the same term;

c)	should one (1) Reference Bank not have notified its rate to the Agent at or around eleven (11.00) am (Paris time) on the same day, EURIBOR or EONIA shall be determined by the Agent on the basis of the rates notified in writing by the other Reference Banks; and

d)	should at least two (2) Reference Banks not have notified their rates to the Agent in accordance with the above conditions, the Parties have agreed to apply the procedure described in paragraph 7.3

Notwithstanding the foregoing, the Borrowers may at any time, once the Agent has determined the interest rate in accordance with the provisions of paragraph (A) above and provided that such rate continues to be applicable, notify to the Agent (on an irrevocable basis), within a period which may not be shorter than five (5) Business Days, the intention of the Borrowers to prepay the Outstanding Amount of the Facility and to pay all the sums owed pursuant to the Agreement within a period which may not exceed twenty (20) Business Days.

7.5	Effective Global Rate

(A)	In order to satisfy the requirements of Articles L. 313-1 and L. 313-2 of the French Consumer Code and Article L. 313-4 of the French Monetary and Financial Code, and for such purpose alone, the Agent notifies on an illustrative basis to Borrower III, who accepts, that the effective global rate and the period rate applicable to its Allocated Share under the Additional Tranche may be determined on the basis of a year of three hundred and sixty-five (365) days, at nine point zero thirty-one per cent (9.031%) per annum, equal to a period rate of two point one hundred and eighty-five per cent (2.185%) for a three (3) month period.

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This rate was calculated assuming: (i) the EURIBOR of the first Interest Period at the rate of zero point zero forty-five per cent (0.045%) per annum on 23 February 2015, plus the Applicable Margin of the Additional Tranche of 7.50% per annum, (ii) the utilisation of the entire Additional Tranche from the Date of Amendment N°1 until the Final Repayment Date, and (iii) the scheduled repayment of the Outstanding Amount of the Additional Tranche in accordance with the provisions of Amendment N°1.

(B)	Each effective global rate is provided on an indicative basis and shall not be binding upon the Agent or the Lenders with regard to the future.

With regard to the future, the Lenders and the Borrowers acknowledge expressly that, on account of the specific nature of the provisions of the Agreement and in particular on account of the application of a variable rate, it has been impossible to determine an effective global rate for the Facility for the entire term of the Agreement.

However the Borrowers acknowledge that they have personally made all the calculations deemed necessary by them to assess the overall cost of the Facility.

7.6	Default interest

A)	Without prejudice to the Acceleration of the Facility in accordance with the provisions of Clause 15 (Acceleration), and subject to that which is permitted by the applicable law, any sum owed pursuant to the Finance Documents (other than the Hedging Agreement) that is not paid on its due date shall bear interest, automatically and without any prior notice being required, from its due date at a rate equal to the sum of: (i) the applicable EONIA for each full day of delay, plus; (ii) the Applicable Margin, plus; (iii) three per cent (3%) per annum, applied to the precise number of full days between the due date and the effective payment date, on the basis of a year with three hundred and sixty (360) days.

B)	The collection of default interest, which shall be payable at any time pursuant to a simple request of the Lenders, shall not imply the grant of any payment periods or waiver of any right whatsoever granted to the Lenders by the Finance Documents.

7.7	Capitalisation

Any interest that is owed by a Borrower for a full year with effect from its due date shall be capitalised in accordance with Article 1154 of the French Civil Code and shall produce interest in accordance with the conditions of Clause 7.6 (Default interest) above.

8.	FEES

8.1	Arrangement fee

The Borrowers shall be required to pay to the Arranger on the Signing Date an arrangement fee, the amount and terms and conditions of payment of which shall be set out in a separate letter signed prior to the Signing Date by the Borrowers and delivered to the Arranger.

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8.2	Agent fee

Each one of the Borrowers shall be required to pay to the Agent on its own behalf and in proportion to the amount of its Allocated Share an agent fee, the amount and terms and conditions of payment of which shall be set out in a separate letter signed prior to the Signing Date by the Borrowers and the Agent.

8.3	Prepayment Fee

The Borrowers undertake to pay to the Agent on behalf of the Lenders the Prepayment Fee in accordance with the conditions of Clause 5.6

8.4	Commitment fees

Borrower IIII undertakes to pay to the Agent on behalf of the Lenders a commitment fee calculated at the rate of zero point nine per cent (0.9%) per annum of the amount representing the principal of the Borrower III Acquisition Sub-Tranche which is not utilised, on the basis of the precise number of full days that pass and a year with three hundred and sixty (360) days.

Such fee shall be payable in arrears during the Drawdown Period on each Interest Payment Date and on the last day of the Drawdown Period.

9.	Bank accounts and allocation of revenues

9.1	Operating Accounts

9.1.1	Payments into the Operating Accounts

Each Borrower undertakes to keep its Operating Account open with the Accounts Bank throughout the term of the Agreement and to make use thereof in accordance with the provisions of this Clause.

Each Borrower undertakes to pay with effect from the Signing Date all its Revenues into its Operating Account (save for any Revenues constituting the subject-matter of the notified Receivables Assignments, the notified Receivables Pledges and the Insurance Delegations, which shall, as applicable, be paid directly to the Agent on behalf of the Lenders into the Agent Account) so that they may be allocated in accordance with the provisions of Clause 9.2 hereinafter.

Insofar as it acts in accordance with the provisions of Clause 9.1.2 (Allocation of payments from the Operating Accounts) below, the relevant Borrower may give any instructions to the Accounts Bank to debit the relevant Operating Account.

It is specified here that each Borrower shall collect the Rents but that pursuant to the effects of the Receivables Assignments, the Lenders shall upon the signature of the relevant Dailly Assignment Slips become the owners of all the receivables constituted by the Rents payable by the Tenants. This shall also be the case for all the other Assigned Receivables, which shall become the property of the Lenders upon the signature of the relevant Dailly Assignment Slip, notwithstanding any instructions given to the Borrower to credit the amounts of such receivables (including the receivables constituted by Rents) to the Operating Account, as long as the relevant Receivables Assignments are not notified to the relevant Assigned Debtors, in accordance with the provisions of Clause 12.3 hereinafter. It is recalled that with effect from such notification, the proceeds of the Receivables Assignments shall be paid directly into the Agent Account.

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The Operating Account of each Borrower shall be pledged to the Finance Parties in accordance with the terms of Clause 12.5.

9.1.2	Allocation of payments from the Operating Accounts

A)	Between two Interest Payment Dates (exclusive) and as long as no Acceleration has been declared, the amounts standing to the credit of the Operating Account shall be reserved and then allocated by the relevant Borrower to pay on their due dates in the following order:

1)	any VAT payable by the relevant Borrower to the tax authorities over the ongoing Interest Period;

2)	any Operating Expenditure that is due and payable over the ongoing Interest Period in the amounts stipulated by the latest Budget delivered to the Agent in accordance with Clause 14.1.2.3 to the extent that such Operating Expenditure has not already been paid directly by the Tenants pursuant to the Leases; in the case of: (i) the remuneration of the Asset Manager; and (ii) the remuneration of the Property Managers, up to an annual global cap (excluding taxes) of 3.5% of Net Rental Revenues;

3)	any sums due and payable pursuant to the Allocated Share of the relevant Borrower, representing principal, interest, default interest, costs, fees and ancillary amounts, in the order of payment stipulated by paragraph (C) of Clause 12.9, including any mandatory prepayment; and

4)	any sums due and payable to the Hedging Bank pursuant to the Hedging Agreements;

to the exclusion of any other payment.

B)	On each Interest Payment Date, should no General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event (affecting the Property owned by the relevant Borrower) or Potential Property Acceleration Event (affecting the Property owned by the relevant Borrower) have occurred and insofar as no Acceleration has been declared, the amounts standing to the credit of each Operating Account shall be reserved and then allocated on their due dates in the following order:

1)	to pay any VAT payable by the relevant Borrower to the tax authorities;

2)	to pay the Operating Expenditure due and payable in the amounts stipulated by the latest Budget delivered to the Agent in accordance with Clause 14.1.2.3 and to the extent that such Operating Expenditure has not already been paid directly by the Tenants pursuant to the Leases; in the case of: (i) the remuneration of the Asset Manager; and (ii) the remuneration of the Property Managers, up to an annual global cap (excluding taxes) of 3.5% of Net Rental Revenues;

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3)	to create a provision in the Operating Account in an amount equal to the Operating Expenditure to be paid by the Borrower before the following Interest Payment Date in the amounts stipulated by the latest Budget delivered to the Agent in accordance with Clause 14.1.2.3 (to the extent that such Operating Expenditure shall not be paid by the Tenants pursuant to the Leases);

4)	to pay any sums due and payable pursuant to the Allocated Share of the relevant Borrower and the Finance Documents (excluding the Hedging Agreement), representing principal, interest, default interest, costs, fees and ancillary amounts, in the order of allocation stipulated by paragraph (C) of Clause 12.9 including any mandatory prepayment;

5)	to pay any sums due and payable to the Hedging Bank pursuant to the Hedging Agreements;

6)	to pay, as the case may be, any Operating Expenditure (other than Operating Expenditure paid pursuant to paragraph 2. above) not budgeted for in the latest Budget delivered to the Agent in accordance with Clause 14.1.2.3 (excluding however any fee payable to the Property Managers or the Asset Manager) and to pay Capital Expenditure in the amounts stipulated by the latest Budget;

The credit balance (as the case may be) of the relevant Operating Account on each Interest Payment Date and after the payment or allocation to a provision, as the case may be, of the amounts referred to in paragraphs 1) to 5) above, shall constitute the “Excess Cash” of the relevant Borrower.

C)	On each Interest Payment Date, Excess Cash shall be allocated in accordance with paragraph (a), (b), (c) or (d) below, as the case may be:

(a)	in the event of Non-Compliance with a Blocking Financial Ratio on any Interest Payment Date, to the extent that such non-compliance involves the LTV Ratio or the Portfolio LTV Ratio or the Portfolio ICR Ratio, the Excess Cash must be paid in full on such Interest Payment Date into the Financial Ratios Cash Pledge Account for the purposes of granting of the Financial Ratios Cash Pledge in accordance with the provisions of Clause 12.8.1 (Financial Ratios Cash Pledges);

(b)	if on any date whatsoever:

(i)	the provisions of paragraph (a) above are not applicable; and

(ii)	a General Acceleration Event or Property Acceleration Event (affecting a Property owned by another Borrower) is continuing on the relevant Interest Payment Date;

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the Borrower, when requested to do so by the Representative of the Borrowers, undertakes to allocate all or part of the Excess Cash standing to the credit of its Operating Account to make any Borrower Distribution requested by the Representative of the Borrowers, so that such Borrower Distribution may be contributed concomitantly in the form of Equity to another defaulting Borrower or the other defaulting Borrowers, in order to make it possible for them to meet their payment obligations pursuant to the Agreement, the Subordination Agreement and any other Finance Document;

(c)	if on any Interest Payment Date (to the exclusion of any other date) the provisions of paragraphs (a) and (b) above are not applicable, the Borrower may, should no General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event (affecting the Property owned by the relevant Borrower) or Potential Property Acceleration Event (affecting the Property owned by the relevant Borrower) have occurred, make a Permitted Borrower Distribution without restriction.

Subject to the provisions of paragraphs (a) and (b) above, if on any Interest Payment Date, a General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event (affecting the Property owned by the relevant Borrower) or Potential Property Acceleration Event (affecting the Property owned by the relevant Borrower) is continuing, the Borrower may in no circumstances dispose of its Excess Cash, which shall remain credited to its Operating Account, without prejudice to the rights of the Lenders pursuant to Clause 12.5.5

D)	On the occurrence of an event resulting in Non-Compliance with a Blocking Financial Ratio or any General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event, the relevant Borrower may to pay the amounts referred to in paragraphs (A) and (B) above, save for the fees payable to the Asset Manager and the Capital Expenditure.

E)	On Acceleration, the sums standing to the credit of any Operating Account shall be allocated to pay and repay the relevant Secured Obligations, in accordance with the terms and conditions of the relevant Security Documents and Clause 12.8 (Allocation of proceeds from the Security Interests).

9.2	Pooling Account

9.2.1	Payments into the Pooling Account

a)	The Representative of the Borrowers undertakes to keep its Pooling Account open with the Accounts Bank throughout the term of the Agreement and to make use thereof in accordance with the provisions of this Clause.

Any Permitted Borrower Distribution and any Equity made available to the Representative of the Borrowers by its Affiliates (other than the Borrowers) shall be paid into the Pooling Account.

Insofar as it acts in accordance with the provisions of Clause 99.2.2 below, the Representative of the Borrowers may give any instructions to the Accounts Bank to debit the Pooling Account.

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The Representative of the Borrowers undertakes to procure from the Accounts Bank internet access and to ensure that the Accounts Bank grants to the Agent, for consultative purposes alone, internet or remote access to its Pooling Account.

The Pooling Account shall be pledged to the Finance Parties in accordance with the terms of Clause 12.5

9.2.2	Allocation of payments from the Pooling Account

The amounts standing to the credit of the Pooling Account shall with priority be allocated to make available Subordinated Loans (including in the context of the Cash-Pooling Agreement) to the Borrowers, for the purposes of allowing them to meet their obligations pursuant to the Agreement and the other Finance Documents at all times.

If on any Interest Payment Date: (i) no General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event and/or Potential Property Acceleration Event has occurred or is continuing; and (ii) no Non-Compliance with a Blocking Financial Ratio is continuing, the Representative of the Borrowers may without restriction make a Permitted Shareholder Distribution on such date (to the exclusion of any other date).

9.3	Agent Account

9.3.1	Payments into the Agent Account

All the sums to be paid directly to the Agent pursuant to the Security Interests (the Insurance Delegations, the notified Receivables Assignments and the notified Receivables Pledges) shall be paid into the Agent Account. The balance of the Agent Account shall be allocated in accordance with the provisions of Clause 9.3.2 (Allocation of the amounts received by the Agent) below.

The amounts standing at any time to the credit of the Agent Account which exceed the sums that are due and payable pursuant to the Agreement shall be held in the form of a Cash Pledge by the Agent in accordance with the provisions of Clause 12.8. (Cash Pledges).

9.3.2	Allocation of the amounts received by the Agent

A)	As long as no Potential General Acceleration Event, General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event has occurred or subsists, the amounts received on the Agent Account pursuant to the Insurance Delegations, the notified Receivables Assignments and/or, as the case may be, the notified Receivables Pledges covering the Revenues of the Borrowers shall:

(i) in the case of amounts paid by the Hedging Bank or, as the case may be, any counterparty to any hedging agreement entered into pursuant to Clause 14.1.1.13(a), be repaid to the relevant Borrower on any Interest Payment Date by way of a transfer to its Operating Account, in order to be allocated to pay the interest due and payable on the relevant Interest Payment Date in the order stipulated by 9.2.2 (Allocation of payments from the Operating Accounts);

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(ii) in the case of insurance proceeds other than the Loss of Rents Insurance Proceeds, be either allocated to repay the Outstanding Amount of the Allocated Share of the relevant Borrower in accordance with the provisions of Clause 5.2.1.3 (On the occurrence of an insured event affecting a Property) or paid to the relevant Borrower by way of a transfer to its Operating Account in order to make it possible to rebuild or reinstate the relevant Property in accordance with the provisions Clause 5.2.1.3 (On the occurrence of an insured event affecting a Property);

(iii) in the case of Loss of Rents Insurance Proceeds, be either allocated to repay the Outstanding Amount of the Allocated Share of the relevant Borrower in accordance with the provisions of Clause 5.2.1.3 (On the occurrence of an insured event affecting a Property) or paid to the relevant Borrower by way of a transfer to its Operating Account within a period of five (5) Business Days, in order to be reserved and allocated in accordance with the provisions of paragraphs (A) and (B) of Clause 9.2.2 (Allocation of payments from the Operating Accounts) above;

(vi) in the case of Rents and other Revenues, be repaid to the relevant Borrower by way of a transfer to its Operating Account within a period of five (5) Business Days from receipt thereof by the Agent in order to be reserved and allocated in accordance with the provisions of Clause 9.2.2 (Allocation of payments from the Operating Accounts) above.

B)	On the occurrence of any General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event, the amounts referred to in paragraph (A) above (other than those referred to in paragraph (A)(ii)) received in the Agent Account shall on any Interest Payment Dates and in the following order be:

a)	repaid into the Operating Account of the relevant Borrowers up to the amount of the VAT and Operating Expenditure budgeted for and referred to in paragraphs 1) and 2) of Clause 9.1.2(A) respectively (save for the remuneration of the Asset Manager referred to in such Clause);

b)	reserved and allocated by the Agent to make the payments and repayments referred to in paragraph 3) of Clause 9.1.2(A).

The amounts referred to in paragraph (A)(ii) received in the Agent Account shall be allocated in accordance with the provisions of Clause 5.2.1.3 (On the occurrence of an insured event affecting a Property).

c)	Any balance standing to the credit of the Agent Account after the payment of the amounts referred to in paragraph (B) above shall be retained by the Agent in the Agent Account, to be allocated to pay any sums due and payable to the Lenders pursuant to this Agreement, until such time as the relevant Potential General Acceleration Event, General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event is remedied, as the case may be. If it is remedied, the Agent shall return such amounts to the relevant Borrowers within five (5) Business Days, in accordance with the provisions of paragraph (A) above.

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By way of a derogation from the foregoing and when requested to do so by a Borrower, the Agent may return to such Borrower all or part of its Excess Cash in order to make it possible for the latter to make a Borrower Distribution to the Representative of the Borrowers, provided however that such Borrower Distribution may be contributed concomitantly by the Representative of the Borrowers in the form of Equity to the defaulting Borrower(s), in order to make it possible for them to meet their payment obligations pursuant to the Agreement and the Finance Documents.

d)	On Acceleration, the sums standing to the credit of the Agent Account shall be allocated to pay and repay any sums owed by the Borrowers pursuant to the Agreement and the other Finance Documents in the same order as that stipulated by Clause 12.8 (Allocation of proceeds from the Security Interests) and in accordance with the Subordination Agreement.

10.	Payments

10.1	No set-off or deduction

Any payments or repayments made by the Borrowers pursuant to the Finance Documents shall be made in full, without any set-off or deduction of any sort and free of any withholding, in immediately available funds on the relevant due date.

10.2	Non-Business Day

If the payment or repayment date of any sum payable pursuant to the Finance Documents is not a Business Day, such date shall, save for any contrary provision, be automatically deferred to the next Business Day, unless such deferral would result in the relevant payment or repayment date falling in a different calendar month, in which case the relevant payment or repayment shall take place on the previous Business Day.

10.3	Certificates

Any certificate or calculation to be provided by the Agent in connection with the Interest Rate or any other sum owed pursuant to any one of the Finance Documents shall, in the absence of a clear error or mathematical error, be definitive and binding upon the Lenders and the Borrowers.

10.4	Currency of account

All payments pursuant to the Finance Documents shall be made by the Borrowers in Euros.

10.5	Determinations

Any interest, default interest, fees and other payments calculated on an annual basis pursuant to any one of the Finance Documents shall be payable on a daily basis and shall be calculated with reference to the exact number of days that pass and a year with three hundred and sixty (360) days.

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10.6	Payments by the Agent

a)	In the case of any payment to be made pursuant to the Finance Documents to the Agent on behalf of a Lender pursuant to the Agreement, the Agent shall be entitled to consider that such payment shall be made on its due date and may (without being obliged to do so) make such sum available to its beneficiary by crediting the account notified by such beneficiary to the Agent which must be held with a bank located in the main financial centre of the country of the currency of account (or, in the case of the Euro, in the main financial centre of a Participating Member State), other than a Non-Cooperating State or Territory, without the Agent being required to ensure in advance that it has received such sum. Should it appear that such payment has not been made to the Agent, the person to whom such sum has been made available by the Agent shall be obliged to return such sum when the Agent first requests that it do so, along with any interest payable on such sum, the amount of which interest must be sufficient. The Borrower shall in addition indemnify the Agent for any losses and costs that the Agent may have incurred or borne as a result of the fact that such sum was not paid on its due date.

b)	Subject to the provisions of paragraph (A) above, any sum received by the Agent on behalf of another person shall be made available to such person in immediately available funds on the same day, by way of a transfer to the bank account of such person of which the details were notified to the Agent in writing at least five (5) Business Days previously and which is held with a financial institution that is not located in a Non-Cooperating State or Territory.

10.7	Payments to the Agent

All interest payments and repayments payable by the Borrowers (on their own behalf or on behalf of another Borrower, in accordance with the terms of the Agreement) to the Lenders under the Facility shall be paid by the Borrowers or the Representative of the Borrowers on their behalf, with same-day settlement, into the Agent Account opened with a financial institution that is not located in a Non-Cooperating State or Territory.

11.	Tax

11.1	Definitions

a)	In the Agreement:

“Tax Credit” shall mean a credit against, relief or remission from or refund of any Tax.

“Treaty State” shall mean a State that has signed a double taxation treaty with France (the “Taxation Treaty”), which provides for a total exemption from the Tax levied in France on interest payments.

“Tax Payment” shall mean an increased payment made by a Borrower to a Finance Party in accordance with the provisions of Clause 11.2 (Tax gross-up) or a payment made in accordance with the provisions of Clause 11.3 (Tax indemnity).

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“Protected Party” shall mean a Finance Party liable to pay Tax on a payment which it has received or should receive (or which any tax legislation considers has been or should be received) pursuant to a Finance Document.

“Treaty Lender” shall mean a Lender who:

i) is a resident of a Treaty State within the meaning of the Taxation Treaty between France and such State;

does not operate a business in France through a permanent establishment to which the participation of the Lender under the Facility is effectively allocated;

is acting through a Facility Office located in the state of its registered office; and

(ii) satisfies all the other conditions which must be satisfied pursuant to the Taxation Treaty by the residents of the Treaty State in order for residents of such State to be exempted from the Tax levied on interest payments in France, subject to compliance with all the necessary formalities.

“Qualifying Lender” shall mean a Lender who:

(i) satisfies the conditions stipulated by French law for a payment not to be subject to any Tax Deduction or, as the case may be, is exempted from a Tax Deduction; or

(ii) is a Treaty Lender.

b)	“Tax Deduction” hall mean a deduction or withholding pursuant to a Tax applicable to a payment made pursuant to the Agreement, other than a FATCA Tax Deduction.

c)	Save for any contrary provision, the use in this Clause of the terms “determines” or “has determined” shall be understood as meaning the determination of a person arrived at on the basis of the elements of the calculation and explanations provided, as the case may be, to the other Parties.

11.2	Gross-up

(a)	Each Borrower shall make all payments pursuant to the Finance Documents net of any Tax Deduction, unless a Tax Deduction is required pursuant to the Law.

(b)	Promptly upon becoming aware of its obligation to make a Tax Deduction or to modify the rate or the basis for calculating a Tax Deduction, the relevant Borrower shall notify the Agent thereof. In the same manner, a Lender shall notify the Agent of any Tax Deduction applicable to a payment to which it is entitled promptly upon becoming aware thereof. Upon receipt of such information by a Lender, the Agent shall inform the relevant Borrower thereof.

(c)	If a Tax Deduction must be made by a Borrower, the amount of the payment to which it applies shall be increased to an amount which, after making the Tax Deduction, shall give an amount equal to the payment which would have been due had no Tax Deduction been required.

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(d)	A payment shall not be grossed up pursuant to paragraph (c) above as the result of a Tax Deduction made pursuant to a Tax levied in France, if by the date on which such payment is due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction, had the Lender been a Qualifying Lender, but on such date such Lender is not or is no longer a Qualifying Lender other than as a result of any change after the date on which it became a Lender pursuant to this Agreement to the law or a double taxation treaty (or in the interpretation or application thereof) or the modification of any practice or concession published by a relevant tax authority; or

(ii) the relevant Lender is a Treaty Lender and the Borrower who must make such payment is able to demonstrate that the payment could have been made without the Tax Deduction, had the Lender complied with its obligations pursuant to paragraph (g) below;

it being specified that the exclusion referred to in paragraph 11.2 (d)(i) above, on the occurrence of a change after the date on which a Lender becomes a Lender pursuant to this Agreement, shall not be applicable in the event a Tax Deduction pursuant to a Tax levied in France on a payment made to a Lender, if such Tax Deduction is only payable because such payment is made into an account opened in the name or on behalf of such Lender with a financial institution located in a Non-Cooperating State or Territory.

(e)	Each Borrower shall make the Tax Deductions to which its payments are subject and pay to the relevant tax authority the corresponding amount within the statutory periods and in accordance with the minimum requirements stipulated by the law.

(f)	No more than thirty (30) days after having made a Tax Deduction or having paid the corresponding amount to the relevant tax authority, the Borrower shall deliver to the Agent, on behalf of the relevant Finance Party, documentary proof allowing the Agent to reasonably conclude that the Tax Deduction has been made or, as the case may be, that the corresponding payment has been duly made to the competent tax authority.

(g)	A Treaty Lender and each Borrower who owes a payment such Treaty Lender shall co-operate for the purposes of complying with the formalities allowing the Borrower to make such payment without any Tax Deduction.

11.3	Tax indemnity

(a)	The Borrowers shall pay to the Protected Party, within three (3) Business Days from the date of a request of the Agent, a sum equal, according to the determination of the Protected Party, to the loss which has been or could be incurred by it (directly or indirectly) pursuant to a Finance Document in respect of a Tax or the amount of the Tax which it must pay pursuant to a Finance Document.

(b)	Paragraph (a) shall not apply when:

i) the Tax is assessed on a Finance Party:

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I.	pursuant to the legislation of the country of its registered office or, if different, the legislation of the country or countries in which it is deemed to be resident for the purposes of the tax rules; or

II.	on account of a payment which it receives or should receive in the country of its Facility Office, pursuant to the legislation of such country;

insofar as such Tax is based on the net revenues which are effectively received by it or which it should effectively receive or is calculated with reference to such revenues (but excluding any sum merely deemed to be received or receivable); or

ii) to the extent a loss or its liability to pay the Tax:

I.	is compensated by an increased payment in accordance with clause 11.2 (Gross-up); or

II.	ought to have been compensated by an increased payment in accordance with clause 11.2 (Gross-up) but was not so compensated solely on account of one of the exclusions listed in paragraph (d) of clause 11.2 (Gross-up); or

III.	is the result of a Bank Levy; or

IV.	is connected to a FATCA Tax Deduction that a Party is required to make.

(c)	A Protected Party making or intending to make a claim pursuant to the provisions of paragraph (a) above must promptly notify the grounds for its claim to the Agent. The Agent shall then inform the Borrowers thereof.

(d)	Immediately upon receipt of a payment by a Borrower in accordance with the provisions of this Clause 11.3, the Protected Party shall inform the Agent thereof.

11.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

i) such payment gives rise to a right to receive a Tax Credit; and

(ii) it has obtained and utilised such Tax Credit;

the Finance Party shall pay to the relevant Borrower such amount as the Finance Party may determine will leave the Borrower in the same after-Tax position as it would have been in, had the relevant Borrower not been obliged to make the Tax Payment.

11.5	Confirmation of the tax status of the Lender

In the case of a transfer after the Signing Date, each Lender, when it becomes a Party to this Agreement after the date of this Agreement (a New Lender), shall specify in the transfer deed/instrument signed by it when it becomes a Party, for the benefit of the Agent and without incurring any liability with regard to the Borrowers, that it:

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i) is a Qualifying Lender (other than a Treaty Lender); or

(ii) is a Treaty Lender; or

(iii) is not a Qualifying Lender.

The Lender must also specify in the relevant transfer deed/instrument signed by it when it becomes a Party to this Agreement that it is not incorporated, domiciled or established in and is not acting through a Facility Office located in a Non-Cooperating State or Territory.

If a New Lender does not specify its status pursuant to this Clause 11.5 such New Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it were not a Qualifying Lender, until such time as it notifies its status to the Agent (and the Agent, on receipt of such notice, shall inform the Borrowers accordingly). It is stipulated that the transfer deed shall not be invalidated by any breach by the Lender of the provisions of this Clause 11.5.

Each Lender shall notify to the Representative of the Borrowers, in good faith and immediately upon becoming aware thereof, any change of its tax status in light of any of the above declarations made after the date of this Agreement or after the date on which it becomes a Party to this Agreement.

11.6	Registration duties

The Borrowers shall pay all the registration duties and any similar taxes to which a Finance Document may be subject and must, within a period of three Business Days from the date of any such request from a Finance Party, indemnify such Finance Party for any cost, loss or liability in connection with such duties or taxes.

11.7	Value-added tax

a)	Any amount paid or payable in accordance with the terms of a Finance Document to a Finance Party by another Party which (in full or in part) constitutes consideration for one or more services subject to VAT, shall be deemed to exclude any VAT payable on such service(s). As a consequence, subject to paragraph (b) below, if a service provided pursuant to a Finance Document by a Finance Party to another Party is subject to VAT, the latter Party must, at the same time as it pays the price for such service, in addition pay to the Finance Party an amount that corresponds to the VAT payable thereon (and such Finance Party must promptly provide it with an invoice stipulating the VAT payable).

b)	If a service provided by a Finance Party (the “Service-Provider”) to another Finance Party (the “Beneficiary”) pursuant to a Finance Document is or becomes subject to the VAT, and if a Party other than the Beneficiary (the “Affected Party”) is required in accordance with the terms of a Finance Document to pay the price for the service to the Service-Provider (instead of reimbursing it to the Beneficiary), such other Party must, in addition to the price and at the same time, pay to the Service-Provider an amount corresponding to such VAT. The Beneficiary shall promptly pay to the Affected Party an amount equal to any VAT which is deducted or which is refunded by the relevant tax authorities, corresponding in its reasonable opinion to the VAT payable on such service.

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c)	Whenever a Finance Document stipulates that a Party must repay certain costs or expenses to a Finance Party or indemnify it in respect thereof, such Party must also reimburse to such Finance Party or indemnify it (where applicable) in respect of such costs or expenses, including the portion of such costs or expenses representing VAT, unless the Finance Party reasonably considers that it is entitled to a credit or refund from the competent tax authorities in respect of such VAT.

11.8	FATCA information

a)	Subject to the provisions of paragraph (c) below, each Party shall, within ten (10) Business Days from receipt of a reasonable request from another Party:

(i)	confirm to such other Party that it:

(A)	is a FATCA-Exempt Party; or

(B)	is not a FATCA-Exempt Party;

(ii)	provide to such other Party any forms, documents and other information pertaining to its status under FATCA which such other Party may reasonably request from it, so that such other Party may itself comply with its FATCA obligations;

(iii)	provide to such other Party any forms, documents and other information pertaining to its status that such other Party may reasonably request from it, so that such other Party may itself comply with its obligations pursuant to any other law, regulations or information exchange system.

b)	If one Party confirms to another Party that it is a FATCA-Exempt Party in accordance with paragraph (a)(i) above and if it learns thereafter it is not or is no longer a FATCA-Exempt Party, such Party shall promptly inform the other Party thereof.

c)	Paragraph (a) above shall not require any Finance Party to do anything and paragraph (a)(iii) above shall not require any other Party to do anything that would or could reasonably constitute in its view a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

d)	If a Party has not confirmed whether or not it is a FATCA-Exempt Party or has not provided the forms, documents or other information required pursuant to paragraphs (a)(i) or (ii) above (including whenever paragraph (c) above applies), such Party shall be deemed for the purposes of the Finance Documents (and the payments made in such regard) not to be a FATCA-Exempt Party until such time as such Party provides any confirmations, forms, documents and other information required.

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11.9	FATCA Tax Deduction

a)	Each Party may make any FATCA Tax Deduction that it is required to make pursuant to FATCA and any payment required in connection with such FATCA Tax Deduction, and none of the Parties shall be required to gross up a payment from which it makes a FATCA Tax Deduction or otherwise indemnify the recipient of the payment for such FATCA Tax Deduction.

b)	Each Party shall promptly, upon becoming aware of its obligation to make a FATCA Tax Deduction (or that there has been a modification of the rate applicable to or the basis for the calculation of the FATCA Tax Deduction), inform the Party to which it is making the payment, as well as the Company and the Agent, and the Agent shall inform the other Finance Parties.

12.	Security interests

12.1	Security Interests In Rem

12.1.1	Lender’s lien granted by Borrower I over the Bordeaux Property

As security for and in order to guarantee the payment and repayment of the Secured Obligations and ancillary amounts valued at eight per cent (8%), the Original Lender shall benefit from the following lender’s lien over the Bordeaux Property:

Undertaking as to use of the funds – Lender’s lien

Borrower I undertakes to use the sum of eight million three hundred thousand Euros (€8,300,000.00) corresponding to its Allocated Acquisition Share to pay a part of the price and to declare in the Bordeaux Acquisition Deed that it has made such a payment in the amount of eight million three hundred thousand Euros (€8,300,000.00) using the funds paid to it under the Facility, so that the Original Lender shall benefit over the Bordeaux Property, up to the amount of the sums so used, from the lender’s lien provided for by Article 2374 of the French Civil Code.

Such lender’s lien shall be registered to the Lender with the relevant land registry department in the following form:

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AS SECURITY FOR:

the sum of eight million three hundred thousand Euros, representing the principal	€8,300,000.00
Interest and fees of which the ranking is protected by law	Memorandum

Total amounts ancillary to the receivable (including inter alia but without limitation):

(i) the agreed fees;

(ii) the increased interest payable on any late payment of the sums owed;

(iii) indemnities (all sums owed by way of indemnities, inter alia on Acceleration, by way of damages and penalties, the travel costs of the creditor, the costs associated with the assignment of the receivable after acceleration, costs constituted by fees, recovery costs, procedural costs, indemnities payable in the event of an order being handed down…);

(iv) taxes payable in connection with the sums owed;

(v) insurance premiums;

(vi) costs (costs of procuring a transfer of title, registration costs and registration renewal costs, enforcement and recovery costs…);

valued at eight per cent (8%), namely: six hundred and sixty-four thousand Euros

€664,000.00
Total to be registered: EIGHT MILLION NINE HUNDRED AND SIXTY-FOUR THOUSAND EUROS	€8,964,000.00

This registration shall remain in force, in accordance with the provisions of Article 2434 of the French Civil Code, for a period of one year from the Final Repayment Date, namely until 29 December 2020 and shall rank first and not be superseded by any registration in favour of a third party.

12.1.2	Lender’s lien granted by Borrower II over the Marseille Property

As security for and in order to guarantee the payment and repayment of the Secured Obligations and ancillary amounts valued at eight per cent (8%), the Original Lender shall benefit from the following lender’s lien over the Marseille Property:

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Undertaking as to use of the funds – Lender’s lien

Borrower II undertakes to use the sum of five million eight hundred thousand Euros (€5,800,000.00) corresponding to its Allocated Acquisition Share to pay a part of the price and to declare in the Marseille Acquisition Deed that it has made such a payment in the amount of five million eight hundred thousand Euros (€5,800,000.00) using the funds paid to it under the Facility, so that the Original Lender shall benefit over the Marseille Property, up to the amount of the sums so used, from the lender’s lien provided for by Article 2374 of the French Civil Code.

Such lender’s lien shall be registered to the Lender with the relevant land registry department in the following form:

AS SECURITY FOR:

The sum of five million eight hundred thousand Euros, representing the principal	€5,800,000.00
Interest and fees of which the ranking is protected by law	Memorandum

Total amounts ancillary to the receivable, (including inter alia but without limitation):

(i) the agreed fees;

(ii) the increased interest payable on any late payment of the sums owed;

(iii) indemnities (all sums owed by way of indemnities, inter alia on Acceleration, by way of damages and penalties, the travel costs of the creditor, the costs associated with the assignment of the receivable after acceleration, costs constituted by fees, recovery costs, procedural costs, indemnities payable in the event of an order being handed down…);

(iv) taxes payable in connection with the sums owed;

(v) insurance premiums;

(vi) costs (costs of procuring a transfer of title, registration costs and registration renewal costs, enforcement and recovery costs…);

valued at eight per cent (8%), namely: four hundred and sixty-four thousand Euros

€464,000.00
Total to be registered: SIX MILLION TWO HUNDRED AND SIXTY-FOUR THOUSAND EUROS	€6,264,000.00

This registration shall remain in force, in accordance with the provisions of Article 2434 of the French Civil Code, for a period of one year from the Final Repayment Date, namely until 29 December 2020, and shall rank first and not be superseded by any registration in favour of a third party.

12.1.3	Lender’s lien granted by Borrower III over the Rueil Property

As security for and in order to guarantee the payment and repayment of the Secured Obligations and ancillary amounts valued at eight per cent (8%), the Original Lender shall have over the Rueil Property the following lender’s lien:

Undertaking as to use of the funds – Lender’s lien

Borrower III undertakes to use the sum of thirty-five million nine hundred thousand Euros (€35,900,000.00) corresponding to its Allocated Acquisition Share to pay a part of the price and to declare in the Rueil Acquisition Deed that it has made such a payment in the amount of thirty-five million nine hundred thousand Euros (€35,900,000.00) using the funds paid to it under the Facility, so that the Lender shall benefit over the Rueil Property, up to the amount of the sums so used, from the lender’s lien provided for by Article 2374 of the French Civil Code.

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Such lender’s lien shall be registered to the Lender with the relevant land registry department in the following form:

AS SECURITY FOR:

The sum of thirty-five million nine hundred thousand Euros, representing the principal	€35,900,000.00
Interest and fees of which the ranking is protected by law	Memorandum

Total amounts ancillary to the receivable, (including inter alia but without limitation):

(i) the agreed fees;

(ii) the increased interest payable on any late payment of the sums owed;

(iii) the indemnities (all sums owed by way of indemnities, inter alia on Acceleration, by way of damages and penalties, the travel costs of the creditor, the costs associated with the assignment of the receivable after acceleration, costs constituted by fees, recovery costs, procedural costs, indemnities payable in the event of an order being handed down…);

(iv) taxes payable in connection with the sums owed;

(v) insurance premiums;

(vi) costs (costs of procuring a transfer of title, registration costs and registration renewal costs, enforcement and recovery costs…),

valued at eight per cent (8%), namely: two million eight hundred and seventy-two thousand Euros

€2,872,000.00
Total to be registered: THIRTY EIGHT MILLION SEVEN HUNDRED SIXTY TWELVE THOUSAND EUROS	€38,772,000.00

This registration shall remain in force, in accordance with the provisions of Article 2434 of the French Civil Code, for a period of one year from the Final Repayment Date, namely until 2020, and shall rank first and not be superseded by any registration in favour of a third party.

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12.2	Borrower Share Pledges

12.2.1	Definitions

For the purposes of this Clause 12.2, the terms below shall have the following meanings:

“Beneficiaries” shall together mean the Agent, the Security Agent and the Lenders in their capacity as the beneficiaries of the Pledges, as well as their respective and successive successors, transferees and assigns; “Beneficiary” shall mean any one of them. It is expressly agreed that the Beneficiaries shall be duly represented for the purposes hereof (including in the event of the enforcement of the Pledges) by the Security Agent, who is hereby instructed by each one of the Beneficiaries to do so.

“Pledgor” shall mean the Majority Shareholder and the Minority Shareholder, as identified in the list of parties to the Agreement, with each of them acting as far as it alone is concerned.

“Pledges” shall together mean each one of the first-ranking pledges granted over the Shares held by the relevant Pledgor, pursuant to the provisions of Clause 12.2.2 below.

“Shares” shall mean: (a) on the Signing Date all the shares held by the relevant Pledgor in each one of the Borrowers, namely, on the Signing Date, the shares listed in the two tables below; and (b) in the future any shares that may replace, be substituted for or supplement the shares originally pledged pursuant to this Clause 12.2.2. (Borrower Share Pledges).

TABLE 1 – SHARES PLEDGED ON THE DATE OF AMENDMENT N°1
Pledgor	Relevant Borrower	Number of shares pledged

Majority	Borrower I	999 shares numbered 1 to 999

Shareholder	Borrower II	999 shares numbered 1 to 999

	Borrower III	999 shares numbered 1 to 999

TABLE 2 – SHARES PLEDGED ON THE DATE OF AMENDMENT N°1
Pledgor	Relevant Borrower	number of shares pledged

Minority	Borrower I	1 share numbered 1,000

Shareholder	Borrower II	1 share numbered 1,000

	Borrower III	1 share numbered 1,000

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12.2.2	Grant

On the Signing Date, each Pledgor hereby irrevocably pledges to the Beneficiaries, as security for the payment and repayment of the relevant Secured Obligations, the Shares held by it in each Borrower, in the form of a first-ranking privileged pledge, pursuant to the provisions of Article 2355 of the French Civil Code (insofar as it refers to the provisions relating to pledges of tangible assets) and Articles 2333 et seq. of the French Civil Code, which the Borrowers hereby accept, with each one of them doing so as far as it alone is concerned.

The Pledges granted pursuant to this Clause shall supplement the other Security Interests and may not be substituted for them or operate as a novation thereof.

12.2.3	Scope of the Pledges

A)	Each one of the Pledges shall cover:

i) any income or proceeds from or any amount ancillary to the Shares (including any options and pecuniary rights, which are or may be attached to the Shares, such as any dividend, liquidation dividend or distribution resulting from a share capital reduction or buy-back of shares), which in each case is not yet paid to the relevant Pledgor on the date of the enforcement of the Pledge;

ii) any share or right resulting from the pledged Shares or substituted for or supplementing the pledged Shares, following an exchange, consolidation, division, allotment for no consideration, subscription in cash or otherwise; and

iii) in accordance with the provisions of Article 2333 of the French Civil Code, any other new shares held by the Pledgor in the Companies (including any options and pecuniary rights attached thereto) for any reason whatsoever after the Signing Date;

within each case such rights falling within the scope of the relevant Pledge and being automatically incorporated into such Pledge, without such transactions constituting in any way a novation of the rights and security interests held by the Beneficiaries pursuant to the Pledges.

Each Pledgor waives any right to be subrogated or substituted in any rights of the Beneficiaries pursuant to any payment made pursuant to the Pledge granted by it and its right to invoke such rights and benefits, as long as the sums owed by the Borrowers under the Facility and more generally the Finance Documents are not paid and repaid definitively and in full.

B)	As long as the Pledges have not been enforced in accordance with the conditions set out below:

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i) the right to vote at the meetings of the Borrowers attached to the Shares shall continue to be exercised by the relevant Pledgor in a manner that does affect the validity, effectiveness or enforceability of the Pledges or that might prevent the Beneficiaries from exercising their rights pursuant to this Clause 12.2

ii) the relevant Pledgor may dispose of any dividends, entitlements to dividends and other pecuniary rights of which it is the beneficiary pursuant to the Shares held by it, subject however to compliance with the provisions of the Agreement and the Subordination Agreement.

12.2.4	Representations and warranties

A)	On the date hereof each Pledgor represents and warrants on its own behalf to the Beneficiaries as follows:

a)	on the Signing Date the Shares have been duly issued and paid up in full and it has full title thereto;

b)	there exists no call or exchange option over all or any of the Shares held by it, or any project including options to subscribe for or purchase all or any of the Shares held by it, and, more generally, no agreement is in force pursuant to which a Borrower or the Borrowers in which it holds Shares has or have assumed any obligation to proceed with an issue of new shares;

c)	the Pledge of the Shares granted by it was authorised by a unanimous resolution of the shareholders of each Borrower dated 29 December 2014;

d)	on the Signing Date, the Shares pledged by the Pledgors represent all the shares issued by the Borrowers.

B)	The representations and warranties set out paragraph (A) below are made and given on the Signing Date and, as far as the representations and warranties in paragraph (b) are concerned, shall be deemed to have been repeated on each date on which the representations and warranties set out in Clause 13 below are deemed to have been repeated.

12.2.5	Covenants

Each Pledgor undertakes for the entire term of the Agreement to take any reasonable measures and to comply with any necessary formalities which it is requested to take or with which it is requested to comply in writing by the Security Agent for the purposes of allowing the Beneficiaries to exercise at any time the rights, remedies and liens granted to them pursuant to the law or this Clause 12.2

12.2.6	Enforcement

A)	On: (x) the occurrence of a General Acceleration Event defined by Clause 15.1.1 (A) (Payment default) and on the expiry, as the case may be, of any remediation period agreed upon; or (y) any Acceleration; or (z) the non-payment of any sums owed on the Final Repayment Date, the Security Agent, acting on behalf of the Beneficiaries, may exercise the rights, remedies and liens granted to any pledged creditor by the law by virtue of the Pledges, and may inter alia, without prejudice to any other action that may be taken independently or concurrently, at the discretion of the Beneficiaries:

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a)	proceed with a public sale of all or any of the Shares in accordance with the provisions of Article L.521-3 of the French Commercial Code; or

b)	procure the transfer to the Beneficiaries of title to all or any of the Shares pledged pursuant to any one of the Pledges in accordance with the provisions of Article 2347 of the French Civil Code; or

c)	two (2) Business Days after serving notice on the relevant Borrowers and the Pledgors (the “Transfer Date”), procure the transfer to itself of full title to all or any of the Shares in accordance with the provisions of Article 2348 of the French Civil Code pertaining to forfeiture clauses and the provisions of paragraph (B) below.

B) The transfer of full title to the Shares referred to in paragraph (A)(c) above shall take place on the Transfer Date in strict compliance with the following provisions:

a)	on the Transfer Date, the Beneficiaries (represented by the Security Agent) and the relevant Pledgors shall together appoint, pursuant to the proposal of the Security Agent, an expert;

b)	the relevant Pledgors shall be at liberty to approve or reject the proposed expert (it being specified that the silence of the Pledgors for five (5) consecutive Business Days shall be deemed to constitute their approval);

c)	on the rejection of an expert by the relevant Pledgors, an expert shall be appointed by an order of the Presiding Judge of the Paris Commercial Court, pursuant to an ex parte application of the relevant Pledgors and/or the Security Agent, from amongst the banks, the leading audit firms operating in France or any other expert appearing on the list of experts approved by the Paris Appeal Court (in the section entitled “Economy and Finance”, having as their specialisation “Valuation of corporate rights – mergers, demergers and contributions”);

d)	the expert so appointed shall determine the value of the Shares on the Transfer Date within a period of thirty (30) calendar days from its acceptance of such task. To such end, the relevant Parties undertake to provide the expert with any documentation and information that may be useful to it in the performance of its task. The expert procedure shall:

-	provide the relevant Parties with a reasonable opportunity to make oral or written submissions;

-	require that the relevant Parties provide each other with a copies of any written submissions delivered to the expert concomitantly with such delivery to the expert;

-	allow each relevant Party to attend any hearing of the other Party;

The valuation of the expert must be duly justified and based on precise documented evidence and several calculation methods generally used in relation to the same type of shares;

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e)	the expert so appointed shall deliver to the Security Agent and the Pledgors its decision, which must be accompanied by all supporting documents; the valuation of any expert appointed pursuant to this Clause shall be binding on the Security Agent, the Beneficiaries and the Pledgors and may not be challenged in the absence of a clear error; and

f)	notwithstanding the foregoing, at any time during the procedure described in this paragraph (B), the Security Agent shall have the option of recourse to any one of the other procedures described in paragraph (A) above, should it deem this necessary to best preserve the interests of the Beneficiaries.

The Pledgors hereby undertake to sign any document and comply with any formalities required to ensure the effectiveness of the transfer of the Shares on the Transfer Date to the Beneficiaries and undertake to such end to deliver all the corporate documents of the relevant Borrower to the Security Agent on the Transfer Date.

C) Any proceeds so received from a sale of the Shares in the event of an enforcement of the Pledges shall then be applied to repay the relevant Secured Obligations, in accordance with the provisions of Clause 12.9(Allocation of proceeds from the Security Interests).

Any sum received by the Beneficiaries pursuant to the enforcement of the Pledges that exceed the sums required to pay and repay the Secured Obligations shall be returned by the Beneficiaries to the Pledgors, pro rata their respective holdings in the relevant Borrower.

D) The Beneficiaries shall in no circumstances bear any liability for any values determined for the purposes of the enforcement of the Pledges. The reasonable costs resulting from the enforcement of the Pledges shall be borne by the Pledgors and shall be set off against the proceeds of the enforcement of the Pledges.

12.2.7	Term

g)	The pledges constituting the subject-matter of this Clause 12.2 and the obligations of the Pledgors in this regard shall remain in force until the date on which all the relevant Secured Obligations have been paid and repaid definitively and in full. It is specified that until such date the Pledges shall continue to produce their effects in the event of a deferral of maturity or the amendment of any one of the clauses or conditions of the Agreement and the other Finance Documents (inter alia in the event of an increase in the amount of the Secured Obligations), without any Pledgor being entitled to invoke such various facts as a novation and without it being necessary to amend the terms of this Clause, to which each Pledgor hereby expressly consents.

h)	The Security Interest granted pursuant to this Clause shall not be deemed extinguished and shall not be affected by any payments made from time to time over the term of the Agreement in order to partially repay the relevant Secured Obligations.

12.2.8	Formalities

The Security Agent, in the name and on behalf of the Beneficiaries, shall, at the expense of the relevant Pledgors, register the Pledges in accordance with the provisions of Decree No. 2006-1804 of 23 December 2006, enacted for the purposes of the implementation of Article 2338 of the French Civil Code, pertaining to the publication of pledges without any transfer of title, and the Security Agent shall renew any such registration as long as such Pledge is in force and, in particular before the end of the fifth year of its first registration.

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To such end, all powers are granted to the Undersigned Notary.15

12.2.9	Benefit

A)	All the rights, liens and options granted to the Beneficiaries in accordance with the terms of this Clause 12.2 shall benefit their successive successors, transferees and assigns, in accordance with the terms of Clause 17 of the Agreement, and all the covenants, representations and warranties and obligations of the Pledgors pursuant to this Clause 12.2 shall bind their successive successors, transferees and assigns in accordance with the same terms as the Pledgors, it being however understood and agreed that:

a)	a Pledgor may not assign all or any of its rights or delegate or assign all or any of its obligations pursuant to this Clause 12.2 otherwise than in accordance with the terms and the conditions of the Agreement, and in particular the provisions of Clause 5.2.1.1; and

b)	the Security Agent or any one of the Beneficiaries may assign its rights and obligations pursuant to this Clause 12.2 to any third party, in accordance with the conditions of the Agreement.

C) The provisions of this Clause 12.2 shall benefit each one of the Beneficiaries and their respective successors and assigns, inter alia as a result of a sale, merger, demerger or asset contribution in accordance with Articles L.236-1 et seq. of the French Commercial Code into which any one of the Beneficiaries may enter, without being required to comply with any specific formality or make any specific reiteration.

D) In the event of a transfer or assignment of all or any of its rights and obligations by the Security Agent or any other Beneficiary in accordance with the conditions of paragraph (A) above, the Security Agent or such Beneficiary hereby expressly reserves to itself, which the Pledgor hereby accepts, all the rights and liens resulting from these Pledges, so that, in accordance with the provisions of Article 1278 of the French Civil Code, these may benefit the designated successor or assignee of the Security Agent or such Beneficiary.

12.3	Receivables Assignments

A)	Each Borrower undertakes with effect from the Signing Date to assign to the Lenders, in accordance with the terms of the business receivable assignment deeds that are or shall be signed pursuant to the performance of the Agreement, the receivables that are or may be owed to it by its debtors (the Assigned Debtors) identified in paragraphs (B) and (C) below (the Assigned Receivables), as security for the payment and repayment of all its Secured Obligations and pursuant to the provisions of Articles L. 313-23 et seq. of the French Monetary and Financial Code (the Dailly Law). By way of a derogation from the second paragraph of Article L. 313-24 of the French Monetary and Financial Code, each Borrower, in its capacity as the assignor of the Assigned Receivables, shall not be liable jointly and severally with the Assigned Debtors for the payment of the Assigned Receivables, without such derogation affecting the obligations of each Borrower with regard to the Lenders pursuant to the Agreement and the Finance Documents.

15 To be confirmed by Etude Allez.

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B)	To such end, Borrower I and Borrower II shall deliver to the Original Lender on the Signing Date (and Borrower III undertakes to deliver on the Rueil Acquisition Date) a Dailly assignment slip in the form of the assignment slip annexed hereto as Schedule 5-A (the Dailly Assignment Slip) for the Assigned Receivables pursuant to:

i)	the Acquisition Deed relating to the Property belonging to it; and

ii)	the Rents payable by any Tenant pursuant to any current or future Lease of the Property of the relevant Borrower and the related lease guarantees; and

iii)	any Loss of Rents Insurance Proceeds that are or may be payable by the relevant insurance proceeds;

iv)	the Cash-Pooling Agreement;

v)	any hedging agreement entered into pursuant to Clause 14.1.1.13 (a);[16] and

vi)	excluding Borrower III, any requests for VAT refunds or credits submitted by the Borrower to the Public Treasury pursuant to the acquisition of the Property belonging to it.

C)	In addition, if at any time over the term of this Agreement the relevant Borrower enters into a contract or receives the benefit of an undertaking resulting for it in a business receivable of the same nature as those described in paragraph (B) above, the relevant Borrower shall inform the Security Agent thereof and, as the case may be, shall deliver to the Security Agent on behalf of the Lenders a Dailly Assignment Slip, or, should it not be legally possible to assign such receivables to all the Lenders pursuant to the Dailly Law, it shall grant a receivables pledge over the receivables in question.

D)	Each one of the assignments entered into pursuant to this Receivables Assignment shall take the form of the delivery by the relevant Borrower to either the Original Lender (in the case of assignments entered into on the Signing Date) or the Security Agent (in the case of assignments entered into after the Signing Date) of a Dailly Assignment Slip drawn up in accordance with the Dailly Law and all the regulations in force.

Each Lender hereby instructs the Security Agent, which accepts such instructions, to hold the original of each Dailly Assignment Slip on joint behalf of the Lenders, and in the case of any Dailly Assignment Slip delivered after the Signing Date, (ii) to affix to each Dailly Assignment Slip the date of its delivery by the relevant Borrower.

16 To be reviewed on the basis of the law governing the Hedging Agreement.

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Each assignment of an Assigned Receivable to be granted pursuant to the Agreement and the related Dailly Assignment Slips shall automatically constitute a transfer to the Lenders of full title to the Assigned Receivables. Each Lender shall become the owner of a share of the Assigned Receivables corresponding to the percentage of its participation in the Facility, with effect from the date affixed to each Dailly Assignment Slip by the Security Agent. Each assignment of Assigned Receivables entered into pursuant to this Receivables Assignment shall also automatically constitute a transfer to each Lender of all the security interests and guarantees associated with the Assigned Receivables, as the case may be, pro rata the share of the Assigned Receivables acquired by way of security by such Lender.

With effect from the delivery of each Dailly Assignment Slip, the relevant Borrower:

(i)	undertakes to preserve its rights to be paid the Assigned Receivables;

(ii)	is instructed to undertake recovery (and shall be the sole counterparty of its Assigned Debtors), allowing it to demand from the Assigned Debtors the direct payment to itself, on behalf of the Lenders, of any sum owed pursuant to the Assigned Receivables directly into its Operating Account, so that such sums may be allocated in accordance with Clause 9 (Bank accounts and allocation of Revenues) of the Agreement.

Paragraph (ii) above shall be subject to the non-notification of the relevant Assigned Receivables. The Security Agent and each one of the Lenders in addition hereby instruct the relevant Borrower to instigate at its own expense any proceedings that they may deem expedient, as the case may be, against the Assigned Debtors for the purposes of recovering the Assigned Receivables, without prejudice however to the option of the Security Agent (acting on behalf of the Lenders) to itself instigate proceedings against the Assigned Debtors in the event of any non-payment of the Assigned Receivables on their due dates (to the extent however that the assignment of such Assigned Receivables has been notified to the Assigned Debtor, and, should no General Acceleration Event or Property Acceleration Event relating to a Property owned by the relevant Borrower have occurred, with the prior consent of the latter).

It is also agreed that any sums that may be recovered in the context of any proceedings instigated against an Assigned Debtor or an agreement reached with an Assigned Debtor shall be recovered on behalf of the Lenders, who shall have title to all such sums, with the relevant Borrower being authorised to only use such sums in accordance with the conditions hereof and for as long as the relevant Receivables Assignment is not notified to the Assigned Debtors in accordance with the conditions set out below.

E)	In accordance with the provisions of Article L. 313-28 of the French Monetary and Financial Code, the Security Agent (acting on behalf of the Lenders) may notify at any time to the Assigned Debtors the assignments entered into pursuant to this Receivables Assignment, using the form of notice annexed hereto as Schedule 5-B.

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In the event of the notification of the Receivables Assignments, the right of recovery referred to in paragraph (D) above shall be automatically revoked and the Assigned Debtors shall have as their sole counterparty the Security Agent, acting on joint behalf of the Lenders, and the Assigned Debtors shall be required to make the payments due pursuant to the Assigned Receivables directly to the Security Agent into the Agent Account, on joint behalf of the Lenders or into any bank account of the Agent of which details are given in the notice. The sums recovered by the Security Agent shall be allocated in accordance with Clause 9.2.3 (Allocation of the amounts received by the Agent), as far as the other Assigned Receivables are concerned.

It is however agreed that Receivables Assignments pursuant to the Loss of Rents Insurance Proceeds, the Acquisition Deeds and requests for VAT refunds or credits shall be notified to the relevant Assigned Debtors upon the signature of the related Dailly Assignment Slips.

Any payment received by the relevant Borrower notwithstanding the above notification shall be received merely in its capacity as an agent of the Lenders for the purposes of the recovery of the Assigned Receivables.

The relevant Borrower undertakes to deliver immediately to the Security Agent on behalf of the Lenders any instruments of payment or sums received by, it notwithstanding any notification referred to above, and to provide the Security Agent with any useful information that the latter may request from it for the purposes of the recovery of the Assigned Receivables.

In the event of the notification of an Receivables Assignment to one or more Tenants, the Security Agent, on behalf of the Lenders, undertakes, if such Property constitutes the subject-matter of a direct or indirect sale and subject to compliance by the relevant Borrower with its undertakings pursuant to the Finance Documents, to send a letter to such Tenant(s) informing it or them of the release of the Receivables Assignment(s) notified to them.

F)	Unless stipulated otherwise in accordance with the terms of this Receivables Assignment:

i)	each Borrower shall continue to be required to perform all its obligations (if any) pursuant to the contracts giving rise to the Assigned Receivables;

ii)	the exercise by the Security Agent of any one of the rights of the Lenders on behalf of the latter pursuant to this Receivables Assignment shall not release the relevant Borrower from its obligations pursuant to the contracts giving rise to the Assigned Receivables; and

iii)	neither the Security Agent nor any Lender has assumed or will assume any obligation or liability pursuant to the contracts referred to under (i) and shall not be obliged to comply with the undertakings or obligations incumbent upon the relevant Borrower in this regard, or to instigate any recovery proceedings whatsoever (without prejudice to the right of each Borrower to take any such action with the authorisation of the Security Agent).

Such assignments shall supplement the other Security Interests and may not be substituted for them or operate as a novation thereof.

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12.4	Insurance Delegations

Pursuant to the provisions of Article L.121-13 of the French Insurance Code, the Lenders, in their capacity as the registered mortgagees of each one of the Properties (with effect from the Rueil Acquisition Date in the case of the Rueil Property), shall receive any “property damage” insurance proceeds paid by a relevant insurance company on the occurrence of an insured event affecting a Property.

The Undersigned Notary shall notify the benefit of the provisions of the aforementioned Article L 121-13 of the French Insurance Code to the relevant insurance company, with a block on the payment of any insurance proceeds, in order to protect the Lenders on the occurrence in particular of an insured event.

Any insurance proceeds received by the Lenders pursuant to such statutory delegation shall be allocated in accordance with the provisions of Clause 5.2.1.3

12.5	Bank Account Pledges

12.5.1	Definitions

For the purposes of this Clause, the terms below shall have the following meanings:

Beneficiaries shall together mean the Agent, the Security Agent and the Lenders in their capacity as beneficiaries of the Pledges, as well as their respective and successive successors, transferees and assigns; Beneficiary shall mean any one of them. It is expressly agreed that the Beneficiaries shall be duly represented for the purposes hereof (including in the event of an enforcement of the Pledges) by the Security Agent, who is hereby instructed by each one of the Beneficiaries to do so.

Pledgors shall together mean the Representative of the Borrowers, Borrower I, Borrower II and Borrower III pursuant to the Pledges, it being specified that:

(i)	the Agent of the Borrower shall pledge its Pooling Account; and

(ii)	each Borrower shall pledge its Operating Account.

Pledged Accounts shall together mean the accounts opened with the Accounts Bank, the details of which are provided below:

Pledgor	Details of the Pledged Accounts

Borrower I	30003	03175	00020367428	04

Borrower II	30003	03175	00020367410	58

Borrower III	30003	03175	00020367402	82

Agent of the Borrower	30003	03175	00020368087	64

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Pledges shall together mean each one of the first-ranking pledges granted over the Pledged Accounts pursuant to the provisions of Clause12.5.2 below.

12.5.2	Grant

Each Pledgor, with each one of them acting on its own account, hereby irrevocably pledges its Pledged Account to the Beneficiaries, as security for the payment and repayment of the relevant Secured Obligations, and its provisional or final balance (including any interest generated on such balance, as the case may be, in accordance with, and subject to the reservations stipulated by, Article 2360 of the French Civil Code), in the form of a first-ranking privileged pledge, pursuant to the provisions of Articles 2355 et seq. of the French Civil Code.

The Pledges granted pursuant to this Clause shall supplement the other Security Interests and may not be substituted for them or operate as a novation thereof.

12.5.3	Scope

In accordance with Article 2360 of the French Civil Code, the receivable pledged pursuant to each one of the Pledges shall be constituted by the provisional or final credit balance of the relevant Pledged Account on the date of the enforcement of the Security Interest, subject to the settlement of any outstanding transactions.

Any rights held by each Pledgor in any sums credited to the relevant Pledged Account shall be automatically included in the scope of the Pledge granted by the relevant Pledgor.

Each one of the Pledges shall constitute continuing security, notwithstanding any account balancing or any other event.

12.5.4	Notification for the purposes of enforceability

To the extent required, the Pledgors and the Beneficiaries expressly instruct the Undersigned Notary to serve following the signature of this deed a purely informative notice of the Pledges on the Accounts Bank, by means of an information notice of the pledges of the balances of the Bank Accounts (the Information Notice).

12.5.5	Operation

A)	As long as no General Acceleration Event or Property Acceleration Event has occurred, each Pledgor shall be entitled to use its Pledged Account without restriction, subject to compliance with the provisions of the Agreement and the Subordination Agreement.

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B)	On the occurrence of any General Acceleration Event or Property Acceleration Event, the Security Agent, acting on behalf of the Beneficiaries, may notify such occurrence to the Accounts Bank (with a copy to the relevant Pledgor) by registered letter with an acknowledgement of receipt and therein request that the Accounts Bank immediately cease following the instructions of the relevant Pledgor in relation to its Pledged Account, until such time as the relevant General Acceleration Event or Property Acceleration Event is remedied or waived, or until such time as the Security Agent, acting on behalf of the Beneficiaries, requests the transfer of the sums standing to the credit of the relevant Pledged Account in accordance with the provisions of Clause 12.5.6 below, to which each one of the Pledgors hereby consents.

C)	By way of a derogation from the foregoing, each Borrower is hereby authorised to allocate the sums standing to the credit of its Pledged Account after the service of a blocking notice on the Accounts Bank pursuant to paragraph (B) above, in order, in the following order of priority:

a)	to pay on its due date any VAT payable by the relevant Borrower to the tax authorities and to finance any Operating Expenditure in accordance with paragraphs 1) and 2) of Clause 9.1.2.(A), excluding the remuneration of the Asset Manager;

b)	to pay on its due date any amount necessary to make it possible for the relevant Borrower to remedy the General Acceleration Event or the Property Acceleration Event; then

c)	to pay on their due date any maintenance, repair and replacement costs payable by the Borrowers pursuant to the Leases that become due and payable during the Interest Period beginning on the relevant Interest Payment Date, provided that such costs are strictly necessary (inter alia in order to carry out works ensuring compliance with standards);

d)	to make a Distribution to any one of its shareholders or a Subordinated Lender, provided however that such shareholder or Subordinated Lender immediately contributes Equity at least equal to the amount distributed to one or more other Borrowers for the purposes of allowing them to perform their obligations pursuant to the Subordination Agreement and any other Finance Document and, as the case may be, to remedy the relevant General Acceleration Event.

The Security Agent shall transmit promptly to the Accounts Bank any instructions necessary to authorise payment of the sums referred to in paragraphs (a) to (d) above.

D)	The Representative of the Borrowers shall for its part be authorised to use the sums standing to the credit of its Pledged Account after the dispatch of a blocking notice to the Accounts Bank, should the Security Agent have authorised it to do so, for the purposes of allowing one or more Borrowers to remedy any General Acceleration Event or Property Acceleration Event.

E)	It is specified to the extent required that, insofar as the relevant General Acceleration Event or Property Acceleration Event has been remedied or waived, the relevant Pledgor shall be once again at liberty to use the Pledged Account, subject however to compliance with the provisions of the Agreement and the Subordination Agreement, and the Security Agent must promptly, when requested to do so by the relevant Borrower, inform the Accounts Bank thereof.

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12.5.6	Enforcement

On: (x) the occurrence of a General Acceleration Event defined by Clause 15.1.1 (A) (Payment default) and on the expiry, as the case may be, of any remediation period agreed upon; or (y) any Acceleration; or (z) the non-payment of any sums owed on the Final Repayment Date, the Security Agent, acting on behalf of the Beneficiaries, may request that the Accounts Bank transfer to it those sums standing to the credit of the Pledged Accounts or which may in the future be credited thereto. With effect from such request, the parties agree that the Beneficiaries shall automatically become the owners of the sums standing at any time to the credit of the Pledged Accounts.

On receipt of such a request, the Accounts Bank shall pay within two (2) Business Days from receipt of such notice into any account of which the Security Agent has notified the details to it the balance of the Pledged Accounts after settlement of any outstanding transactions, to which each Pledgor hereby expressly consents.

The proceeds of the enforcement of the Pledges shall be allocated to repay the relevant Secured Obligations in accordance with the provisions of Article 2364 of the French Civil Code and the provisions of Clause 12.9(Allocation of proceeds from the Security Interests), with any difference, should it be positive, being returned to each relevant Borrower in accordance with the provisions of Article 2366 of the French Civil Code.

12.5.7	Term

A)	The Pledges constituting the subject-matter of this Clause 12.5 and the obligations of each Pledgor in this regard shall remain in force until the date on which all the relevant Secured Obligations have been paid and repaid definitively and in full. It is specified that until the date referred to above, the Pledges shall continue to produce their effects in the event of a deferral of maturity or the amendment of any one of the clauses and conditions of the Agreement and the other Finance Documents (inter alia in the event of an increase in the amount of the Secured Obligations), without the relevant Pledgor being entitled to invoke such various facts as a novation and without it being necessary to amend the terms of this Clause, to which each Pledgor hereby expressly consents.

B)	The Security Interests granted pursuant to the Pledges shall not be deemed to have been extinguished and shall not be affected by the periodic payments made from time to time over the term of the Agreement in order to partially repay the relevant Secured Obligations.

12.5.8	Benefit

All the rights, liens and options granted to the Beneficiaries in accordance with the terms of this Clause 12.5 shall benefit their successive successors, transferees and assigns, in accordance with the terms of Clause 17. of the Agreement, and all the covenants, representations and warranties and obligations of the Pledgors pursuant to this Clause 12.5 shall bind their successive successors, transferees and assigns in accordance with the same terms, it being however understood and agreed that:

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a)	no Pledgor may assign all or any of its rights or delegate or assign all or any of its obligations pursuant to this Clause 12.5 otherwise than in accordance with the conditions of the Agreement; and

b)	the Security Agent or any one of the Beneficiaries may assign its rights and obligations pursuant to this Clause 12.5 to any third party, in accordance with the conditions of the Agreement.

The provisions of this Clause 12.5 shall benefit each one of the Beneficiaries and their respective successors and assigns, inter alia as a result of a sale, merger, demerger or asset contribution in accordance with Articles L.236-1 et seq. of the French Commercial Code into which any one of the Beneficiaries may enter, without being required to comply with any specific formality or make any specific reiteration.

In the event of a transfer or assignment of all or any of its rights and obligations by the Security Agent or any other Beneficiary in accordance with the conditions of paragraph (A) above, the Security Agent or such Beneficiary hereby expressly reserves to itself, to which each Pledgor hereby consents, all the rights and liens resulting from these Pledges, so that, in accordance with the provisions of Article 1278 of the French Civil Code, these may benefit the designated successor or assignee of the Security Agent or such Beneficiary.

12.6	Receivables Pledge – Original Subordinated Loans – Subordinated Loans

As security for the payment and repayment of the Secured Obligations, the Majority Shareholder shall pledge by a separate deed of even date herewith to the Beneficiaries any receivables that it may be owed by the Borrowers pursuant to the Original Subordinated Loans.

To the extent required it is recalled that, in accordance with the terms of the Agreement, any new Subordinated Loan shall presuppose the concomitant accession of the relevant Subordinated Lender to the Subordination Agreement (unless the latter is already a party or has already acceded thereto) and the concomitant execution of a Receivables Pledge substantially in the form of the aforementioned Receivables Pledge granted on the date hereof.

12.7	Representative of the Borrowers Share Pledges – First-ranking

12.7.1	Definitions

For the purposes of this Clause, the terms below shall have the following meanings:

Beneficiaries shall together mean the Agent, the Security Agent and the Lenders in their capacity as beneficiaries of the Pledges, as well as their respective and successive successors, transferees and assigns; Beneficiary shall mean any one of them. It is expressly agreed that the Beneficiaries shall be duly represented for the purposes hereof (including in the event of the enforcement of the Pledges) by the Security Agent, who is hereby instructed by each one of the Beneficiaries to do so.

“Pledgor” shall mean the OPCI and Borrower I, as shareholders of the Representative of the Borrowers, as identified in the list of parties to the Agreement, with each of them acting as far as it alone is concerned.

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“Pledges” shall together mean each one of the first-ranking pledges granted over the Shares held by the relevant Pledgor, pursuant to the provisions of Clause below.

“Shares” shall mean: (a) on the Date of the Original Credit Agreement, all the shares held by the relevant Pledgor in the share capital of the Representative of the Borrowers, namely, on the Date of the Original Credit Agreement, the shares listed in the table below; and (b) in the future any shares that may replace, be substituted for or supplement the shares originally pledged pursuant to this Clause 12.7 (Representative of the Borrowers Share Pledges).

SHARES PLEDGED ON THE DATE OF THE ORIGINAL CREDIT AGREEMENT
Pledgor	company whose shares are pledged	number of shares pledged
OPCI	Representative of the Borrowers	999 shares numbered 1 to 999
Borrower I	Representative of the Borrowers	1 share numbered 1,000

12.7.2	Grant

On the Date of the Original Credit Agreement, each Pledgor hereby irrevocably pledges to the Beneficiaries, as security for the payment and repayment of the relevant Original Secured Obligations, the Shares held by it in the share capital of the Representative of the Borrowers, in the form of a first-ranking privileged pledge, pursuant to the provisions of articles 2355 (insofar as it refers to the provisions relating to pledges of tangible assets) and 2333 et seq of the French Civil Code, which the Representative of the Borrower accepts.

The Pledges granted pursuant to this Clause shall supplement the other Security Interests and may not be substituted for them or operate as a novation thereof.

12.7.3	Scope of the pledges

(A)	Each of the Pledges shall cover

(i)	any income or proceeds from or any amount ancillary to the Shares (including any options and pecuniary rights, which are or may be attached to the Shares, such as any dividend, liquidation dividend or distribution resulting from a share capital reduction or buy-back of shares), which in each case is not yet paid to the relevant Pledgor on the date of the enforcement of the Pledge;

(ii)	any share or right resulting from the pledged Shares or substituted for or supplementing the pledged Shares, following an exchange, consolidation, division, allotment for no consideration, subscription in cash or otherwise; and

(iii)	in accordance with the provisions of Article 2333 of the French Civil Code, any other new shares held by the Pledgor in the Companies (including any options and pecuniary rights attached thereto) for any reason whatsoever after the Date of the Original Credit Agreement, in each case such rights falling within the scope of the relevant Pledge and being automatically incorporated into such Pledge, without such transactions constituting in any way a novation of the rights and security interests held by the Beneficiaries pursuant to the Pledges.

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Each Pledgor waives any right to be subrogated or substituted in any rights of the Beneficiaries pursuant to any payment made pursuant to the Pledge granted by it and its right to invoke such rights and benefits, as long as the sums owed by the Borrowers under the Initial Tranche of the Facility and, more generally, the Finance Documents are not paid and repaid definitively and in full.

(B)	As long as the Pledges have not been enforced in accordance with the conditions set out below:

(i)	the right to vote at the meetings of the Borrowers attached to the Shares shall continue to be exercised by the relevant Pledgor in a manner that does affect the validity, effectiveness or enforceability of the Pledges or that might prevent the Beneficiaries from exercising their rights pursuant to this Clause

(ii)	the relevant Pledgor may dispose of any dividends, entitlements to dividends and other pecuniary rights of which it is the beneficiary pursuant to the Shares held by it, subject however to compliance with the provisions of the Agreement and the Subordination Agreement.

12.7.4	Representations and Warranties

(A)	Each Pledgor represents and warrants at the date hereof, on its own behalf and to the Beneficiaries, the following:

(a)	on the Date of the Original Credit Agreement, the Shares of the Representative of the Borrowers have been duly issued and paid up in full and it has full title thereto;

(b)	there exists no call or exchange option over all or any of the Shares held by it, or any project including options to subscribe for or to purchase all or any of the Shares held by it, and, more generally, no agreement is in force pursuant to which Representative of the Borrowers in the capital in which it holds Shares has or has assumed any obligation to proceed with an issue of new shares;

(c)	the Pledge of the Shares granted by it was authorised by a unanimous resolution of the shareholders of each Borrower dated 29 December 2014;

(d)	on the Date of the Original Credit Agreement, the Shares pledged by the Pledgors represent all the shares issued by the Representative of the Borrowers.

(B)	the representations and warranties set out paragraph (A) below are made and given on the Date of the Original Credit Agreement and, as far as the representations and warranties in paragraph (b) are concerned, shall be deemed to have been repeated on each date on which the representations and warranties set out in Clause 13 below are deemed to have been repeated.

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12.7.5	Undertakings

Each Pledgor undertakes for the entire term of the Agreement to take all reasonable measures and to comply with any necessary formalities which it is requested to take or with which it is requested to comply in writing by the Security Agent for the purposes of allowing the Beneficiaries to exercise at any time the rights, remedies and liens granted to them pursuant to the law or this Clause 12.7.

12.7.6	Enforcement

(A)	Upon: (x) the occurrence of a General Acceleration Event defined by Clause 15.1.1 (A) (Payment default) and on the expiry, as the case may be, of any remediation period agreed upon; or (y) any Acceleration; or (z) the non-payment of any sums owed on the Final Repayment Date of the Initial Tranche, the Security Agent, acting on behalf of the Beneficiaries, may exercise the rights, remedies and liens granted to any pledged creditor by the law by virtue of the Pledges, and may inter alia, without prejudice to any other action that may be taken independently or concurrently, at the discretion of the Beneficiaries:

(c)	proceed with a public sale of all or any of the Shares in accordance with the provisions of Article L. 521-3 of the French Commercial Code; or

(d)	procure the transfer to the Beneficiaries of title to all or any of the Shares pledged pursuant to any one of the Pledges in accordance with the provisions of Article 2347 of the French Civil Code; or

(e)	two (2) Business Days after serving notice on the relevant Borrowers and the Pledgors (the “Transfer Date”), procure the transfer to itself of full title to all or any of the Shares in accordance with the provisions of Article 2348 of the French Civil Code pertaining to forfeiture clauses and the provisions of paragraph (B) below.

(B)	The transfer of full title to the Shares referred to in paragraph (A)(c) above shall take place on the Transfer Date in strict compliance with the following provisions:

(f)	on the Transfer Date, the Beneficiaries (represented by the Security Agent) and the relevant Pledgors shall together appoint, pursuant to the proposal of the Security Agent, an expert;

(g)	the relevant Pledgors shall be at liberty to approve or reject the proposed expert (it being specified that the silence of the Pledgors for five (5) consecutive Business Days shall be deemed to constitute their approval);

(h)	on the rejection of an expert by the relevant Pledgors, an expert shall be appointed by an order of the Presiding Judge of the Paris Commercial Court, pursuant to an ex parte application of the relevant Pledgors and/or the Security Agent, from amongst the banks, the leading audit firms operating in France or any other expert appearing on the list of experts approved by the Paris Appeal Court (in the section entitled “Economy and Finance”, having as their specialisation “Valuation of corporate rights – mergers, demergers and contributions”);

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(i)	the expert so appointed shall determine the value of the Shares on the Transfer Date within a period of thirty (30) calendar days from its acceptance of such task. To such end, the relevant Parties undertake to provide the expert with any documentation and information that may be useful to it in the performance of its task. The expert procedure shall:

-	provide the relevant Parties with a reasonable opportunity to make oral or written submissions;

-	require that the relevant Parties provide each other with a copies of any written submissions delivered to the expert concomitantly with such delivery to the expert;

-	allow each relevant Party to attend any hearing of the other Party;

The valuation of the expert must be duly justified and based on precise documented evidence and several calculation methods generally used in relation to the same type of shares;

(j)	the expert so appointed shall deliver to the Security Agent and the Pledgors its decision, which must be accompanied by all supporting documents; the valuation of any expert appointed pursuant to this Clause shall be binding on the Security Agent, the Beneficiaries and the Pledgors and may not be challenged in the absence of a clear error; and

(k)	notwithstanding the foregoing, at any time during the procedure described in this paragraph (B), the Security Agent shall have the option of recourse to any one of the other procedures described in paragraph (A) above, should it deem this necessary to best preserve the interests of the Beneficiaries.

The Pledgors hereby undertake to sign any document and comply with any formalities required to ensure the effectiveness of the transfer of the Shares on the Transfer Date to the Beneficiaries and undertake to such end to deliver all the corporate documents of the relevant Borrower to the Security Agent on the Transfer Date.

(C)	Any proceeds so received from a sale of the Shares in the event of an enforcement of the Pledges shall then be applied to repay the relevant Original Secured Obligations, in accordance with the provisions of Clause 12.8 (Allocation of proceeds from the Security Interests).

Any sum received by the Beneficiaries pursuant to the enforcement of the Pledges that exceed the sums required to pay and repay the Original Secured Obligations shall be returned by the Beneficiaries to the Pledgors, pro rata their respective holdings in the relevant Borrower.

(D)	The Beneficiaries shall in no circumstances bear any liability for any values determined for the purposes of the enforcement of the Pledges. (D) The reasonable costs resulting from the enforcement of the Pledges shall be borne by the Pledgors and shall be set off against the proceeds of the enforcement of the Pledges.

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12.7.7	The Term

(A)	The pledges constituting the subject-matter of this Clause 12.7 and the obligations of the Pledgors in this regard enter into force on the Date of the Original Credit Agreement and shall remain in force until the date on which all the relevant Original Secured Obligations have been paid and repaid definitively and in full. It is specified that until such date the Pledges shall continue to produce their effects in the event of a deferral of maturity or the amendment of any one of the clauses or conditions of the Agreement and the other Finance Documents (inter alia in the event of an increase in the amount of the Original Secured Obligations), without any Pledgor being entitled to invoke such various facts as a novation and without it being necessary to amend the terms of this Clause, to which each Pledgor hereby expressly consents.

(B)	The Security Interest granted pursuant to this Clause shall not be deemed extinguished and shall not be affected by any payments made from time to time over the term of the Agreement in order to partially repay the relevant Secured Obligations.

12.7.8	Formalities

The Security Agent, in the name and on behalf of the Beneficiaries, shall, at the expense of the relevant Pledgors, register the Pledges in accordance with the provisions of Decree No. 2006-1804 of 23 December 2006, enacted for the purposes of the implementation of Article 2338 of the French Civil Code, pertaining to the publication of pledges without any transfer of title, and the Security Agent shall renew any such registration as long as such Pledge is in force and, in particular before the end of the fifth year of its first registration.

To such end, all powers are granted to the Undersigned Notary.

12.7.9	Benefit

(A)	All the rights, liens and options granted to the Beneficiaries in accordance with the terms of this Clause 17 shall benefit their successive successors, transferees and assigns, in accordance with the terms of article of the Agreement, and all the covenants, representations and warranties and obligations of the Pledgors pursuant to this Clause shall bind their successive successors, transferees and assigns in accordance with the same terms, it being however understood and agreed that:

(l)	a Borrower may not assign all or any of its rights or delegate or assign all or any of its obligations pursuant to this Clause 5.2.1.1 otherwise than in accordance with the terms and the conditions of the Agreement, and in particular the provisions of Clause; and

(m)	the Security Agent or any one of the Beneficiaries may assign its rights and obligations pursuant to this Clause 12.7 to any third party, in accordance with the conditions of the Agreement.

(B)	The provisions of this Clause 12.7 shall benefit each one of the Beneficiaries and their respective successors and assigns, inter alia as a result of a sale, merger, demerger or asset contribution in accordance with Articles L.236-1 et seq. of the French Commercial Code into which any one of the Beneficiaries may enter, without being required to comply with any specific formality or make any specific reiteration.

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(C)	In the event of a transfer or assignment of all or any of its rights and obligations by the Security Agent or any other Beneficiary in accordance with the conditions of paragraph (A) above, the Security Agent or such Beneficiary hereby expressly reserves to itself, to which each Pledgor hereby consents, all the rights and liens resulting from these Pledges, so that, in accordance with the provisions of Article 1278 of the French Civil Code, these may benefit the designated successor or assignee of the Security Agent or such Beneficiary.

12.7	Cash Pledges

12.7.1	Financial Ratios Cash Pledges

12.7.1.1	Grant

c)	In the event of Non-Compliance with a Blocking Financial Ratio determined on any Calculation Date, each Borrower shall pay by way of a cash pledge (for each Borrower a Financial Ratios Cash Pledge) on the Interest Payment Date corresponding to or immediately following such Calculation Date,[17] by way of a transfer to the Financial Ratios Cash Pledge Account, the entirety of its Excess Cash.

The Excess Cash of each Borrower paid into the Financial Ratios Cash Pledge Account on a given Interest Payment Date and plus, as the case may be, the Excess Cash of the Borrowers paid on one or more previous Interest Payment Dates, shall hereinafter be referred to as the Cash Pledge Amount.

12.7.1.2	General characteristics of the Financial Ratios Cash Pledges

The Agent shall automatically book the Financial Ratios Cash Pledges amongst its own assets. Neither the Borrowers nor the Representative of the Borrowers shall have access to such sums in any circumstances.

Until the allocation of the Cash Pledge Amount in accordance with the provisions of Clause 12.8.1.3 below, the latter shall be retained with full title by the Agent on behalf of the Lenders.

The Financial Ratios Cash Pledges shall continue to produce their effects in the event of a deferral of maturity or the extension or modification of any one or more of the Secured Obligations, irrespective of whether this results from an express or tacit agreement of the parties.

17 Confirm whether the Calculation Dates coincide with the Interest Payment Dates.

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12.7.1.3	Allocation and enforcement of the Financial Ratios Cash Pledges

(A)	If on a given Calculation Date it appears that the Cash Pledge Amount exceeds the amount necessary to remedy any relevant Non-Compliance with a Blocking Financial Ratio (presuming that the Cash Pledge Amount is allocated to repay the Outstanding Amount of the Acquisition Tranche), then the Agent, when requested to do so by the Representative of the Borrowers, shall return the surplus to all the Borrowers within five (5) Business Days by way of transfers to the Operating Account of the Borrowers pro rata their Allocated Acquisition Share in the Acquisition Tranche.

By way of an exception to the foregoing, no amount shall be returned to the Borrowers if, on the relevant date, any General Acceleration Event or Potential General Acceleration Event is continuing. If any Property Acceleration Event or Potential Property Acceleration Event is continuing, no amount shall be returned to the relevant Borrower.

(B)	Should the Borrowers have been required to pledge pursuant to Clause 12.8.1.1 their Excess Cash on three (3) consecutive Interest Payment Dates, the Cash Pledge Amount shall on such third consecutive Interest Payment Date be allocated to repay the Outstanding Amount of the Acquisition Tranche, in accordance with the provisions of Clause 5.2.1.5

The Cash Pledge Amount shall also be allocated to repay the Outstanding Amount of the Acquisition Tranche, in accordance with the provisions of Clause 5.2.1.5 on the fourth consecutive Interest Payment Date and, as the case may be, on the fifth consecutive Interest Payment Date, if on such fourth consecutive Interest Payment Date or, as the case may be, on such fifth consecutive Interest Payment Date, the Borrowers are required pursuant to Clause 12.8.1.1 to pledge their Excess Cash.

(C)	The Agent may on behalf of the Lenders at any time, in the event of Acceleration occurring or any sums being due and payable and remaining unpaid on their due date, exercise the rights pursuant to the Financial Ratios Cash Pledges that beneficiaries of a cash pledge may exercise under French law, up to any amount due and payable but unpaid by the relevant Borrowers(s) pursuant to the Finance Documents, in order to allocate such sums to pay and/or repay the debt owed to the Lenders pursuant to the Finance Documents.

It is expressly acknowledged and agreed by the parties that the Agent may enforce the Finance Ratios Cash Pledges after it has informed the Representative of the Borrowers, without however any formal demand or other notice of any nature whatsoever being required.

12.7.2	Cash Pledge

12.7.2.1	Grant

The Parties agree that any sum transferred (a “Transferred Sum”) in accordance with the provisions of the Agreement and the other Finance Documents to the Agent Account or any other account shall constitute a Cash Pledge to the Beneficiaries, subject to the terms and conditions hereinafter.

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12.7.2.2	General characteristics of the Cash Pledge

Any amount credited to the Agent Account by way of a Cash Pledge shall be automatically booked by the Agent amongst its own assets. The Representative of the Borrowers and the Borrowers shall not have access to such sums in any circumstances.

Until the return or the allocation of a Transferred Sum in accordance with the applicable provisions of Clause 5.7 (B) or any other Clause, it shall be retained with full title thereto by the Agent on behalf of the Lenders.

Each Cash Pledge shall continue to produce its effects in the event of a deferral of maturity or the extension or modification of any one or more of the Secured Obligations, irrespective of whether this results from an express or tacit agreement of the parties.

12.7.2.3	Enforcement

Without prejudice to the allocation of all or part of a Transferred Sum in accordance with the applicable provisions of the above Clauses, the Agent may on behalf of the Lenders, In the event of an Acceleration occurring or on the Final Repayment Date, exercise any rights in the Transferred Sum that the beneficiary of a cash pledge may exercise under French law, up to any amount due and unpaid by the Borrowers pursuant to the Finance Documents.

It is expressly acknowledged and agreed by the parties that the Agent may enforce any Cash Pledge and allocate such cash to pay the sums owed and payable by the relevant Borrower to the Lenders, after it has informed the Representative of the Borrowers thereof, without however any formal demand or notice of any other nature whatsoever being required.

12.8	Representative of the Borrowers Surety

The Representative of the Borrowers shall act as joint and several surety with the Borrowers with regard to the Agent, the Security Agent and the Lenders (the Beneficiaries), as security for the compliance of the Borrowers with their obligations in accordance with terms of the Finance Documents, pursuant to the application of this clause and in accordance with the conditions of Articles 2288 et seq. of the French Civil Code (the Representative of the Borrowers Surety).

The Representative of the Borrowers, in its capacity as surety, hereby irrevocably and expressly waives the benefits of challenge and division provided for by Articles 2298 and 2303 of the French Civil Code. The Beneficiaries may enforce the Representative of the Borrowers Surety without being required first of all to exhaust their remedies with regard to each Borrower and without enforcing any other Security Interests in rem or in personam which they otherwise hold or may hold.

The Representative of the Borrowers, in its capacity as surety, hereby irrevocably and expressly waives the benefit of Articles 2309 and 2316 of the French Civil Code and undertakes accordingly not to take any action against the Borrowers in the event of an extension of the term granted by the Beneficiaries or any one of them.

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The Representative of the Borrowers, in its capacity as surety, irrevocably and expressly waives, until such time as the Secured Obligations are discharged in full, its right: (i) to take any action or seek any remedy (including the personal remedy provided for by Article 2305 of the French Civil Code) and any right (including any contractual or statutory subrogation) that it might hold pursuant to the Representative of the Borrowers Surety against the Borrowers; and (ii) to invoke the benefit of any security granted to the Beneficiaries pursuant to the Secured Obligations.

In the event of the activation of the Representative of the Borrowers Surety, the Agent, acting on its own behalf and on behalf of the other Beneficiaries, shall send to the Representative of the Borrowers a payment request, stipulating the amount of the unpaid sums that are owed to the Beneficiaries. The Representative of the Borrowers undertakes to pay to the Agent on behalf of the Beneficiaries any amount of which payment is requested pursuant to the Representative of the Borrowers Surety within two (2) Business Days from receipt of the relevant payment request.

The Representative of the Borrowers Surety may be activated on one or more occasions.

The Representative of the Borrowers Surety shall continue to produce its effects in the event of a deferral of maturity, any extension of payment periods or any amendment, even if tacit, to the terms of the Finance Documents, without it being necessary to notify any such event to the Representative of the Borrowers, and such an event may in no circumstances be deemed to constitute a novation.

The Representative of the Borrowers Surety shall continue to produce its full effects in all circumstances, and in particular should a Borrower constitute the subject-matter of an Insolvency Procedure or any other judicial or extrajudicial procedure seeking to bring about the collective discharge of its liabilities or its reorganisation (inter alia by way of a merger or demerger) or seeking to achieve similar objectives, with the Representative of the Borrowers remaining, notwithstanding the occurrence of such events, personally liable without being able to invoke with regard to any one of the Beneficiaries any conditions that may be invoked by the relevant Borrower with regard to the surety in the context of such procedures, subject to the mandatory provisions of the French Commercial Code.

It is expressly agreed with the Representative of the Borrowers that no change whatsoever to the legal situation of a Borrower or any one of the Beneficiaries (and in particular but without limitation any merger, demerger, partial asset contribution or change of corporate form), inter alia in the event of a novation, may bring to an end the obligations of the Representative of the Borrowers pursuant to the Representative of the Borrowers Surety.

Subject to Article L. 313-22 of the French Monetary and Financial Code, the Representative of the Borrowers acknowledges that it is in a position personally to monitor the situation of each Borrower for whom it acts as surety. Accordingly, the Beneficiaries shall not be required to notify to the Representative of the Borrowers any extension of the term, any non-payment by a Borrower or any other event capable of affecting the financial or legal situation of a Borrower.

The Representative of the Borrowers Surety shall remain in force until the date on which the Borrowers are no longer bound by any payment obligation pursuant to the Secured Obligations.

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12.9	Allocation of the proceeds of the Security Interests

a)	The proceeds of any enforcement of the Security Interests (other than the Security Interests In Rem referred to in paragraph (B) hereinafter) from which the Lenders and the Agent and the Security Agent benefit shall be allocated with priority to pay registration costs and the costs of enforcing the Security Interests borne by the Agent and the Security Agent, and then allocated between them on a pari passu basis pro rata the Secured Obligations payable to each one of the Lenders, the Agent and the Security Agent.

b)	To the extent required it is specified that the proceeds of the enforcement of the Security Interests In Rem shall be allocated to the relevant beneficiaries in accordance with the ranking of the registration of the relevant Security Interests In Rem, as stipulated by Clause 12.1 (Security Interests In Rem).

c)	The portion of the proceeds of the enforcement of the Security Interests payable to the Lenders, the Agent and the Security Agent pursuant to the provisions of paragraph (A) above shall be allocated to pay and repay the any due and payable Secured Obligations in the following order:

d)	any fees, costs, expenses and ancillary amounts due and payable under the Facility;

e)	any interest and default interest due and payable under the Facility; and

f)	the amount of the principal due and repayable to the Lenders under the Facility and any Break Costs;

with the amounts referred to in the above paragraphs to be allocated between the Lenders pro rata the amount of their participations in the Facility.

Any sums recovered by the Agent pursuant to any Security Interest which exceed the amount of the Secured Obligations pursuant to such Security Interest shall be promptly repaid to the Pledgor.

13.	Representations and warranties

13.1	General representations and warranties of the Borrowers

On the Signing Date, each one of the Borrowers represents and warrants as follows to the Agent and the Lenders, with each one of them so doing as far as it alone is concerned:

13.1.1	Existence – Business

a)	it is a duly incorporated and registered French property company (société civile) which exists validly in accordance with French laws and regulations;

b)	it operates no business other than the business stipulated by its articles of association in force on the Signing Date;

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13.1.2	Capacity

It has the capacity to enter into the Transaction Documents to which it is a party and to perform the obligations that are or may be imposed on it thereby;

13.1.3	Powers – Corporate authorisations

a)	the signature of the Transaction Documents to which it is a party has been duly authorised by its competent corporate bodies whenever required by the law or its articles of association and requires no authorisation from a competent authority that has not been already obtained;

b)	such corporate authorisations are in force and are being complied with, and there exist no circumstances by virtue of which they could be withdrawn, not renewed, amended or cancelled in whole or in part;

13.1.4	Valid obligations and pari passu ranking

the obligations incumbent upon it pursuant to the Agreement and any other Finance Document:

a)	constitute valid obligations that are legally binding upon it and are capable of being enforced against it in accordance with their terms, subject to the general principles of the law limiting its obligations and/or subject to the effects of any insolvency procedures and/or any other statutory or regulatory provisions affecting in a general manner the rights of creditors;

b)	as far as its payment obligations are concerned and to the extent that such obligations do not benefit from any special priority pursuant to a Lien created and/or granted pursuant to the Security Interests, rank at least pari passu with its unsecured and unsubordinated indebtedness, subject to those obligations that enjoy priority pursuant to the effects of the law or pursuant to the Subordination Agreement;

13.1.5	No immunity

neither it nor any one of its Assets benefits from any immunity whatsoever against any proceedings, attachment, compensation or other legal proceedings;

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13.1.6	No breach

the signature by it of any Finance Document to which it is a party shall not breach: (1) any applicable law or regulations or authorisation to which it is subject or which are applicable to its Assets; (2) any contract to which it is a party; (3) any provision of its articles of association or other corporate documents; and (4) on the Signing Date alone, any judgement which is provisionally enforceable or has acquired the force of res judicata in proceedings to which it is a party;

13.1.7	Applicable law – Jurisdiction

the choice of French law to govern the Finance Documents to which it is a party and which have been expressly made subject to French law, is legal and valid, binding upon it and enforceable against it;

the grant of jurisdiction to the courts located within the geographical jurisdiction of the Paris Appeal Court to hear any dispute relating to the Finance Documents to which it is a party and which have been expressly made subject to French law, is legal and valid, binding upon it and enforceable against it;

13.1.8	Authorisation – Activities

a)	subject to any formality necessary to ensure enforceability that must be complied with pursuant to the Security Documents, all the authorisations, consents, approvals, documents or decisions originating from any administration, public authority or court, if any, and all the documents and measures that may be necessary and are its responsibility pursuant to any applicable law or regulations in order: (i) to perform its obligations pursuant to the Finance Documents to which it is a party; and (ii) to pursue its activities, have been obtained or taken and such authorisations and consents remain in force;

b)	there exist no circumstances that have been brought to its knowledge by virtue of which such authorisations, consents, approvals, documents or decisions could be withdrawn, not renewed, amended or cancelled in whole or in part;

c)	it is in all material regards in compliance with the statutory, regulatory and administrative provisions applicable to it;

d)	it has no employees;

e)	it conducts its business in its own name and keeps separate accounts;

f)	its centre of main interests is located in France;

13.1.9	No interests in any other entities

a)	subject to its membership of any Association Foncière Urbaine Libre or Association Syndicale Libre which it may join in its capacity as owner of a Property, it has never had and does not have any interest whatsoever, either directly or indirectly, in any de jure or de facto company or in any other entity that is incorporated or domiciled in any country whatsoever, either with or without a legal personality (including inter alia any economic interest grouping or partnership), and it is not a party to any agreement, shareholders’ agreement or partnership agreement (and in particular any joint venture or silent partnership agreement);

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b)	it has never performed the functions of a de facto or de jure director of a company or any entity with or without a legal personality;

13.1.10	Accounting Documents

a)	all the financial and accounting documents relating to it delivered to the Agent in accordance with Clause 4 (Conditions precedent) and Clause 14. (Covenants) were drawn up in accordance with accounting principles and practices generally accepted in France as habitually applied by it, and are lawful and truthful and present a faithful picture of its assets, financial situation and results on the date on which they were produced and for the period to which they relate;

b)	there has been no change in its accounting situation that might constitute a Material Adverse Event since the date on which its most recent accounts were delivered to the Agent;

13.1.11	Business Plan

the Business Plan was produced by the Borrowers (or by the Representative of the Borrowers on their behalf) on the basis of forecasts and assumptions that the Borrowers (or the Representative of the Borrowers acting on their behalf) deemed in good faith to be reasonable on the date on which they were produced (subject to the uncertainty to which forecasts are as a matter of course subject);

13.1.12	Accurate information - Complete documents

a)	the factual information in any document delivered by it (or delivered by the Representative of the Borrowers on its behalf) to the Lenders and the Agent pursuant to Clause 4 (Conditions Precedent) and Clause 14. (Covenants) was accurate at the time it was compiled (subject to the uncertainty to which forecasts are as a matter of course subject), truthful and correct in all material regards (and as far as any documents produced by a third party are concerned, such documents are to the best of its knowledge accurate and correct), and nothing has occurred since the delivery of such documents which could require their material and negative revision or which it is reasonable to expect might make them inaccurate or incorrect and which has not been brought to the knowledge of the Agent;

b)	the documents delivered by it (or delivered by the Representative of the Borrowers on its behalf) to the Lenders and the Agent on the Signing Date, are to its knowledge on the date of their delivery copies of signed and complete originals which were not modified or amended in any manner whatsoever prior to the date of their delivery and there do not exist between the parties to such agreements or documents any contracts, agreements or understandings other than those entered into in the context of this financing that could materially and adversely affect the terms and conditions of such documents;

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c)	there is no material information capable of adversely affecting its Assets, its business or the operation of its Property of which it is aware and which has not been disclosed to the Lenders or the Agent;

13.1.13	Expert Report

d)	all the information provided by it to the Expert (or provided by the Representative of the Borrowers on its behalf) for the purposes of the completion of any Expert Report, in accordance with the terms of the Agreement, was accurate and provided in good faith on the date of its provision to the Expert;

e)	to its knowledge, it has not failed to provide to the Expert any information held by it which, had it been provided, would have adversely affected the Market Value of its Property or Properties, as determined by the Expert;

13.1.14	Taxes

a)	it is up-to-date in terms of the payments of any taxes to which it is subject, save however for those taxes of which it has in good faith challenged the payability and for which an adequate provision has been duly booked or the payment of which has been suspended or in respect of which a grace period has been granted by the relevant authority;

b)	all tax returns have at all times been completed, signed or filed in a diligent manner by it and within the periods stipulated by the applicable regulations;

c)	on the Signing Date, it is in compliance with the obligations incumbent upon it pursuant to the tax regime applicable to it or, should any non-compliance exist, such non-compliance is not capable of calling into question the benefit of the tax regime applicable to it;

d)	it is up-to-date and all the legal entities that directly or indirectly own it are up-to-date in terms of its or their obligations in connection with three per cent (3%) tax provided for by Articles 990 D et seq. of the French General Tax Code;

e)	it has validly opted to subject its Rents to VAT in accordance with the provisions of Article 260-2 of the French General Tax Code and Article 194 of Schedule II to the French General Tax Code;

f)	all applications for VAT refunds have been duly filed within the periods stipulated by the tax authorities, in the due and proper form and in compliance with the applicable regulations;

g)	on the Signing Date, no Tax Deduction is applicable to the payment of any sum that is or may be owed by it to the Lenders who are Qualifying Lenders pursuant to the Finance Documents;

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13.1.15	Disputes

save for the disputes listed in Schedule 8, there are on the Signing Date no proceedings pending before a court or administrative court or arbitral tribunal and no such action, procedure or proceedings has been threatened in writing, against it or in connection with any one of its Assets that could be capable, were the relevant claims to be allowed, of affecting materially and adversely its ability to perform its obligations pursuant to the Finance Documents to which it is a party;

13.1.16	Indebtedness

it has no Indebtedness other than Permitted Indebtedness (and in particular Indebtedness resulting from the Cash-Pooling Agreement);

13.1.17	Acceleration Events

on the Signing Date, no General Acceleration Event or Potential General Acceleration Event affecting it subsists;

13.1.18	Bank accounts

it has no bank accounts other than the Operating Account held with the Accounts Bank;

13.2	Representations relating to the Properties

Each one of the Borrowers represents and warrants as follows to the Agent and the Lenders, with each one of them so doing as far as it alone is concerned, on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III):

13.2.1	Title to the Assets – Liens

a)	it holds an incommutable right of title to its Property and full title to all its other Assets;

b)	its Property is not encumbered by any easement other than: (1) those referred to in the title deeds or the planning information memoranda delivered to the Agent; (2) the division descriptions and co-ownership regulations; and (3) statutory or regulatory easements or those resulting from the natural location of the premises, and none of such easements (or their withdrawal in the case of easements that benefit the site of the relevant Property) is of a nature to adversely affect the Market Value of its Property or its day-to-day operation;

c)	it is not bound by any undertaking or obligation pursuant to any material restriction of or limitation on the use or possession of its Properties, save for those stipulated by the Leases and the Finance Documents;

d)	on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), there exists no option to buy or undertaking to sell its Property;

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e)	on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), no expropriation or requisition procedure involving all or part of its Property is continuing or, to the best of its knowledge, is on the point of being instigated, and more generally, no proceedings, action, interim measure or process has been instigated, or, to the best of its knowledge, is capable of being instigated, that seeks to call into question its right of title to its Assets or the operation of its Property or Properties;

f)	no Lien other than those stipulated by or referred to in the Finance Documents has been granted, maintained, extended or registered over its Property, with the exception however of the Security Interests In Rem or those which shall be definitively released on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III);

g)	its Assets other than its Property are not subject to any Lien or like rights other than the Security Interests granted by it to the Agent, the Security Agent and the Lenders in accordance with the Finance Documents;

h)	the Security Interests granted by it pursuant to the Finance Documents are first-ranking privileged security interests granted to the Agent, the Security Agent and the Lenders;

13.2.2	Urban planning

a)	to the best of its knowledge, the construction works on its Property completed prior to the Signing Date (in the case of Borrower I and Borrower II) or the Rueil Acquisition Date (in the case of Borrower III) are no longer capable of constituting the subject-matter of any administrative injunction or challenge;

b)	the construction works on its Property after the Signing Date (in the case of Borrower I and Borrower II) or the Rueil Acquisition Date (in the case of Borrower III) have been completed or are being completed in all material regards in compliance with the urban planning rules applicable at the time of their completion, the related construction permits are definitive and have been purged of third-party appeal rights and the administration’s right of withdrawal and any third-party appeal;

c)	its Property continues to comply in all material regards with all the urban planning rules applicable to it;

d)	to the best of its knowledge of the authorisations held by the Tenants, the Administrative Authorisations required for the operation of its Property are definitive in nature, and it has no knowledge of any action, procedure or challenge brought by the authorities or any interested party seeking to call into question such authorisations, of which it has not informed the Agent;

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13.2.3	Insurance - Insured events

a)	it has taken out personally or has had taken out on its behalf with one or more insurance companies with a credit rating of at least “A-” having their registered office in France or a branch in France, one or more all risks (All Risks Except) policies governed by French law and covering the Property owned by it, in an amount at least equal to its reconstruction cost or reinstatement value (including the costs of replacing any damaged facilities or equipment which it may own (such replacement costs are in line with the value of the Property and the capital sums declared by the relevant Borrower)); the amount of the cover obtained for its Property is not less than the reinstatement value thereof stipulated by the most recent Expert Report;

In addition, such policy or policies must:

(i)	cover the fees of experts and the costs of architects;

(ii)	contain a “losses and ancillary costs” clause covering inter alia the costs associated with demolition, earthworks and site security resulting from an insured event;

(iii)	cover all risks of loss or damage that are generally insurable (including inter alia natural disasters, fire, lightning, explosions, floods, storms, hail and snow, accidents involving aircraft, riots, sabotage, acts of terrorism, theft, accidents involving electric equipment and broken glass);

(iv)	include “loss of rents” cover for a period of at least thirty-six (36) months, it being specified that the “loss of rents” cover is in the nature of “Operating Losses” cover;

b)	it it has taken out personally or had taken out on its behalf an all risks policy as described above, and a property-owner’s civil liability policy covering the financial consequences of its civil liability, with the following insurance companies:

AXA France IARD, 313 Terrasse de l’Arche 92727 NANTERRE CEDEX under policy number 651991204 concerning the

ALLIANZ, 87 rue de Richelieu 75002 PARIS, under policy number 54398844 concerning the insurance policy taken out by the owners’ association of the Marseille building;

c)	such policies contain provisions in accordance with which: (x) the insurance company may only terminate such policy for the non-payment of the premium by serving a termination notice on the relevant Borrower or the Representative of the Borrowers acting on behalf of such Borrower at least thirty (30) calendar days in advance of such termination, with it being incumbent upon such Borrower or the Representative of the Borrowers to notify the Agent thereof without delay, without this provision or the benefit hereof constituting any obligation incumbent upon the Agent or the Lenders to pay such premium; and (y) the Agent, acting in the name and on behalf of the Lenders, may substitute itself for the relevant Borrower or the Representative of the Borrowers in the performance of its obligations pursuant to the insurance policies, if the Borrower or the Representative of the Borrowers defaults in this regard;

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d)	such insurance policies are in force, no premium that is due and payable pursuant to such policies remains unpaid and it has no knowledge of any fact or event that would make it possible for the insurance company to terminate or restrict cover under such insurance policies;

e)	the benefit of any insurance proceeds pursuant to the insurance policies referred to in paragraph (a) above may be validly allocated, assigned or delegated to the Beneficiaries in accordance with the conditions of the Agreement;

f)	on the Date of the Original Credit Agreement (in the case of Borrower I and Borrower II) or the Date of Amendment N°1 (in the case of Borrower III), no insured event is continuing on its Property;

g)	on the Signing Date (in the case of Borrower I and Borrower II) or the Rueil Acquisition Date (in the case of Borrower III), no insured event is continuing on its Property;

13.2.4	Mandatory construction insurance policies

a)	all works undertaken or carried out on its Property and completed within the last ten (10) years, insofar as these fall within the scope of the provisions of Articles L.242-1 et seq. of the French Insurance Code, are covered by a construction damage insurance policy and a property developer’s ten-year civil liability policy, taken out by or on behalf of the owner and providing sufficient amounts of cover for the relevant works, from leading insurance companies known to be solvent. This representation is made on the basis of the knowledge of each Borrower and subject to the provisions of the Acquisition Deed relating to the relevant Property and in respect of works completed prior to the signature of the Acquisition Deed by the relevant Vendor, previous owners or Tenants;

b)	as far as the works completed by it on its Property after the Signing Date (in the case of Borrower I and Borrower II) or after the Rueil Acquisition Date (in the case of Borrower III) are concerned, all the documents required by the insurance companies to ensure the effectiveness of the policy and the cover provided have been delivered to such insurance company;

c)	all the premiums payable pursuant to the aforementioned policies (including the final premiums, if these are payable) have been paid; this representation is made on the basis of the knowledge of each Borrower and subject to the contents of the Acquisition Deed relating to the relevant Property in respect of works completed by the relevant Vendor relevant, previous owners and/or Tenants;

d)	any recourse necessary, as the case may be, to activate the ten-year cover has been exercised within the stipulated periods;

13.2.5	Structure and maintenance of the Properties

a)	its Property does not contain any structural or technical defect;

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b)	its Property is maintained in a good state of repair, subject to the undertakings assumed by the Tenants in terms of maintenance pursuant to the Leases (it being however specified that should it become aware of any such breach, it shall promptly serve notice on the Tenant to comply with the terms of the lease);

13.2.6	Leases

a)	each one of the Leases: (i) imposes valid obligations on the relevant Tenant; (ii) may be enforced against the relevant Tenant in accordance with its terms, subject to the rules generally applicable to leaseholders’ rights; (iii) may not be terminated or rescinded as a result of the conduct of the Borrower or an obligation with which it fails to comply; (iv) stipulates a use compliant with the permitted use and use of the relevant Property, as laid down by the Administrative Authorisations obtained;

b)	on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), there exists no litigation other than that referred to in its Acquisition Deed, and it has not received from a Tenant by registered letter or served by a bailiff any written threat to instigate proceedings, save for those referred to in the documents provided by the Vendor;

c)	each one of the Leases stipulates a use compliant with the permitted use and actual use of its Property;

d)	on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), each Tenant is in compliance with its main obligations under the relevant Lease;

e)	the Rents under all the Leases are subject to VAT;

13.2.7	Set-off pursuant to the Leases

on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), no Tenant has a claim against it pursuant to any Lease that might allow the relevant Tenant to set off any sum owed by it to the relevant Borrower pursuant to the Lease against any other sum that may be owed by the relevant Borrower to the Tenant pursuant to the Lease or any other contract (subject, as the case may be, to any security deposits, any works to be carried out by a Tenant that a Borrower may have undertaken to carry out in accordance with the terms of the relevant Lease or any adjustments of charges paid by the Tenants);

13.2.8 Environment - public health - no specific hazards

a)	in light of their current use, the Properties, subject to compliance by the Tenants with the stipulations in the reports produced and provided to the Agent and the Lenders on the Signing Date, are not capable of constituting a hazard for the environment or public health or of giving rise to any decontamination obligation or of constituting a specific risk to their surroundings;

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subject to the actions of the Tenants and save for standard cleaning products, no polluting, hazardous or toxic substances or waste materials are produced or processed on the Properties;

b)	each Property is in compliance with the regulations resulting from the French Public Health Code relating to asbestos;

on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III) and in such regard, no Property is subject to any order to carry out decontamination works or works to eradicate termites and none of the Borrowers is aware of any termite infestation;

more generally, in terms of regulations resulting from the French Public Health Code, the Properties have not, to the knowledge of the Borrowers, constituted the subject-matter of either a notice or an administrative order to carry out any works (decontamination, pest-control or other works), or any requirements or public utility easements associated with the public health or safety regulations referred to above, of a nature to affect the operation of the Properties;

to the knowledge of the Borrowers, the facilities on the Properties, to the extent that these are subject to public health and safety regulations, undergo regular maintenance and periodic regulatory checks, in accordance with such regulations, and have not given rise to any contamination whatsoever;

c)	subject to the activities of the Tenants, each facility subject to the regulations applicable to facilities classified for the purposes of the protection of the environment (within the meaning of Articles L.511-1 et seq. of the French Environmental Code) that is currently operated or has been operated on the Properties, has constituted the subject-matter of the declarations, registrations or authorisations required by such regulations and is operated in compliance with such regulations;

d)	the Properties are in compliance with the regulations resulting from the laws relating to water and aquatic environments, certain provisions of which have been codified in the French Environmental Code, and on such basis in particular have constituted the subject-matter of the declarations stipulated by the water classification system (making a certain number of activities subject to either authorisation or declaration, on the basis of works and facilities capable of having an impact on water or aquatic environments) and have not constituted the subject-matter of any self-supervision programme requested by a Prefect;

e)	there exists no Environmental Liability directly connected with the Properties of which it is aware (or of which it should be aware pursuant to its statutory obligations) and which it did not notify to the Agent immediately;

f)	the Properties are not exposed to any risk of cave-ins and are not located either in a former quarry zone or soluble gypsum zone or in a zone that is regulated for seismicity, or within the area of a technological risks prevention plan;

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g)	on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), the Borrowers have no knowledge of any facts or information pertaining to environmental or urban planning matters of a nature to call into question the operation of the Properties;

13.2.9	Acceleration Events

on the Signing Date (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III), there subsists no Property Acceleration Event and no Potential Property Acceleration Event affecting the Property owned by it.

13.3	Representations and warranties of the Shareholders

On the Signing Date, each Shareholder represents and warrants to the Agent and the Lenders as follows:

13.3.1	Existence - Business

a)	it is a duly incorporated and registered company, which exists validly in accordance with the applicable laws and regulations;

b)	it operates no business other than the business stipulated by its articles of association in force on the Signing Date;

13.3.2	Capacity

it has the capacity to operate its business and to own its Assets with full title;

13.3.3	Powers – Corporate authorisations

a)	it has the powers and capacity to sign and to perform its obligations pursuant to the Agreement and, as the case may be, any other Finance Document to which it is or may be a party;

b)	any corporate authorisations or other measures necessary to authorise its signature and performance of the Agreement and any other Finance Document to which it is or may be a party has been obtained or taken; such corporate authorisations are in force and are being complied with, and there exist no circumstances by virtue of which they could be withdrawn, not renewed, amended or cancelled in whole or in part;

13.3.4	Valid obligations

a)	the obligations incumbent upon it pursuant to the Agreement and any other Finance Document to which it is a party are valid obligations that are legally binding upon it and are capable of being enforced against it in accordance with their terms, subject to the general principles of the law limiting its obligations and/or subject to the effects of insolvency procedures and/or any other statutory or regulatory provision affecting in a general manner the rights of creditors;

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b)	the Security Interests granted by it to the Agent, the Security Agent and the Lenders are valid security interests capable of being enforced by their beneficiaries, subject to the general principles of the law limiting its obligations and/or subject to the effects of insolvency procedures and/or any other statutory or regulatory provision affecting in a general manner the rights of creditors;

13.3.5	No breach

the signature by it of any Finance Document to which it is a party shall not breach: (1) any applicable law or regulations or any judgement or authorisation to which it is subject or which are applicable to its Assets; (2) any contract to which it is a party; (3) any provision of its articles of association or other corporate documents; and (4) on the Signing Date alone, any judgement which is provisionally enforceable or has acquired the force of res judicata in proceedings to which it is a party;

13.3.6	Authorisation - Activities

a)	subject to any formality necessary to ensure enforceability that must be complied with pursuant to the Security Documents, all the authorisations, consents, approvals, documents or decisions originating from any administration, public authority or court, if any, and all the documents that may be necessary and are its responsibility pursuant to any applicable law or regulations in order: (i) to perform all its obligations pursuant to the Finance Documents to which it is a party; and (ii) to pursue its business, have been obtained or taken and such authorisations and consents remain in force;

b)	there exist no circumstances that have been brought to its knowledge by virtue of which such authorisations, consents, approvals, documents or decisions could be withdrawn, not renewed, amended or cancelled in whole or in part, that have not been brought to the knowledge of the Agent;

c)	it is in all material regards in compliance with the statutory, regulatory and administrative provisions applicable to it;

13.3.7	Accounting Documents

a)	all the financial and accounting documents relating to it delivered to the Agent in accordance with Clauses 4(Conditions precedent) and 14. (Covenants) were drawn up in accordance with accounting principles and practices generally accepted in France, as habitually applied by it, and are lawful and truthful and present a faithful picture of its assets, financial situation and results on the date on which they were produced and for the period to which they relate;

b)	on the Signing Date, there has been no change in its accounting situation that might constitute a Material Adverse Event since the date on which its most recent accounts were delivered to the Agent;

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13.3.8	Assets constituting the subject-matter of Security Interests

a)	it owns with full title the Assets that constitute the subject-matter of the Security Interests granted by it;

b)	its Assets are not subject to any Lien or like rights other than the Security Interests granted by it to the Agent, the Security Agent or the Lenders, in accordance with the Finance Documents;

c)	the Security Interests granted by it pursuant to the Finance Documents are first-ranking privileged security interests granted to the Agent, the Security Agent and the Lenders;

d)	no provision of any contract or document (other than the Finance Documents) by which it is bound imposes any restriction on the grant of the Security Interests over its Assets.

All the representations and warranties set out in Clauses 13.1, 13.2 and 13.3 are made or given on the date hereof (save for the representations and warranties set out in Clause 13.3 , which shall be made or given by Borrower III on the Rueil Acquisition Date), and such representations and warranties shall be deemed to have been repeated on each Interest Payment Date, with the exception however of the representations and warranties which it is expressly stipulated are made or given on the Signing Date or on the Rueil Acquisition Date, it being specified that the representations and warranties which are deemed to have been repeated shall be made or given on the basis of the facts and circumstances existing on the date on which they are repeated, without prejudice to the fact that such representations and warranties must be repeated on any such date on the basis of their original content.

14.	covenantS

14.1	Covenants of the Borrowers

With effect from the Signing Date and as long as any sums remain payable by a Borrower pursuant to the Finance Documents, such Borrower covenants as follows to the Lenders and the Agent, as far as it alone is concerned:

14.1.1	General covenants

14.1.1.1	Business

a)	not to participate in any business other than the business that is its own on the Signing Date and not to modify the business that is its own the Signing Date, without the prior written consent of the Agent;

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b)	to enter into any contract or agreement other than the Transaction Documents only in the context of its business as described in its articles of association and on an arm’s length basis;[18]

c)	to comply in all material regards with all the laws and regulations applicable to it;

d)	not to have recourse to employees;

14.1.1.2	Existence

a)	to do all that is necessary and within its powers to maintain its existence as a company;

b)	not to materially amend its articles of association without the prior written consent of the Agent acting pursuant to the instructions from the Majority Lenders, and to provide to the Agent a copy certified as true by its statutory representative of its articles of association within ten (10) Business Days from any amendment of its articles of association;

c)	not to change its corporate form without the prior written consent of the Agent acting pursuant to the instructions of the Majority Lenders;

d)	to authorise the Agent to consult its corporate documents, subject to compliance with a notice period of ten (10) Business Days;

e)	without the prior consent of the Agent not to take over or merge with any other entity, hive off any part of its undertaking, make or receive any partial asset contribution or undergo any legal restructuring affecting immediately or on the expiry of any term its share capital or enter into any transaction producing equivalent effects;

14.1.1.3	Pari passu obligations

to ensure that the obligations incumbent upon it pursuant to each Finance Document to which it is a party rank, in the case of those which do not benefit from any special priority pursuant to a Lien created and/or granted pursuant to the Security Interests, at least pari passu with its unsecured and unsubordinated indebtedness, subject to those obligations that enjoy priority pursuant to the effects of the law or pursuant to the Subordination Agreement;

14.1.1.4	Consents and authorisations

a)	to obtain and maintain or to procure the obtention and maintenance of any authorisation, consent, approval, document decision from any administration, public authority or court that may be necessary pursuant to any applicable law or regulations and to comply in all their material provisions with the conditions and restrictions (if any) imposed by its articles of association in order in all circumstances: (i) to perform its obligations pursuant to the Finance Documents to which it is a party; (ii) to pursue its business; and (iii) to ensure the validity and the enforceability of the Agreement or any other Finance Document;

18 S&S wishes to include the following drafting: “it being specified that the contracts listed in Schedule XX are expressly permitted by the Agent”: could you please explain this to us?

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b)	to inform the Agent of any circumstances brought to the knowledge of the relevant Borrower by virtue of which the authorisations, consents, approvals, documents or decisions referred to above could be withdrawn, not renewed, amended or cancelled in whole or in part;

14.1.1.5	Production of documents

a)	to draw up its balance sheets, profit and loss accounts and other accounting documents in compliance with the accounting principles and practices generally accepted in France, as habitually applied by it;

b)	not to make any changes to the accounting rules and principles currently applied by it (as referred to above and as updated, where applicable) without the prior written consent of the Agent, and to ensure on a permanent basis application of the methods used to draw up its accounts and in particular the documents to be delivered to the Lenders or the Agent pursuant to Clause 14.2.1.1. (Accounts) hereinafter, which might be capable of affecting the Lenders’ understanding of such financial documents and their assessment of the evolution of its financial situation through such documents, unless such changes become necessary pursuant to the law or any modification of the applicable accounting principles;

14.1.1.6	Taxes

a)	to pay all taxes payable by it in France on their due dates and within the periods stipulated by the applicable regulations (unless such tax or the payment thereof is disputed in good faith or the payment legally deferred);

b)	to declare any taxable results in France to the relevant authorities on the proper date and in a diligent manner and within the periods stipulated by the applicable regulations;

c)	to inform the Agent of any claim of the tax authorities against it in an amount of more than €50,000 and thereafter of any appeal in connection with such claim brought before any competent court;

d)	to comply with its obligations pursuant to the tax regime applicable to it and to maintain such regime throughout the term of the Facility;

e)	to comply with its obligations pursuant to or to satisfy the conditions for exemption from the three per cent (3%) tax stipulated by Articles 990 D et seq. of the French General Tax Code;

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14.1.1.7	Indebtedness

not to contract any Indebtedness other than Permitted Indebtedness;

14.1.1.8	Assets that constitute the subject-matter of the Security Interests - Liens

a)	not to allow the creation or registration of any Lien by a third party over all or part of its Assets, with the exception however of the Liens granted pursuant to the Security Documents and the other Finance Documents, it being understood that in the event of an attachment or judicial order creating a security interest encumbering any one of its Assets, the relevant Borrower shall have a period of sixty (60) calendar days to procure the release of the attachment or the removal of the security interest from the relevant register;

b)	not to modify the nature, ranking or subject-matter of the Security Interests granted by it or any other security ancillary the receivables constituting the subject-matter of the Receivables Assignments granted by it; and

c)	to take any step, implement any measure or sign any document or instrument that is required or may be reasonably required by the Agent, with a view to creating or preserving the Security Interests granted by the relevant Borrower or to adduce evidence thereof;

14.1.1.9	Bank accounts

a)	to comply with the provisions of Clause 9 (Bank accounts and allocation of Revenues);

b)	not to hold or open any bank account other than its Operating Account;

c)	to obtain from the Accounts Bank internet access and to ensure that the Accounts Bank grants to the Agent, for consultative purposes alone, internet or remote access to its Operating Account;

14.1.1.10	Alienations - Investments

a)	not to incorporate any Subsidiaries or to acquire any interest or any other real property asset without the prior written consent of the Majority Lenders;

b)	not to assign, transfer, abandon or otherwise dispose of all or any of its current or future rights, Assets or revenues that are to constitute the subject-matter of Security Interests, pursuant to one or more transactions, be they connected or not, it being however agreed that it shall be permitted to sell its Properties in accordance with the conditions of Clause 5.2.1. (In the event of a direct or indirect sale of a Property);

c)	not to sign any joint venture agreement or enter into any partnership of undertakings, any economic interest grouping or any similar agreement giving rise to unlimited liability and/or the joint and several liability of a Borrower;

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d)	not to grant any credit or loans in any form whatsoever and of any nature whatsoever, with the exception however of the periods for payment granted in the normal course of business and on an arm’s length basis and the receivables resulting from the application of the provisions of Clause 3.2.2. (and in particular any loan made available in the context of the Cash-Pooling Agreement);

14.1.1.11	Equity

to finance using Equity or its Excess Cash any cost, duty, tax and expenditure resulting from the transaction, the operation of its Property or in connection with its structure that is not financed using funds made available under the Facility or its Revenues;

14.1.1.12	Borrower Distributions

not to make any Borrower Distribution other than a Permitted Borrower Distribution and to do so subject to the provisions of the Subordination Agreement;

14.1.1.13	Hedging Agreement

a)	to enter into or to procure the entry into, on the date hereof and concomitantly with the signature hereof (in the case of Borrower I and Borrower II) or on the Rueil Acquisition Date (in the case of Borrower III) and then to maintain in force the Hedging Agreement (in accordance with the terms and conditions set out in the definition of Hedging Agreements) until the Final Repayment Date and not to terminate the Hedging Agreement early without the prior written consent of the Agent;

b)	to comply with the clauses and conditions of the Hedging Agreement entered into by it or on its behalf; and

c)	(x) to reduce the amount hedged by the Hedging Agreements in the form of swaps on the occasion of each repayment and/or cancellation of all or part of the Facility, insofar as the amount hedged by all the swaps exceeds the Outstanding Amount of the Acquisition Tranche, so that the amount hedged by the swap entered into by the relevant Borrower does not exceed 100 % of the Outstanding Amount of its Allocated Acquisition Share; and (y) to pay immediately to the Hedging Bank, using Equity or its Excess Cash (insofar as such Excess Cash is available within the meaning of the Agreement), all costs resulting from the cancellation of its Hedging Agreement in whole or in part;

14.1.1.14	Syndication - Securitisation

a)	to provide any assistance required to the Lenders and to comply with the reasonable requests of the Lenders in the context of any syndication (or in the context of any other like transaction referred to in Clause 17(Benefit)), by compiling and providing any information reasonably required held by it in relation to itself, its direct and indirect shareholders and the relevant Property, that may be reasonably requested by the Lenders or the Agent; the syndication of the Facility may not result in any additional costs being borne by the Borrowers or its Affiliates;

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b)	to participate in the organisation of one (1) information meeting with such banks and potential transferees in the context of any syndication and, as the case may be, with rating agencies in the context of any securitisation (or any other like transaction referred to in Clause 17. (Benefit));

c)	at the expense of the Lenders, to take any steps and to comply with any formalities and to sign all the documents and instruments, save for any rider to the Finance Documents, that the Lenders may reasonably request with a view to any syndication or securitisation of the Facility (or any other like transaction referred to in Clause 17(Benefit)) implemented in accordance with the conditions of Clause 17. (Benefit);

14.1.2	Information covenants

14.1.2.1	Accurate information - Complete documents

to inform the Agent promptly of the occurrence of any event that occurs after the delivery of any document provided by the relevant Borrower (or by the Representative of the Borrowers on its behalf) to the Lenders and the Agent pursuant to the provisions of Clause 4 (Conditions Precedent) and Clause 14 (Covenants) which could require their material and negative revision and which it is reasonable to expect might make them inaccurate or incorrect;

14.1.2.2	Expert Report

to provide to the Expert in good time any information held by it that could be deemed by the Expert to be necessary for the determination of the Market Value of its Property;

14.1.2.3	Money Laundering Legislation

to deliver to the Agent any information relating to it, a Shareholder, the Investor or its Property requested by the Agent or a Lender that may be necessary to ensure their compliance with the Money Laundering Legislation and the procedures put in place by them in order to ensure compliance with the Money Laundering Legislation;

each Borrower gives the undertakings required in accordance with the terms of Order No. 2009-104 of 30 January 2009 relating to the prevention of the use of the financial system for money laundering and terrorist financing and more generally pursuant to any regulations applicable in such regard;

each Borrower acknowledges that pursuant to the German legislation relating to money laundering, the Lenders may not enter into or continue any business relationship or enter into any transaction with any person unable to satisfy the “due diligence” requirements stipulated by Section 3(6) and Section 3(1), sub-paragraphs 1 to 3, of the German money laundering law (the Geldwäschegesetz, which shall hereinafter be referred to as the “GwG”) applicable to them or any other legislation in this area applicable to them; if a business relationship already exists, the Lenders have an obligation to put an end thereto, notwithstanding any contrary statutory or contractual provision; accordingly, pursuant to the Section 4(6) of the GwG, to provide to the Agent any required information and any document requested by the Agent on its behalf or on behalf of any Lender in order to make it possible for the Lenders of satisfy the “due diligence” requirements applicable to them;

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14.1.2.4	Notification of material events:

a)	to promptly inform the Agent of: (i) any material event affecting its Property, its other Assets or its business; and (ii) any fact affecting its ability to operate its Property or to perform its obligations pursuant to the Agreement or any other Finance Document to which it is a party or affecting the value of any one of the Assets that constitute the subject-matter of the Security Interests;

b)	promptly on becoming aware thereof, to inform the Agent of the occurrence of any General Acceleration Event or Potential General Acceleration Event affecting it, to specify the nature thereof and to notify to the Agent the measures that it has taken or intends to take in order to remedy such General Acceleration Event or Potential General Acceleration Event and/or to mitigate the effects thereof; and, if the Agent is aware of any facts that allow it to reasonably conclude that any General Acceleration Event or Potential General Acceleration Event affecting it is continuing, to confirm to the Agent, should the Agent so request, that no General Acceleration Event or Potential General Acceleration Event affecting it has occurred or subsists;

c)	promptly on becoming aware thereof, to inform the Agent of the occurrence of any Property Acceleration Event or Potential Property Acceleration Event affecting it, to specify the nature thereof and to notify to the Agent the measures that it has taken or intends to take in order to remedy such Property Acceleration Event or Potential Property Acceleration Event and/or to mitigate the effects thereof; and, if the Agent is aware of any facts that allow it to reasonably conclude that any Property Acceleration Event or Potential Property Acceleration Event affecting it is continuing, to confirm to the Agent, should the Agent so request, that no Property Acceleration Event or Potential Property Acceleration Event has occurred or subsists;

d)	to notify to the Agent immediately upon becoming aware thereof the instigation or any written threat to instigate one or more actions before a court or administrative court or an arbitral tribunal or any other dispute affecting it or any one of its Assets that could be capable of giving rise (either alone or on a cumulative basis with other disputes) to a loss or a provision in an individual or aggregate amount of at least one hundred thousand Euros (€100,000);

e)	to promptly inform the Agent of the grant or any direct or indirect undertaking to sell a Property, to deliver a copy of such undertaking to the Agent and the Undersigned Notary, and to notify to the Agent and the Undersigned Notary immediately upon becoming aware thereof and within ten (10) Business Days at most,[19] the date on which a direct or indirect sale of a Property is scheduled to take place (unless there occurs during such period an event calling into question the date of such sale or the sale itself, in which case the relevant Borrower shall promptly inform the Agent thereof).

19 Same period as for a voluntary prepayment.

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14.1.2.5	Information covenants specific to each Property

a)	Rueil Property

there have been detected within the Rueil Property List B materials and products that may contain asbestos, which are in a good state of repair and must be inspected periodically, in the glazing joints in façade bridges BC, CD, and AB; in the chimney caps in Buildings A and E and in the duct splices in the roofing of Buildings C and E:

to evidence to the Agent on 29 December in each year its monitoring and the state of repair of such materials;

Completion of any works prescribed in the context of monitoring the state of repair of the materials containing asbestos:

to evidence to the Agent the completion of the works to be carried out on the cooling towers in accordance with the Prefectural Decree dated 3 June 2014 ordering works prior to 1 February 2015;

b)	Marseille Property

the Marseille Property was built pursuant to Construction Permit No. 013 055 11 N 1194 issued by the Town Hall of Marseille on 6 February 2012, authorising the construction of a building for tertiary use with a net surface area of 6,880 m²;

to deliver to the Agent before 8 February 2015 the certificate recording that there has been no challenge to the compliance of the works authorised by such construction permit;

c)	Bordeaux Property

to deliver to the Agent before 29 December20 June 2015 the receipt for the final premium under the property damage and property developer’s civil liability policy;

to evidence to the Agent before 29 December21 June 2015 the lifting of the reservations contained in the acceptance report signed with the two lessees, AUCHAN and ATAC;

to evidence to the Agent before 29 December22 June 2015 compliance with the formalities associated with the change of operator stipulated by Article R. 512-68 of the French Environmental Code relating to facilities classified for the purposes of the protection of the environment pertaining to such a facility operated under section 2925 (battery-charging facilities);

20 Six months from the date of the deed of sale.

21 Six months from the date of the deed of sale.

22 Six months from the date of the deed of sale.

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14.1.3	Covenants relating to the Properties

Each Borrower covenants as follows and as far as it alone is concerned to the Lenders and the Agent with effect from the Signing Date (in the case of Borrower I and Borrower II) or the Rueil Acquisition Date (in the case of Borrower III), and for as long as any sums remain payable by such Borrower pursuant to the Finance Documents;

14.1.3.1	Administrative situation

a)	to inform the Agent promptly of any material instrument, administrative decision or measure affecting the administrative situation of its Property or its operation, and affecting in particular the Administrative Authorisations, within a period of twenty (20) calendar days from the date on which the relevant Borrower becomes aware of the adoption thereof by the relevant authority;

b)	not to change the actual use or permitted use of its Property;

c)	to ensure (and in particular to use its best endeavours to procure that the Tenants ensure in accordance with the applicable provisions of the Leases) that its Property complies with the regulations applicable to it in all their material provisions, in particular in terms of the rules pertaining to urban planning, construction, classified facilities, the environment, health and safety and public health, it being specified that, in all circumstances, should there exist any non-compliance, the relevant Borrower shall, without prejudice to its right of recourse against a Tenant pursuant to a Lease, promptly remedy such non-compliance (or use its best endeavours to procure that the Tenants do so);

14.1.3.2	Insurance policies

a)	to take out (directly or through the Representative of the Borrowers acting on behalf of the Borrower) and maintain in force the insurance policies referred to in the clause 13.2.3 of the Agreement and to ensure that the Tenants take out and maintain in force the insurance policies they are required to hold pursuant to the Leases;

b)	to pay (either itself or to ensure that any Tenant who takes out the policy on its behalf has paid) on its due date the premiums payable under such policies;

c)	to provide promptly to the Agent copies of any material correspondence between the Borrower (or any Tenant who takes out a policy on behalf of the Borrower) and its insurance companies and/or its broker;

d)	to provide to the Agent before the theoretical date of the lapse of cover under any insurance policy (limited to thirty (30) calendar days from the lapse date of the relevant insurance policy) the insurance certificate and documentary evidence of the payment of the premium required to renew such policy or to take out a replacement policy;

e)	whenever any new insurance policy is taken out, to provide to the Agent:

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-	as soon as possible and within ten (10) Business Days from the expiry of the policy so replaced, a certificate stamped and signed by the insurance company confirming the main terms and conditions of the new policy, its entry into force with no gap on the expiry of the replaced policy and confirming that the Agent and/or the Security Agent is an additional insured; then

-	the full insurance policy so taken out or a copy signed by the relevant insurance company of the general and special conditions, including, as the case may be, any schedule, and such documents must be signed by the relevant insurance company and accompanied by a certificate confirming payment of the premium; such documents must in addition certify the entry into force of the policy and stipulate the conditions governing the payment of any future premium payable and the main risks covered, as soon as these are available and within thirty (30) calendar days from the date on which the new policy is taken out (it being specified that the Borrower must have in advance informed the Agent of its intention to take out a new policy) and the contact details necessary to make it possible for the Agent to comply with any notification formalities;

f)	to inform the Agent without delay of any termination of any policy taken out by it or the Tenants, immediately on becoming aware thereof;

14.1.3.3	Leases

a)	to exercise its rights on the relevant dates pursuant to the Leases, to take any steps in order to ensure that the Tenants comply with the provisions of the Leases and that the use stipulated by the Leases is complied with and that the Tenants hold or benefit from all rights in personam or in rem and all Administrative Authorisations in this regard and, more generally, perform all the obligations incumbent upon them pursuant to the Leases;

b)	not to accept or demand:

(i)	the assignment of any Lease (unless the assignor remains jointly and severally liable with the assignee) or the termination of a Lease; or

(ii)	any material amendments or waivers (of even a tacit or implicit nature) of the provisions of a Lease, in accordance with conditions that are unfavourable for the Lenders and which could, either immediately or on the expiry of any term, result in any non-compliance with a Financial Ratio;

in each case, without the prior written consent of the Agent;

c)	to ensure that no Tenant is owed any sum by it pursuant to the Leases that would allow such Tenant to set off any sum due and payable by the relevant Tenant against any other sum that may be due and payable by the Borrower to such Tenant pursuant to the relevant Lease or any other contract;

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d)	as the case may be, to enter into any new Lease on an arm’s length basis with one or more Tenant(s) by selecting Tenants who are in particular solvent, in the manner of an experienced professional;

e)	on the signature of any new lease after the Signing Date, to deliver to the Agent a true certified copy of such Lease accompanied by the personal details and contact details of the Tenant, in order to make it possible for the Security Agent to comply, as the case may be, with any notification formalities, and, if legally required, to deliver promptly to the Agent the Dailly Assignment Slip and/or as the case may be, to grant to the Agent, the Security Agent and the Lenders a pledge over the receivables owed to it pursuant to such lease;

f)	without the prior written consent of the Agent, not to accept any sub-lease of premises in the Property of which the terms and conditions derogate from the provisions of the relevant Lease and which could be capable of granting a direct right of renewal to the sub-tenant with regard to the Borrower;

g)	to comply with the terms and conditions of the Leases in all material regards, and in particular the terms and conditions relating to the taking-out and maintenance in force of the insurance policies it is required to hold;

14.1.3.4	Management of the Properties

a)	to manage or to procure that its Property is managed in a prudent manner and maintained in a good state of repair, so that at all times the relevant Property may be operated in accordance with the terms of the Leases and in compliance with the applicable regulations;

b)	without the prior written consent of the Agent, not to materially amend the Asset Management Agreement entered into by it and not to replace the Asset Manager or enter into any new Asset Management Agreement;

c)	without the prior written consent of the Agent, not to materially amend the Property Management Agreements or enter into any new Property Management Agreements and not to replace the Property Managers;

14.1.3.5	Works

a)	not to make any Investment and not to carry out any works on its Properties, with the exception however of:

b)	works deemed to be upkeep, maintenance, repair, improvement or compliance works, as referred to in Clause 14.1.3.1

c)	works allocated to Operating Expenditure;

d)	works allocated to Capital Expenditure;

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it being specified that all such works may not affect the structure of its Property and may not involve even a partial demolition of its Property;

e)	in the event of works being carried out on its Property, to provide, when first requested to do so by the Agent, complete copies of the application documentation filed in connection with Administrative Authorisations, whenever Administrative Authorisations are necessary, and copies of any bailiff’s report and any document certifying compliance with the publication formalities associated with such Administrative Authorisations, and whenever such Administrative Authorisations are necessary, not to commence the corresponding works until such Administrative Authorisations have become final;

14.1.3.6	Inspections

a)	to allow the Agent, at its reasonable request notified to the Borrower ten (10) Business Days in advance of such inspection (or subject to any other longer period stipulated, as the case may be, by the Leases), to inspect its Property and to audit its corporate books, accounts or other documents and registers, in which context the Agent may be assisted or represented by any external advisers, including any accountant of its choice;

b)	should the Lenders carry out any such audit, to extend to the Agent and any relevant expert and/or the accountant selected by the Lenders, its reasonable assistance in the context of such audit and to provide them with any documents and information that they may reasonably request; the costs of any such audit shall be borne by the Lenders, unless such audit is undertaken following the occurrence of or reveals any Potential General Acceleration Event, General Acceleration Event, Property Acceleration Event, Potential Property Acceleration Event or Non-Compliance with a Blocking Financial Ratio, in which case the costs of such audit shall be borne by the Borrower.

14.2	Covenants of the Representative of the Borrowers

The Representative of the Borrowers covenants as follows to the Lenders and the Agent with effect from the Signing Date and for as long as any sums remain payable pursuant to the Finance Documents, in the name and on behalf of the Borrowers, who agree to be bound by such covenants:

14.2.1.1	Accounts

a)	to deliver to the Agent a copy certified as true by a statutory representative of the annual accounts (including in particular a balance sheet and a profit and loss account), accompanied by the tax documents and the minutes of the resolutions of the meeting of the shareholders of each Borrower and each Shareholder having approved such annual accounts, within a period of one hundred and eighty (180) calendar days from the end of the relevant financial year;

b)	to deliver to the Agent within a reasonable period any other information held by it pertaining to its financial situation, its cash holdings and its Properties and their operation or its business that the Agent or a Lender, through the Agent, may reasonably request from it;

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14.2.1.2	Delivery of the Calculation Certificates:

on each Interest Payment Date, to deliver to the Agent a Calculation Certificate signed by the statutory representative of the Representative of the Borrowers calculating the Financial Ratios on the Calculation Date immediately preceding such Interest Payment Dates, it being agreed that, should there occur or arise between such Calculation Date and such Interest Payment Dates any event or circumstance of which the Representative of the Borrowers becomes aware that is of a nature to call into question the calculation of the level of any Financial Ratio on the relevant Calculation Date, the Calculation Certificate delivered on such Interest Payment Dates shall reflect this and contain a calculation of the relevant Financial Ratio updated to the relevant Interest Payment Date, taking into account an assessment of the impact of the event or circumstance in question on the calculation of the relevant Financial Ratio;

14.2.1.3	Budget

to deliver to the Agent by 31 January in each year an updated Budget and, if necessary, to update any Budget (which, as the case may be, may already have been updated) delivered pursuant to this paragraph (A), should there occur after the delivery thereof to the Agent any event affecting materially and adversely any component of such Budget or any assumption on which such Budget is based and which might be reasonably expected to make such Budget false, inaccurate or materially incomplete;

14.2.1.4	Business Plan

as the case may be, to deliver to the Agent within ten (10) Business Days from the signature of any new Leases on the Properties an updated Business Plan, and, if necessary, to update any Budget (which, as the case may be, may already have been updated) delivered pursuant to this paragraph (B), should there occur, after its delivery to the Agent, any event affecting materially and adversely any component of such Business Plan or any assumption on which such Business Plan is based, provided however that the duration of the consequences of such event is longer than that of the events already taken into account in the latest updated Budget;

14.2.1.5	Expert Report:

a)	the Agent has had the Original Expert Report on the Property produced on the Signing Date;

b)	moreover, the Agent shall each year have an Expert Report produced on the Properties;

each Expert Report must be produced in accordance with the requirements of the “Appraisal and Valuation Manual” (commonly known as the “Red Book”) written and published by The Royal Institution of Chartered Surveyors of the United Kingdom and shall be addressed to the Lenders;

such Expert Reports shall be delivered to the Representative of the Borrowers within a period of (15) days following the reception of the report by the Agent, in order to allow it to calculate and notify the Financial Ratios within the stipulated periods;

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c)	the Agent, acting pursuant to the instructions of the Majority Lenders, may require that an additional Expert Report be produced, for the purposes of a determination of the Market Value of one or more Properties by an Expert;

the Agent moreover reserves the right to commission an Expert Report at any time, at the request and expense of a Lender;

d)	likewise, should an Expert Report become necessary pursuant to any regulations applicable to one or more Lenders, the relevant Lenders may require that an additional Expert Report be produced, for the purposes of a determination of the Market Value of the Properties by an Expert, the cost of which shall be borne by the relevant Lenders;

e)	the Representative of the Borrowers covenants to provide to the Agent, within a period of ten (10) calendar days from the date on which it becomes available, any new expert report relating to one or more Properties commissioned by it or a Borrower, it being specified that no such new report may be used as the basis for calculating the LTV Ratio or the Portfolio LTV Ratio;

f)	the Representative of the Borrowers (acting on behalf of the Borrowers) covenants to assume responsibility for the Expert Reports referred to in paragraphs (a) and (d) and any Expert Report commissioned by the Agent pursuant to paragraph (c) above (b) on the occurrence of any Potential General Acceleration Event, General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event which has not been remedied or waived on the relevant date or any Non-Compliance with a Blocking Financial Ratio (c) should the Expert Report reveal that any Potential General Acceleration Event, General Acceleration Event, Property Acceleration Event, Potential Property Acceleration Event or Non-Compliance with a Blocking Financial Ratio have occurred on account of the Market Value stipulated by such Expert Report;

14.2.1.6	Operation and management of the Properties

to provide to the Agent, as soon as it is available and within a period of thirty (30) calendar days from the end of each quarter, an updated summary information sheet in the form approved by the Agent on the operation of the Properties, confirmed by the Asset Manager and containing the following information:

(i)	a report on insured events, with copies of any new notifications of ongoing insured events with an estimated value per insured event of more than FIFTY THOUSAND EUROS (€50,000), specifying the value and the number allocated by the insurers to each insured event and the related insurance proceeds (that have been received and/or will be received and/or are estimated, as the case may be, in good faith) (as the case may be) and, at the reasonable request of the Agent, copies of any material correspondence with the relevant insurance company or companies over the past six months;

(ii)	an updated lease report on the Properties;

(iii)	a report on the collection of Rents (including in particular provisions in respect of charges) showing any rent revision or adjustment since the previous delivery of the aforementioned summary information sheet to the Agent, the status of any delayed payments and any set-offs made by or against the Tenants and any interim or enforcement measures implemented by a Borrower or a Property Manager in order to recover Rents;

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(iv)	a report on the progress of any works being undertaking on a Property, the pre-tax cost of which exceeds FIFTY THOUSAND EUROS (€50,000) and the disbursement of any costs (including VAT) associated with such works;

(v)	a report on any disputes relating to the Properties and the Leases;

(vi)	any new facts pertaining to the Administrative Authorisations and the administrative situation (as the case may be) of the Properties;

should any material event have occurred or should such summary information sheet contain material information, such summary information sheet shall be accompanied by any more detailed information required to ensure the that the Agent understands such situation, and, pursuant to the reasonable request of the Agent, any relevant documents;

14.2.1.7	Registrations of security interests

immediately on becoming aware thereof, to inform the Agent of the registration by a third party, in order to constitute security or on any other basis, of any lien, mortgage, pledge, security interest or encumbrance of any nature and in any amount whatsoever over all or part of any one of its current or future assets, properties, accounts, revenues or rights (excluding the Security Interests);

14.2.1.8	Restriction of corporate objects - Investments - Growth by way of acquisition to restrict and limit its corporate objects to those stipulated by the version of its articles of association delivered to the Agent on the Signing Date, to the exclusion of any other activity;

not to acquire any interest in any company and not to incorporate any subsidiary (other than the Borrowers) and not to make any tangible, intangible or financial investments (including in the context of any lease financing or finance lease);

14.2.1.9	Indebtedness

not to contract any Indebtedness other than Permitted Indebtedness;

14.2.1.10	Borrower Distributions

not to make any Shareholder Distribution other than a Permitted Shareholder Distribution and to do so subject to the provisions of the Subordination Agreement.

14.3	Covenant of the Minority Shareholder

The Minority Shareholder covenants to the Lenders and the Agent, with effect from the Signing Date and for as long as any sums remain payable pursuant to the Finance Documents, not to make any Shareholder Distribution other than a Permitted Shareholder Distribution and to do so subject to the provisions of the Subordination Agreement.

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15.	acceleration

15.1	Acceleration Events

15.1.1	General Acceleration Events

Independently of the application of Clause 16 (New circumstances), and subject to the provisions of Clause 15.2 (Consequences of the occurrence of an Acceleration Event), the occurrence of any one of the events listed below over the term of the Agreement shall constitute either a “Potential General Acceleration Event”, if the events and circumstances listed below are subject to a period during which the relevant Borrower may remedy any such event or circumstance prior to the expiry of the stipulated period, or a “General Acceleration Event”, should no period be granted to the relevant Borrower to remedy any such event or circumstance, or should it not be possible to remedy such event or circumstance within the period granted, or should such event or circumstance not have been remedied on the expiry of the period granted; it is specified that, on the one hand, the remediation periods stipulated below may not be aggregated with those granted, as the case may be, in respect of the same facts or events pursuant to the terms of any other provision of the Agreement, and, on the other hand, should two remediation periods be so granted in respect of the same facts or events, the shorter remediation period shall be retained:

A)	Payment default: the non-payment by any one of the Borrowers on its due date of an amount owed by it representing principal, interest, default interest, fees, penalties, indemnities, Break Costs, costs and ancillary amounts pursuant to the Agreement or the other Finance Documents, and such situation is not remedied inter alia by the relevant Borrower (or another Borrower directly in accordance with the conditions of Clause 3.2.2 or indirectly in accordance with the conditions of Clause 3.2.3.), within a period of three (3) Business Days, but then only if such payment default is attributable to a technical or administrative delay; or

B)	Breach of obligations: a Borrower, the Representative of the Borrowers or a Subordinated Lender breaches any one of its obligations pursuant to the Agreement or a Finance Document to which it is a party, save for the obligations referred to in paragraph (A) above and Clause 15.1.2. (A) hereinafter, and such situation is not remedied, to the extent that it is capable of remedy, within a period of ten (10) Business Days from the date on which the Agent notifies such breach, it being specified that no period shall be granted to remedy any breach of an obligation to refrain from taking any action, unless expressly provided for by the relevant obligation; or

C)	Inaccuracy of representations and warranties: the inaccuracy of any one of the representations and warranties of a Borrower, the Representative of the Borrowers or a Subordinated Lender in the Agreement or the Finance Documents, other than those referred to in Clause 15.1.2. (B) hereinafter, on the date on which it is made or given or, as the case may be, repeated, and such situation is not remedied, to the extent that it is capable of remedy, within a period of ten (10) Business Days from the date on which it is made or given or, as the case may be, repeated; or

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D)	Enforcement and registration of security interests: a third party instigates execution proceedings, implements an attachment or registers a security interest, including on a provisional basis, with regard to the securities of a Borrower, and the release of such attachment or registration is not obtained within sixty (60) calendar days from the notification of the attachment proceedings or registration in question, unless an action is instigated in good faith to dispute such attachment or registration by any appropriate means and no enforceable judicial decision (unless provisional enforcement has been suspended by judicial order) ordering the registration or enforcement of such security interest has been handed down; or

E)	Cross-default:

(i)	the non-payment by one or more Borrowers of one or more business or financial of at least fifty thousand Euros (€50,000) or in an aggregate amount (for all the Borrowers) of at least one hundred and fifty thousand Euros (€150,000), unless the Borrowers have in good faith challenged the payability of such debts, and no enforceable judicial decision (unless provisional enforcement has been suspended by judicial order) ordering the payment of such debt has been handed down or such non-payments are remedied within the periods stipulated in this regard in the documentation relating to the relevant financial debt; or

(ii)	the acceleration of a Subordinated Loan by a Subordinated Lender; or

F)	Breach of a judicial decision or arbitral award: an enforceable judicial decision or arbitral award (unless provisional enforcement has been suspended by judicial order) (other than those referred to in paragraph (E) above) is handed down, ordering one or more Borrowers to pay an individual or aggregate amount of more than one hundred and fifty thousand Euros (€150,000), and the Borrower or the Borrowers, as the case may be, fail to comply with such decision or award within the periods required; or

G)	Lack of validity and enforceability: one or more of the obligations of a Borrower, the Representative of the Borrowers or a Subordinated Lender pursuant to the Agreement or the Finance Documents no longer constitute valid obligations in whole or in part, are no longer enforceable or are or become in whole or in part unlawful, inapplicable, unenforceable, null and void, rescinded or invalid or, in a general manner, no longer produce their full effects; or

H)	Security Interests: any one of the Security Interests does not take effect with the agreed ranking or is or becomes ineffective, unenforceable, void, rescinded or invalid; or

I)	The Auditor:[23] the Auditor: (i) includes in its annual report a reservation relating to the accounts of any one of the Borrowers, if such reservation reveals a fact affecting, either immediately or on the expiry of any term and in a material and adverse manner, the ability of the Borrower to meet its financial obligations pursuant to the Finance Documents; or (ii) refuses to certify the accounts or consolidated accounts of a Borrower; or

J)	Winding-up/liquidation of a Borrower or a Shareholder: any decision is adopted to wind up or liquidate a Borrower and/or a Shareholder or any application to do so is filed or a meeting is called to do so; or

23 To be confirmed.

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K)	Insolvency Procedure or Insolvency: any one of the Borrowers or any one of the Shareholders constitutes the subject-matter of an Insolvency Procedure; or

L)	Material Adverse Event: a Material Adverse Event (save for a Material Adverse Event affecting one or more Properties) occurs and such situation is not remedied, to the extent that it is capable of remedy, within a period of ten (10) Business Days from the notification of such event by the Agent to the Representative of the Borrowers, as the case may be, or from the date on which the Representative of the Borrowers notifies such event to the Agent; or

M)	Loss of the benefit of the SIIC regime: the OPCI no longer benefits from the favourable tax regime applicable to the mutual property investment funds, other than in the event of any suspension of the tax regime applicable to it, unless the OPCI:

(i)	holds Equity allowing it to pay any taxes and indemnities that it may be required to pay following the loss of such tax regime; or

(ii)	demonstrates that the above loss is not capable of resulting in an effective disbursement of corporation tax (including in the form of advance corporation tax) by it over the term of the Facility of a nature to constitute a Material Adverse Event.

15.1.2	Property Acceleration Events

Independently of the application of Clause 16 (New circumstances), and subject to the provisions of Clause 15.2 (Consequences of the occurrence of an Acceleration Event), the occurrence of any one of the events listed below over the term of the Agreement shall constitute either a “Potential Property Acceleration Event”, if the events and circumstances listed below are subject to a period during which the relevant Borrower may remedy any such event or circumstance prior the expiry of the stipulated period, or a “Property Acceleration Event”, should no period be granted to the relevant Borrower to remedy any such event or circumstance, or should it not be possible to remedy such event or circumstance within the period granted, or should such event or circumstance not have been remedied on the expiry of the period granted; it is specified that, on the one hand, the remediation periods stipulated below may not be aggregated with those granted, as the case may be, in respect of the same facts or events pursuant to the terms of any other provision of the Agreement, and, on the other hand, should two remediation periods be so granted in respect of the same facts or events, for the purposes of the application of this Clause 15.1.2 only the shorter remediation period may be retained:

A)	Breach of obligations: the breach by any one of the Borrowers of any one of its obligations as set out in Clauses 14.1.3. (Covenants relating to the Properties), and such situation is not remedied, to the extent that it is capable of remedy, within a period of ten (10) Business Days from the date on which the Agent notifies such breach, it being specified that no period shall be granted to remedy any breach of an obligation to refrain from taking any action, unless expressly provided for by the relevant obligation; or

B)	Inaccuracy of representations and warranties: the inaccuracy of any one of the representations and warranties relating to a Property, as made or given in Clause 14.1.3. (Representations and warranties relating to the Properties) or, as the case may be, repeated, and such situation is not remedied, to the extent that it is capable of remedy, within a period of ten (10) Business Days from the date on which it is made or given or, as the case may be, repeated; or

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C)	Material Adverse Event: a Material Adverse Event affecting one or more Properties occurs and such situation is not remedied, to the extent that it is capable of remedy, within a period of fifteen (15) Business Days from the notification of such event by the Agent to the relevant Borrower, as the case may be, or from the date on which the relevant Borrower or the Representative of the Borrowers notifies such event to the Agent;

15.2	Consequences of the occurrence of an Acceleration Event

A)	On the occurrence of a Property Acceleration Event, and if such situation is not remedied within the stipulated period, the other provisions of this Clause 15.2 shall not apply and the relevant Property Acceleration Event shall be deemed an event requiring the mandatory prepayment of the Facility stipulated by Clause 5.2.1.2 (On the occurrence of a Property Acceleration Event).

B)	On the occurrence of any one of the General Acceleration Events, and if such situation is not remedied by the Borrowers within the stipulated period, the Agent, acting in accordance with the decision of the Majority Lenders, may declare the Acceleration of the Outstanding Amount of the Facility in accordance with the conditions of this Clause and:

(i) the commitments of the Lenders under the Facility shall be reduced to zero and cancelled; and

(ii) the Agent may notify to the Borrowers the Acceleration of the Outstanding Amount of the Facility. The Lenders shall then be entitled to demand the payment of any sums owed under the Facility (or pursuant to any one of the Allocated Shares alone) in accordance with the conditions of this Clause and may enforce the Security Interests in order to obtain the payment and repayment of all sums that have become payable; it is in addition agreed that any breach of or delayed compliance by the Lenders or the Agent with such notification obligation shall not affect the right of the Lenders to declare the Acceleration of all or part of the Facility, as the case may be (provided, however, that they notify the Borrowers thereof in advance, should they not already have done so), unless the Lenders waive in writing their right to do so in accordance with the terms hereof.

C)	Until the payment of all the sums owed representing principal, interest, default interest, indemnities, costs and ancillary amounts having become immediately payable on account of the occurrence of a General Acceleration Event, whenever Acceleration is declared, the sums owed with effect from such date shall continue to bear interest in accordance with the conditions of Clause 7.6 (Default interest) until their repayment in full. Likewise, the Security Interests shall be maintained and the Finance Documents shall remain in force in accordance with their terms, until the repayment in full of the sums that have become payable.

16.	New circumstances

16.1	Increased costs

A)	Subject to the provisions of paragraph (E) below, the Borrowers shall within five (5) Business Days from the request of the Agent pay to the Agent on behalf of a Finance Party any Increased Costs borne by such Finance Party or any one of its Affiliates as a result of: (i) the entry into force of any law or regulations or the amendment of any law or regulations existing on the Signing Date; (ii) compliance with any law or a regulations entering into force after the Signing Date of this Agreement; or (iii) any new instruction or directive (which may be either mandatory or non-mandatory in nature, but if it is not mandatory in nature then it must be of such a nature that a Lender is de facto required to comply therewith) that may be issued by any official authority or banking organisation and is applicable to banks or credit institutions.

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The provisions of this paragraph (A) shall be applicable to any costs that may result for a Lender from the application or implementation of or compliance with Basel III, pursuant to any standards entering into force or published after the Signing Date.

For the purposes of the provisions of this paragraph (A) “Basel III” shall mean:

-	the agreements relating to capital requirements, leverage ratios and liquidity standards stipulated by “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published in December 2010 by the Basel Committee on Banking Supervision, as amended, supplemented or reiterated;

-	the rules relating to global systemically important banks set out in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published in November 2011 by the Basel Committee on Banking Supervision, as amended, supplemented or reiterated;

-	the provisions of Regulation (EU) No 575/2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 and Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC;

-	any other guidelines or requirements in connection with Basel III published by the Basel Committee on Banking Supervision; and

-	the provisions of Order No. 2013-544 of 27 June 2013 relating to credit institutions and investment firms and Order No. 2014-158 of 20 February 2014 containing various provisions harmonising existing legislation with the law of the European Union pertaining to financial matters.

The provisions of this paragraph (A) shall also be applicable to any costs resulting for a Lender from the application or implementation of or compliance with Directive 2009/138/EC of the European Parliament and of the Council of 25 November 2009 on the taking-up and pursuit of the business of Insurance and Reinsurance (Solvency II) and/or any other EU instrument or statutory or regulatory provision transposing or implementing the provisions of such Directive.

B)	In this Agreement:

a)	Affiliate Company shall mean the Subsidiary of a company or its Parent Company or any other Subsidiary of its Parent Company;

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b)	Parent Company shall in relation to a given company mean the company of which it is a Subsidiary;

c)	Increased Costs shall mean:

(i) any reduction pour a Finance Party (or one of its Affiliate Companies) of its net remuneration under the Facility or the net remuneration of its capital;

(ii) any increased cost;

(iii) any reduction of an amount payable pursuant to a Finance Document,

incurred or borne by a Finance Party or any one of its Affiliate Companies pursuant to its commitment or the funding of its participation or the performance of its obligations pursuant to any Finance Document.

C)	Any Finance Party wishing to make a claim pursuant to the provisions of Clause 16.1 (Increased costs) shall inform the Agent of the grounds for such claim. The Agent shall promptly inform the Representative of the Borrowers thereof in writing.

D)	On receipt of a request from the Agent, each Finance Party shall promptly provide to it a certificate confirming the amount of its Increased Costs.

E)	The provisions of Clause 16.1 (Increased costs) shall not apply to the extent that the Increased Costs:

a)	are attributable to a Tax Deduction imposed on a Borrower by the law;

b)	are indemnified in accordance with the provisions of Clause 11.3 (Tax indemnity) (or would have been so indemnified, had one of the exclusions listed in paragraph (b) of Clause 11.3 (Tax indemnity) not been applicable);

c)	are indemnified by a payment of Mandatory Costs;

d)	are the result of a Bank Levy; or

e)	are the result of a FATCA Tax Deduction that a Party is required to make;

f)	are the result of a wilful breach by the relevant Finance Party or its Affiliate Companies of the applicable regulations.

In this Clause 16.1 the term “Tax Deduction” shall have the meaning given thereto in Clause 11.1 (Definitions).

16.2	Illegality

Should it be (or become) contrary to any law, instrument of a regulatory nature, treaty, guidelines of a regulatory nature or order issued by a competent authority that is mandatorily applicable to any one of the Lenders participating in the Agreement or the Facility the relevant Lender shall inform the Agent and the Representative of the Borrowers thereof and, if the mitigation measures stipulated by Clause 16.3 (Mitigation) cannot be applied, the relevant Borrowers shall repay the relevant Lender under the Facility in accordance with the provisions of paragraph (C)(ii) of Clause 16.3 (Mitigation).

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16.3	Mitigation

A)	The following provisions of this Clause shall apply if events occur that affect a Lender in particular and result in:

i)	an indemnification claim pursuant to Clause 16.1. (Increased costs);

ii)	a withholding pursuant to Clause 11.2 (Gross-up); or

iii)	a repayment obligation pursuant to Clause 16.2 (Illegality); or

iv)	an indemnification obligation pursuant to Clause 11.3 (Tax indemnity); or

v)	an amount owed to any one of the Lenders by a Borrower pursuant to a Finance Document not being (for the purposes of the calculation of corporation tax) treated as a deductible cost or expenditure from the French tax perspective, on the grounds that such amount: (i) is paid or owed to a Lender incorporated, domiciled, established or acting through a Facility Office located in a Non-Cooperating State or Territory; or (ii) is paid into an account opened in the name or on behalf of such Finance Party with a financial institution located in a Non-Cooperating State or Territory.

B)	In any one of the cases listed in paragraph (A) above, without prejudice to the obligations of each one of the relevant Borrowers in accordance with the above Clauses, the relevant Lender shall promptly inform the Agent and the Representative of the Borrowers thereof and, in consultation with the Agent and the Representative of the Borrowers, shall take, at the expense of each one of the relevant Borrowers, any reasonable measures within its power to mitigate the effects of such events and it shall in particular:

i)	change its domicile for the purposes of receiving payments; or

ii)	assign its rights and/or obligations pursuant to the Agreement in accordance with Clause 17 (Benefit);

it being specified that in the circumstances described in Clause 16.3 (A)(i) and (iii), the relevant Lender shall not be obliged to take any measures, if in its opinion such measures could have an adverse effect on its own activities or situation, or if such measures could result in it being required to assume any new liabilities (including tax liabilities) or reduce the return on its participation in the Facility.

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17.	Benefit

17.1	The Borrowers may not transfer or assign all or any of their rights and/or obligations pursuant to the Agreement or any other Finance Document.

17.2	Any Lender may transfer or assign all or any of its rights and/or obligations under the Facility and all or any of its rights and obligations pursuant to the other Finance Documents to:

g)	any credit institution or other financial institution, insurance company, institutional investment entity or entity authorised to acquire a participation in the Facility (including, for the avoidance of doubt, any Affiliate or refinancing vehicle with or without a legal personality);

ii)	any securitisation fund that is or may be constituted in the context of a securitisation transaction governed by Articles L. 214-168 to L. 214-186 Articles R. 214-217 to R. 214-235 of the French Monetary and Financial Code and their implementing instruments or, as the case may be, any French or foreign entity with or without a legal personality that is not authorised to actively manage receivables and is incorporated and/or managed by an a entity that meets the criteria set out in paragraph (i) above;

(each one of whom shall hereinafter be referred to for the purposes of this Clause as a New Lender), provided however on a cumulative basis that:

(1)	such New Lender is a Qualifying Lender on the relevant transfer date and is not incorporated, domiciled or established in and does not act through a Facility Office located in a Non-Cooperating State or Territory; and

(2)	the planned transfer does not result on the relevant transfer date in any increased costs for the Borrowers pursuant to Clauses 11 (Tax) and 16.1(Increased costs) and, more generally, the transfer does not give rise to any cost for the Borrowers.

The transfer or assignment shall take effect when the Agent signs the Transfer Deed drawn up in the form annexed hereto as Schedule 6, as duly completed by the transferring Lender and the New Lender. The Agent shall sign the Transfer Deed promptly on receipt thereof, insofar as it has been properly completed and appears to it to be in accordance with the terms of this Agreement.

17.3	The relevant Lender shall inform the Agent thereof, who shall in turn inform the Representative of the Borrowers at least fifteen (15) Business Days prior the completion of such transfer or assignment.

17.4	Any transfer pursuant to paragraph 17.2 above shall result in the transfer of the benefit of the Security Interests up to the amount of the participation acquired by the New Lender. To the extent required and as a consequence of the foregoing, the transferring Lender and the New Lender shall be obliged to execute any deed required to ensure the transfer of the Security Interests up to the amount of the participation in the Facility acquired.

17.5	On the effective date of each transfer of rights and obligations pursuant hereto, the transferring Lender shall be released from all obligations pursuant to the Agreement pro rata the transferred rights and obligations, which is hereby expressly accepted by the Borrowers. If there is more than one transferee, the rights and obligations of the transferees with regard to the Borrowers pursuant to the Agreement shall constitute separate and distinct rights with regard to each Borrower, without any joint and several liability between the relevant transferees.

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17.6	Unless they take the form of an endorsement of assignable enforceable copies or are completed in the context of a securitisation transaction governed by Articles L. 214-168 to L. 214-186 and Articles R. 214-217 to R. 214-235 of the French Monetary and Financial Code and their implementing instruments, the transfers shall be notified to the Representative of the Borrowers,[24] in accordance with the provisions of Article 1690 of the French Civil Code, by the New Lender and at the expense of such New Lender.

17.7	If they take the form of an endorsement of assignable enforceable copies or are completed in the context of a securitisation transaction governed by Articles L. 214-168 to L. 214-186 and Articles R. 214-217 to R. 214-235 of the French Monetary and Financial Code and their implementing instruments, the transfers shall be notified to the Representative of the Borrowers for its information, by the New Lender and at the expense of such New Lender. Any Lender may also grant any sub-participations in the Facility to sub-participants, who need not accede directly to the Agreement and the other Finance Documents as long as the sub-participation results in no additional cost, including tax costs, for the Borrowers in any amount or on any basis whatsoever, in particular as a result of Clause 11.2 (Gross-up), with the relevant Lender remaining alone the sole beneficiary of and the sole obligor pursuant to all the rights and obligations pursuant to the Agreement and the other Finance Documents and the sole beneficiary of the Security Interests, and the relevant sub-participant may not invoke its sub-participation agreements with regard to the other Parties hereto (in particular pursuant to Clauses 11 (Tax), 16 (New circumstances) and 21 (The Agent and the Lenders)).

17.8	If:

(i) a Lender transfers or assigns certain of its rights or obligations pursuant to the Finance Documents or changes its Facility Office; and

(ii) on account of the circumstances existing on the date of the transfer or assignment or the change of Facility Office, a Borrower is required to make a payment to the New Lender or the Lender acting through its new Facility Office pursuant to Clause 11 (Tax) and Clause 16 (Increased costs);

then the New Lender or the Lender acting through its new Facility Office may only claim a payment pursuant to such Clauses up to the amount of the payments that the transferring Lender or the Lender acting through its former Facility Office could have claimed if the transfer, assignment or change of Facility Office had not taken place. This paragraph 17.8 shall not apply to transfers or assignments completed in the standard context of any primary syndication of the Facility.

24 Should it not be served on the Borrowers directly?

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17.9	In addition to the other rights granted to the Lenders pursuant to this Clause 17, each Lender may, at any time and without being required to consult with or obtain the consent of any Borrower, pledge, assign or otherwise grant a Lien over all or any of its rights pursuant to the Finance Documents in order to secure its own obligations, including in particular any pledge, assignment or other Lien securing its obligations with regard to any federal reserve or central bank, to the extent that the effect of such pledge, assignment or Lien is not:

(i) to release a Lender from all or any of its obligations pursuant to the Finance Documents or to replace it with the person to whom the pledge, assignment or Lien is granted in its capacity as a party to the Finance Documents; or

ii)	to require a Borrower to make any payment other than a payment that must be made to the Lender pursuant to the Finance Documents or any payment in excess of such a payment, or to grant to any person greater rights than those granted to the Lender pursuant to the Finance Documents; or

iii)	in the event of the enforcement of such security interest, to assign its rights pursuant to the Finance Documents to any entity other than a Qualifying Lender or of which the transfer would result in increased costs for the Borrowers pursuant to Clause 11 (Tax) and Clause 16.1 (Increased costs).

17.10	Furthermore, the Borrower expressly acknowledges and accepts that, in the context of any refinancing of the acquisition of the receivable under the Facility by any transferee of the Facility, which refinances directly or indirectly, as the case may be, by way of a bond or share issue, it shall be permissible to provide to any subscribers and purchasers of the bonds or shares: (1) the mandatory information necessary to produce a prospectus, as stipulated by: (i) Directive 2003/71/EC, as amended; and (ii) the legislation by which it has been transposed in the domestic law of Member States of the European Union; and (iii) Regulation (EC) No. 809/2004, as amended; and (2) the following information:

i)	the law applicable to the Facility;

ii)	the legal regime applicable to the Facility;

iii)	the final repayment date of the Facility;

iv)	the principal under the Facility;

v)	the interest rate applicable to the Facility; and

vi)	the identities of the Borrowers.

Any transfer or assignment pursuant to this Clause may not result in any cost for the Borrowers.

18.	Notices

18.1	Any notices to be served as between the Parties pursuant hereto shall be sent by e-mail or fax (confirmed by registered letter with an acknowledgement of receipt) or delivered by courier to the Party for whom it is intended, using the contact details set out below (or any other contact details that any such Party may subsequently notify to the other Parties):

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-	the Agent and the Security Agent:

DEUTSCHE PFANDBRIEFBANK AG

11, rue Saint Georges

75009 Paris

Attention : Melody Guillaume/Ariane Zarrabi Costa

Email : melody.guillaume@pfandbriefbank.com / ariane.zarrabi.costa@pfandbriefbank.com

-	the Lenders: to the Agent

-	the Borrowers represented by the Representative of the Borrowers:

ARC Global II (Holding)

12 rue de la Chaussée d’Antin

75009 PARIS

Attention : Monsieur Graydon BUTLER

Email : Graydon.butler@moorparkcapital.com

18.2	Any notices served in the manner stipulated above shall take effect: (i) if delivered by courier on the date of their delivery; or (ii) if sent by e-mail, fax or registered letter, on the date affixed to the confirmation of receipt; however, notices received after 4.00 pm (Paris time) shall not take effect until the following Business Day at 10.00 am (Paris time).

18.3	Any notices served as between the Parties pursuant hereto may be in English or French,[25] at the discretion of the relevant Party.

19.	Indemnification obligations

19.1	Break Costs

When first requested to do so by the Agent, the Borrowers shall pay to the Agent, on behalf of the relevant Lenders, any Break Costs resulting from the return of the relevant funds to the interbank market following any repayment of all or part of the Outstanding Amount of the principal under the Facility that does not take place on an Interest Payment Date (irrespective of whether the repayment in question take place pursuant to the provisions of Clause 5.2 (Mandatory prepayments), Clause 5.3 (Voluntary prepayment), Clause 11 (Tax), 15 (Acceleration) or Clause 16 (New circumstances)). It is specified to the extent required that any such Break Costs shall only be payable by the relevant Borrowers when the Representative of the Borrowers has received confirmation from the Agent of the exact amount to be paid.

25 To be confirmed.

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Each Lender shall, when requested to do so by the Agent, provide it in a diligent manner with a document setting out the amount of the Break Costs borne by it during the relevant Interest Period (such document shall be provided promptly to the Representative of the Borrowers for its information).

19.2	Other indemnities

Without prejudice to the joint and several liability mechanism stipulated by Clause 3.2.2 and Clause 3.2.3 each Borrower shall, on the production of documentary evidence, indemnify, within three (3) Business Days from receipt of any request that it do so, the Agent and/or any Lender for any cost (including any reasonable costs that may be incurred by the Agent and/or the Lenders), loss or liability incurred as a result of:

i) the occurrence of any General Acceleration Event affecting it or any Property Acceleration Event affecting a Property owned by it;

ii) the non-payment on its due date by the relevant Borrower of any amount owed pursuant to the Finance Documents; and

iii) any failure to prepay all or part of the Outstanding Amount of the Facility despite a prepayment notice served on the Agent by the relevant Borrower (including, to the extent required, if pursuant to the provisions of the Agreement the repayment notice is not irrevocable).

Borrower III shall also indemnify the Lenders for any evidenced loss or other cost resulting from the fact that funds may have had to be reserved by the Lenders to fund the amount stipulated by the Drawdown Notice, until the date of the return of such funds to the interbank market. Furthermore, if the funds stipulated by the Drawdown Notice are not made available to Borrower III and are not returned to the interbank market on the same date as the drawdown date stipulated by the Drawdown Notice, pursuant to instructions from Borrower III not to return the funds to the interbank market on such date or as a result of the non-satisfaction of the conditions precedent to which the relevant Drawdown is subject, Borrower III shall be required to pay interest on the amount of the Drawdown between the drawdown date stipulated by the Drawdown Notice and the effective date of the return of the funds to the interbank market.

19.3	Indemnification of the Agent

Without prejudice to the joint and several liability mechanism stipulated by Clause 3.2.2 and Clause 3.2.3, each Borrower shall indemnify the Agent promptly, on the production of documentary evidence, for any cost, loss or liability incurred by the Agent in the context of the reasonable performance of its tasks as a result of:

a)	the investigation by the Agent of any event that it reasonably deems a General Acceleration Event affecting such Borrower or a Property Acceleration Event affecting a Property owned by such Borrower;

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b)	any action taken by the Agent on the basis of a notice, request or instructions that it reasonably deems to be authentic, accurate and duly authorised.

20.	Costs, expenditure and registration

20.1	Costs associated with the financing

A)	All the reasonable costs, duties and fees associated with the Agreement and the Finance Documents and in particular the costs of drafting the Security Documents, the costs associated with signature, the remuneration of notaries or fees (including any applicable value-added tax), the costs associated with the execution of enforceable copies, the costs and taxes associated with the grant, creation and registration of the Security Interests and the continuations thereof, any recovery costs and costs associated with the enforcement of the Security Interests, the costs associated with registrations and any renewals of registrations, or, as the case may be, the costs of procuring the release of the Security Interests, shall be borne and paid, either directly or by way of reimbursement, by the Borrowers, who hereby undertake to do so.

B)	This shall likewise be the case with regard to any reasonable costs, duties and fees associated with the drafting, negotiation, signature and performance of: (i) any consent or waiver related to any provision of the Agreement or the other Finance Documents; and (ii) any rider or supplement to the Finance Documents.

20.2	Land registry – Ranking of mortgages

If at the time of the issue of the registrations certificate, there exist or are registered any rights encumbering any one of the Properties other than those referred to in Clause 12.1 (Security Interests In Rem) attributable to a Borrower or the previous owners, the relevant Borrower shall be required to procure at its own expense the deletion of such registrations within sixty (60) calendar days and to provide certificates attesting to such deletion within ninety (90) calendar days from the date on which it is notified thereof, subject to the penalty of the prepayment of the relevant Share related to the relevant Property Share, in accordance with the provisions of Clause 15.1.2(Property Acceleration Events).

21.	the AGENT And the lenderS

21.1	Appointment of the Agent

A)	The Lenders appoint DEUTSCHE PFANDBRIEFBANK AG (as identified in the list of parties herein), which accepts such appointment, to represent them for the purposes of any documents, notices and formalities related to their relationship with the Borrowers and the Representative of the Borrowers and any Affiliate who is a party to a Finance Document, and to take any measures and to exercise any rights and discretionary powers granted or transferred to the Agent in accordance with the provisions of the Agreement, to the extent that the Agent has obtained a corresponding Decision of the Lenders.

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DEUTSCHE PFANDBRIEFBANK AG shall act in its capacity as Agent to perform such tasks in accordance with the Finance Documents and it shall act with the same prudence with which it would act if it had granted the Facility itself.

B)	The Agent shall be removed from office in the event of any Insolvency Procedure being instigated against it and may be removed from office in the event of wrongful conduct or gross negligence on its part, and in any event pursuant to a Decision of the Lenders to remove it from office. The Lenders shall appoint as successor any other Agent; any such appointment shall take place with the consent of the Representative of the Borrowers, insofar as no General Acceleration Event has occurred, which consent may not be refused without good reason, it being specified that: (i) the successor Agent must act from an office located in France; and (ii) the absence of a response from the Representative of the Borrowers within a period of five (5) Business Days shall constitute its consent.

The removal of the departing Agent in accordance with the conditions of the paragraph above and the appointment of a successor agent shall not be effective until the successor agent has in writing accepted its appointment as Agent and has notified such consent to the Representative of the Borrowers, to the extent that:

i)	the successor agent is bound by all the obligations of the Agent and becomes the holder of all the rights, discretionary or non-discretionary powers and mandates of the departing Agent pursuant to the Agreement;

ii)	the appointment of the departing Agent comes to an end, but without prejudice to the obligations that it may have assumed before the expiry of such appointment pursuant to or in connection with the Finance Documents; and

iii)	the departing Agent is with regard to the future released from any further supplementary undertaking or obligation pursuant to or in connection with the Finance Documents.

The departing Agent shall cooperate with the successor agent in order to ensure that its tasks are transferred to the successor agent without any interruption in terms of the service provided to the Borrowers and the Lenders and shall without delay make available to the successor agent any documents and reports retained to ensure that the successor agent is in a position to perform its tasks.

C)	The Representative of the Borrowers may by serving notice on the Agent subject to a notice period of at least thirty (30) days replace the Agent, requesting that the Lenders appoint a replacement Agent, when any amount owed pursuant to a Finance Document by a Borrower established in France becomes non-deductible from the taxable results of such Borrower on the grounds that such amount is: (i) paid or owed to an Agent established or acting through an office located in a Non-Cooperating State or Territory; or (ii) paid into an account opened in the name of such Agent with a financial institution located in a Non-Cooperating State or Territory. In such a case, such Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Representative of the Borrowers) within a period of thirty (30) days from the date of the replacement notice.

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All costs and expenditure associated with any removal of the Agent shall be borne by the Lenders, unless such change takes place when requested by the Borrowers and the Agent is not in default at such time.

D)	The Agent must resign (and, as the case may be, must take any reasonable measures to appoint a successor Agent in accordance with paragraph (C) above), if on the date three months prior to the next FATCA Application Date applicable to a payment to the Agent pursuant to the Finance Documents or after such date, either:

(i)	the Agent fails to respond to a request made pursuant to Clause 11.8 and a Borrower or a Lender has reasonable grounds to believe that the Agent shall not be (or is no longer) a FATCA-Exempt Party on such FATCA Application Date or thereafter;

(ii)	the information provided by the Agent in accordance with Clause 11.8 proves that the Agent will not be (or is no longer) a FATCA-Exempt Party on such FATCA Application Date or thereafter; or

(iii)	the Agent informs the Agent of the Borrowers and the Lenders that it will not be (or is no longer) a FATCA-Exempt Party on such FATCA Application Date or thereafter; and

(in each case) the relevant Borrower or a Lender has reasonable grounds to believe that a Party shall make a FATCA Tax Deduction that would not have been required had the Agent been a FATCA-Exempt Party, and such Borrower or such Lender, by serving notice on the Agent, requests that it resign.

E)	The provisions of the Agreement shall continue to apply for the benefit of the departing Agent, as far as any action taken or not taken by it or any event that occurred before the end of its appointment is concerned.

The relationship between the Lenders and the Agent shall be exclusively a principal-agent relationship.

The Lenders shall be validly bound by any decisions made and action taken by the Agent in connection with the Finance Documents whenever the Agent has acted on the basis of a corresponding Decision of the Lenders.

21.2	Duties of the Agent

The Agent shall:

i)	provide to each Lender within a reasonable period the information provided to it pursuant to the Finance Documents, apart from whenever such information is relevant to a single Lender, which information shall then be provided to such Lender alone;

ii)	collect the documents to be delivered pursuant to the Agreement and in particular pursuant to the conditions precedent referred to in Clause 4(Conditions precedent) and confirm, when requested to do so by the Representative of the Borrowers, the satisfactory nature of such documents, after obtaining the approval of the Lenders, as the case may be;

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iii)	should it receive a payment from a Borrower pursuant to the Agreement, distribute such payment to the Lenders pro rata their respective participations, unless the Agreement or any one of the Finance Documents stipulates otherwise;

iv)	subject to the provisions of the Agreement or the other Finance Documents that require the consent of all the Lenders, act in accordance with any Decision of the Lenders or, if the Decision of the Lenders so requires, refrain from exercising any right or prerogative held by it pursuant to any one of the Finance Documents;

v)	only have the duties and obligations expressly referred to in the Finance Documents; and

vi)	notify to each Lender any payment default or the occurrence of any General Acceleration Event or Property Acceleration Event, to the extent that it has been notified thereof by a Borrower or the Representative of the Borrowers in accordance with the terms of the Agreement, or by a Lender.

21.3	Rights of the Agent

The Agent may:

i)	perform any one of its duties, obligations or responsibilities in accordance with the Finance Documents through its personnel, its representatives or pursuant to a delegation of powers or through any agent of its choice;

ii)	instruct and, without prejudice to the provisions of Clause 20(Costs, expenditure and registrations), remunerate any lawyers, accountants, surveyors or other experts for the purposes of the provision of any advice or services that may appear necessary, relevant or desirable to it (if any such liability is material, it shall be subject to a Decision of the Lenders) and rely on the advice so obtained;

iii)	refrain from exercising any right or prerogative held by it pursuant to the Finance Documents until such time as it is has procured the Decision of the Lenders or, as the case may be, the consent of all the Lenders;

iv)	notwithstanding any other provision hereof, refrain from taking any action which would or could in its view be contrary to any applicable law in any country or any applicable directive or regulations of any emanation of a State or any action which would or could make it liable to any person and take action which is in its view necessary to comply with the provisions of any such law, directive or regulations;

v)	unless it receives written notice to the contrary, treat the Lenders who make available a portion of the Facility as the recipients of the repayment of such portion of the Facility;

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vi)	presume that no General Acceleration Event or Property Acceleration Event has occurred, unless the Agent in such capacity has effective knowledge to the contrary, in accordance with the conditions of paragraph (viii);

vii)	refrain from taking any measures in order to enforce the rights of a Lender pursuant to the Agreement or any one of the other Finance Documents until such time as it has been indemnified or secured against any cost or loss (including legal costs) that it would or might incur in such context;

viii)	rely on any information provided to it or any document that it believes to be a true copy of the original and to have been provided or signed by the person whom it presumes signed such document;

ix)	rely on any fact or event that should be reasonably known to a Group Company on the basis of a representation of a Borrower;

x)	place any one of the Finance Documents and any other deeds or documents be delivered to it pursuant to or in connection with the Finance Documents, for the time they are in its possession, in any safe, safety-deposit box or receptacle selected by it or deposit them with any bank, any company whose business includes the safekeeping of documents or any firm of lawyers of good reputation, and the Agent shall not be liable for any loss suffered in such context;

xi)	delegate the performance of all or part of the tasks entrusted to it pursuant hereto to any one of its Subsidiaries or Affiliates;

xii)	accept without investigation, requisition or demur any title deed (as the case may be) that a Borrower may hold in connection with the Assets that belong to it or are deemed to belong to it (or any part thereof) constituting the subject-matter of the Security Interests, and the Agent shall not be obliged to carry out any investigation into or submit any request for information relating to the title deeds of the relevant Borrower or, without prejudice to the foregoing, request that the relevant Borrower remedy any defect that may affect its title deeds as referred to above; and

xiii)	refrain from accounting to any Lender for any sum that it receives on its own behalf or any profit that it may make from any such sum.

21.4	Liability release for the Agent

Neither the Agent nor any member of its personnel nor any of its agents shall be:

i)	liable for the satisfactory, relevant, complete or accurate nature of any representations and warranties, accounts given or information appearing in any one of the Finance Documents or any document delivered by any Group Company pursuant to the Finance Documents;

ii)	liable for the validity or enforceability of any one of the Finance Documents ;

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iii)	obliged to enquire about the occurrence or subsistence of any General Acceleration Event, Potential General Acceleration Event, Property Acceleration Event or Potential Property Acceleration Event or about the truthfulness or exhaustiveness of the representations and warranties made and given by any Group Company in the Agreement or any other Finance Document;

iv)	liable for having acted (or having refrained from acting), insofar as it believed it was conducting itself in the interests of the Lenders, in circumstances in which it would have been unable or it was practically impossible to obtain instructions from the Lenders;

v)	held liable to any Group Company or any Lender, insofar as it has acted (or has refrained from acting) in accordance with the instructions of the Lenders or a Decision of the Lenders (as the case may be);

vi)	liable for anything it has or has not done in connection with the Finance Documents, in the absence of gross or intentional misconduct on its part;

vii)	liable for any failure by any Group Company to perform its obligations pursuant to the Finance Documents in a timely and proper manner; and

viii)	required to insure any Assets or oblige any other person to take out and maintain in force any such insurance policy and shall not be liable for any loss that may be suffered by any person as a result of the absence, inappropriateness or inadequacy of any insurance policy. Whenever the Agent is named on an insurance policy as an insured, it shall not be liable for any losses that may be suffered as a result of not notifying either directly or indirectly the insurers of any material fact affecting the risk covered by such insurers or any other information of such nature.

21.5	The Agent in its capacity as Lender

The Agent, if it is a Lender, shall have the same rights and powers pursuant to the terms of the Finance Documents as any one of the other Lenders and may exercise such rights and powers as if it were not the Agent.

21.6	Relationship of the Lenders with the Borrowers

A)	All communication with a Borrower or any Group Company must take place through the Agent (save for any contrary provision in the Agreement or the other Finance Documents).

B)	Other than in the event of a default of the Agent (namely the non-compliance by the Agent with a Decision of the Lenders pursuant to the provisions of the Agreement), any legal action and more generally any action in recovery on an interim basis or by way of enforcement against any Group Company, may only be brought by the Agent acting in its own name and in the name of the Lenders, to the exclusion of any individual actions of the latter.

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C)	The Agent shall have no obligation whatsoever to provide to the other Lenders any information relating to any one of the parties to the Finance Documents which it may receive in any manner other than in connection with the Agreement or the other Finance Documents.

D)	As long as it acts as Agent, the relevant departments of the Agent shall be treated as an entity separate from its other departments (or a similar entity of the Agent after any reorganisation) or subsidiaries (the Other Departments) and, should the Agent act for any Group Company as a financial adviser or in any other context (as an Adviser), any information provided by any Group Company to any one of the Other Departments shall be deemed to be confidential and may not be provided to the Lenders without the consent of the Representative of the Borrowers.

21.7	No responsibility

Each Lender confirms that it is (and shall at all times remain) solely responsible for carrying out its own checks and assessments of the business, operations and financial situation of the Borrowers or any other Group Company and that it has not relied and shall at no time rely on the Agent:

i)	to provide it with any information relating to the business, operations, Assets or financial situation of the Borrowers, the Investor or any other Group Company, irrespective of whether such information comes into its possession before or after the signature of the Agreement, in the absence of any express contrary provision; or

ii)	to verify and determine that any information provided by any Group Company (irrespective of whether or not such information has been circulated by the Agent) in accordance with any one of the Finance Documents or any information contained in any document produced by the Agent or any other person and delivered to the Lenders in the context of a syndication of the Agreement, is sufficient, relevant, truthful and complete; or

iii)	to assess or review periodically the business, Assets, operations and financial situation of the Borrowers.

21.8	Indemnification of the Agent

A)	Without prejudice to the obligations of the Borrowers to indemnify the Agent, each Lender, pro rata its participation in the Facility, must, whenever the Agent so requests, indemnify the Agent for any costs, expenditure (including in particular legal fees) or debts, including any VAT payable, that are reasonably borne or incurred by it in the context of its implementation of a Decision of the Lenders, or otherwise borne or incurred in connection with the Finance Documents or its duties, obligations and responsibilities as stipulated thereby, unless such costs, expenditure or debts are borne or incurred as the result of gross or intentional misconduct on the part of the Agent or gross negligence or a wilful breach on the part of any member of its personnel.

B)	The Borrowers shall repay to each Lender, whenever they so request, any payment that the Lenders may reasonably have made in accordance with the provisions and within the limits stipulated by the above paragraph or the Agreement (in particular in accordance with Clause 20 (Costs, expenditure and registration)), unless the Finance Documents stipulate otherwise, without prejudice to the right of the Borrowers to dispute before the courts the merits of the instructions of the Lenders.

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C)	The delayed release of funds by a Lender to the Agent pursuant to the Finance Documents shall entitle the latter to receive default interest in accordance with the conditions of Clause 7.6 (Default interest).

21.9	Decisions of the Lenders

A)	The provisions of the Finance Documents may be amended or modified (with each one of such changes constituting an Amendment) with the consent of the Representative of the Borrowers (acting on its own behalf and on behalf of the Borrowers) insofar as the relevant Amendment has been approved by an appropriate Decision of the Lenders. An Amendment so approved may be made physically by the Agent, who shall then sign the documents required in such regard on behalf of the Lenders, on the one hand, and by the Representative of the Borrowers, on the other hand.

B)	The Agent shall notify without delay any Amendment so made to the parties to the Agreement or, as the case may be, to the parties to any other Finance Document.

C)	Any legal action in relation to the Finance Documents may only be brought by a Lender through the Agent, as the case may be, and in any event in accordance with a Decision of the Lenders, with each Lender then being required at the relevant time to grant a special power of attorney to the Agent to act in the name and on behalf of such Lender in the context of any legal or arbitral proceedings relating to a Finance Document.

D)	Any waiver, consent or approval required in connection with any matter which, in accordance with the terms of the Agreement or any one of the other Finance Documents, must be given unanimously by the Lenders, shall only take effect if all the Lenders grant such waiver, consent or approval in writing but, subject to the satisfaction of such condition, such waiver, consent or approval may be implemented by the Agent in the name of all the Lenders.

E)	It is agreed that any modification of the rights and obligations of the Agent in accordance with the terms of the Agreement and the other Finance Documents shall in any event require the prior and express consent of the Agent.

F)	In the case of any decision requiring a Decision of the Lenders pursuant to the Agreement or any one of the other Finance Documents, the Lenders undertake to use their best endeavours to respond to the Agent promptly.

21.10	Security Agent

A)	The Lenders appoint DEUTSCHE PFANDBRIEFBANK AG (as identified in the list of parties herein), which accepts such appointment, to represent them for the purposes of any documents, notices and formalities relating to the Security Interests and the Security Documents.

B)	The Lenders acknowledge that the Security Interests pursuant to the Finance Documents shall be granted on behalf of the Lenders, as represented by the Security Agent.

C)	The Security Agent shall be charged with the administration of the Security Interests that are or may be granted pursuant to the Finance Documents.

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D)	The Security Agent shall not be liable (in the absence of gross or intentional misconduct on its part) for any failure, omission or error affecting the enforceability of any Security Interest including inter alia: (i) any failure to make any registration or filing in connection with any Security Interest; (ii) any failure to procure or maintain the registration of any Security Interest pursuant to any applicable law governing registration; (iii) any failure to notify to any person the signature of any Security Interest or the procurement of any permission, consent or other power for the purposes of granting any Security Interest.

E)	The Security Agent may accept without investigation the title of any Group Company or any Affiliate to any Asset constituting the subject-matter of a Security Interest.

F)	Each Lender hereby confirms its approval of the Security Interests and hereby authorises, empowers and instructs the Security Agent (acting either personally or through any persons whom it may instruct to do so) to sign and perform the Security Documents on its behalf, subject in all circumstances to the terms of the Agreement and the Security Documents (as the case may be).

G)	The Security Agent shall administer the Security Interests on its own behalf (should it be a beneficiary thereof) and on behalf of the relevant beneficiaries. The Security Agent shall sign, which each one of the relevant beneficiaries (and to the extent that it may have an interest therein, any other Party hereto) hereby authorises it to do, on its own behalf (should it be a beneficiary of the relevant Security Interest) and on behalf of each one of the relevant beneficiaries and any other Party hereto, as the case may be, without it being necessary for the Security Agent to again consult with or to obtain from any beneficiary or any other Party hereto any power of attorney or any releases in connection with the Security Interests (other than those in connection with the Security Interests In Rem) granted pursuant to any Security Document that the Security Agent is authorised or obliged to grant in accordance with the terms of the Agreement.

H)	The Security Agent shall hold, in the name and on behalf of the relevant beneficiaries, each one of the Security Documents (including in particular the documents relating to any notifications to be made to the insurance company or companies pursuant to the provisions of the Agreement), other than those documents relating to the Security Interests In Rem granted to the Lenders.

I)	The Security Agent shall retain the Security Documents until the repayment in full of the sums owed pursuant to the Agreement, it being specified that if, for the purposes of the Pfandbriefen, one or more of the documents held must be physically delivered to an authorised third party (the Treuhänder), the relevant Lender(s) undertake to return the relevant document(s) to the Security Agent when first requested to do so, for the purposes of the inclusion of any required information and/or with a view to the repayment of the Facility in full or in part, or, more generally, for the purposes of the Agreement and the Finance Documents.

J)	In the event of a conflict between the provisions of the Agreement and/or the Security Documents pertaining to the instructions given to the Security Agent or any matter affecting the latter, the Agreement shall take precedence.

K)	The provisions of Clauses 21.1 to 21.10 above shall apply mutatis mutandis to the Security Agent.

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22.	PRO RATA redistributions

A)	Should any amount owed by a Borrower to any one of the Lenders pursuant to the Finance Documents (the Recipient of the Recovery) by discharged by way of a payment or set-off or in any manner otherwise than through the Agent, even after Acceleration and the enforcement of the Security Interests (the Recovery):

i)	the Recipient of the Recovery shall within three (3) Business Days provide the details of such Recovery to the Agent;

ii)	the Agent shall determine whether the Recovery exceeds the amount that the Recipient of the Recovery would have received, had the Recovery been received by the Agent and distributed to the Lenders pro rata their respective participations in the Outstanding Amount of the Facility;

iii)	if so, the Agent shall notify to the Recipient of the Recovery that it is in receipt of an excessive Recovery and that it must pay to the Agent an amount equal to such excess (the Redistribution);

iv)	the Recipient of the Recovery shall pay the Redistribution to the Agent within three (3) Business Days from receipt of the notice referred to above, with it being incumbent upon the Agent to allocate such Redistribution amongst the other Lenders.

B)	The Agent shall treat the Redistribution as if it were a payment made directly by a Borrower and shall pay the Redistribution to the Lenders (other than the Recipient of the Recovery) in accordance with the provisions of the Agreement in the order of payments set out in Clause 9.1.2 (A) and (B) (Allocation of payments from the Operating Accounts).

C)	The provisions of this Clause shall not benefit those Lenders who refuse to associate themselves with a legal action, to the extent that the relevant payment is the result of a judgment entered against the Borrower pursuant to such legal action.

23.	Confidentiality

23.1	Confidential Information

Each Finance Party agrees to keep confidential all Confidential Information, not to disclose any Confidential Information to any person whomsoever, save to the extent permitted by Clause 23.2 (Disclosure of Confidential Information) and Clause 23.3(Disclosure to a provider of numbering services), and to ensure that all Confidential Information is protected by security procedures and with diligence equivalent to those applied by it to its own confidential information.

23.2	Disclosure of Confidential Information

Subject, where applicable, to the provisions of Article L.511-33 of the Monetary and Financial Code, a Finance Party may disclose:

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a)	to its Affiliates and their directors, managers, employees, professional advisers, auditors, shareholders and representatives any Confidential Information that such Finance Party deems appropriate if the persons to whom the Confidential Information is disclosed pursuant in this paragraph (a) are informed in writing of its confidential nature and of the fact that all or part of such Confidential Information may constitute privileged information; it is stipulated that there shall be no obligation to so inform such persons if they are bound by a professional duty of confidentiality or are otherwise bound by a confidentiality undertaking as far as the Confidential Information is concerned;

b)	to any person:

iii)	to whom (or through whom) it transfers or assigns (or could potentially transfer or assign) all or any of its rights and/or obligations pursuant to one or more Finance Documents, and to the Affiliates, representatives and professional advisers of such person;

ii)	with whom (or through whom) it enters into (or could potentially enter into), either directly or indirectly, any transaction involving a sub-participation related to one or more Finance Documents and/or one or more Borrowers, or any other transaction pursuant to which payments must or could be made with reference to one or more Finance Documents and/or the Borrowers, and to the Affiliates, representatives and professional advisers of such person;

iii)	designated by a Finance Party, or a person to whom paragraph (b)(i) or paragraph (b)(ii) above applies, to receive any communications, notices, information or documents delivered in accordance with the Finance Documents on its behalf;

iv)	who invests in or finances (or could potentially invest in or finance) either directly or indirectly a transaction referred to in paragraphs (b)(i) or (b)(ii) above;

v)	to whom the information must be disclosed pursuant to or when requested to do so by a competent court or tribunal, governmental authority, banking, tax or other regulatory authority or any similar entity, or pursuant to the regulations of any relevant stock exchange or in accordance with any applicable legislation or regulations;

vi)	to whom the information must be disclosed in the context or for the purposes of any litigation, arbitration, administrative or other enquiry, legal proceedings or dispute;

vii)	to whom and for the benefit of whom such Finance Party grants (or may grant) a pledge, assignment or any other Security Interest;

viii)	who is a Party; or

ix)	with the consent of the Representative of the Borrowers; or

x)	who is an investor or a Finance Party;

in each case, any Confidential Information that such Finance Party considers appropriate, if:

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-	in the case of paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(x) above, the person to whom the Confidential Information is disclosed has signed a confidentiality undertaking, it being specified that such person shall not be required to sign a confidentiality undertaking if such person is a professional adviser and is bound by a professional duty of confidentiality as far as the Confidential Information is concerned;

-	in the case of paragraph (b)(iv) above, the person to whom the Confidential Information is disclosed has signed a confidentiality undertaking or is otherwise bound by a duty of confidentiality as far as any Confidential Information received is concerned and such person has been informed of the fact that all or part of such Confidential Information may constitute privileged information;

-	in the case of paragraphs (b)(v), (b)(vii) and (b)(vi) above, the person to whom the Confidential Information is disclosed has been informed of its confidential nature and the fact that all or part of such Confidential Information may constitute privileged information, it being specified that there shall be no obligation so inform such person if, in the opinion of such Finance Party, it is impossible to do so in such circumstances;

c)	to any person designated by such Finance Party, or by a person to whom paragraphs (b)(i) or (b)(ii) above apply, to provide administrative or settlement services in connection with one or more Finance Documents, including inter alia in connection with the trading of participations pursuant to the Finance Documents, any Confidential Information which must be disclosed in order to allow such service-provider to provide any one of the services referred to in this paragraph (c), if such service-provider has signed a confidentiality undertaking satisfactory to the Representative of the Borrowers and the relevant Finance Party;

d)	to any rating agency (and its professional advisers) any Confidential Information which must be disclosed in order to allow such rating agency to pursue its standard rating activities in connection with the Finance Documents and/or the Borrowers, if the rating agency to which the Confidential Information is disclosed has been informed of its confidential nature and that all or part of such Confidential Information may constitute privileged information.

23.3	Disclosure to a provider of numbering services

A)	Subject, where applicable, to the provisions of Article L.511-33 of the French Monetary and Financial Code, a Finance Party may disclose to any domestic or international provider of numbering services designated by such Finance Party to provide numbering and identification services in connection with this Agreement, the Facility and/or the Borrowers, the following information:

i)	the names of the Borrowers;

ii)	the place of the registered office of the Borrowers;

iii)	the place or registration of the Borrowers;

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iv)	the Signing Date;

v)	the name of the Agent;

vi)	the date of each rider to the Agreement;

vii)	the total amount of the Facility;

viii)	the currency of the Facility;

ix)	the type of Facility;

x)	the ranking of the Facility;

xi)	the Final Repayment Date;

xii)	any modification of the information previously provided pursuant to paragraphs (i) to (xi) above; and

xiii)	any other information agreed upon by such Finance Party and the Representative of the Borrowers;

in order to allow the provider of numbering services to provide its standard numbering and identification services for syndicated loans.

B)	The Parties acknowledge and accept that the identification number allocated to this Agreement, the Facility and/or the Borrowers by a provider of numbering services and the information associated with such number may be disclosed to users of its services in accordance with the standard terms and conditions of business of such provider of numbering services.

C)	Each Borrower represents that none of the information referred to in paragraphs (i) to (xiii) of paragraph (A) above constitutes or shall constitute at any time privileged unpublished information.

23.4	Entire agreement

Subject to the provisions of Article L.511-33 of the French Monetary and Financial Code, this Clause 23 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties in terms of Confidential Information pursuant to the Finance Documents and replaces any other express or tacit agreement relating to Confidential Information.

23.5	Privileged information

Each Finance Party acknowledges that all or part of the Confidential Information constitutes or may constitute privileged information and that the use of such information may be regulated or prohibited by the applicable legislation, including by the laws relating to insider trading and market abuses, and each Finance Party undertakes not to use any Confidential Information for unlawful purposes.

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23.6	Notification of disclosure

Each Finance Party consents (subject to the limits stipulated by the applicable law or regulations) to inform the Borrowers of:

a)	the circumstances of any disclosure of Confidential Information in accordance with paragraph (b)(v) of Clause 23.2 (Disclosure of Confidential Information), apart from whenever such disclosure is made by any one of the persons referred to in such paragraph in the normal course of its supervisory or regulatory duties; and

b)	immediately upon becoming aware of the fact that Confidential Information has been disclosed in breach of this Clause 23.

23.7	Survival of the obligations

The obligations pursuant to this Clause 23 shall continue to produce their effects and shall in particular survive for a period of six (6) Months from the earlier of the following two dates, and each Finance Party shall remain bound by such obligations for such same period:

a)	the date on which all the amounts owed by the Borrowers pursuant to or in connection with the Agreement have been paid in full and all the commitments of the Lenders under the Facility have been cancelled or cease being available; and

b)	the date on which such Finance Party ceases being a Finance Party.

24.	appointment of the agent of the borrowers

A)	The Borrowers hereby appoint ARC GLOBAL II (HOLDING), which accepts such appointment, to act as their agent in its capacity as the Representative of the Borrowers in accordance with the terms of the Finance Documents.

B)	The Borrowers therefore instruct or, as the case may be, shall instruct ARC GLOBAL II (HOLDING) to represent them in the context of any discussions, notices and formalities related to their relationship with the Lenders and the Agent and any other party to the Finance Documents. ARC GLOBAL II (HOLDING) may not however take any decision on behalf of one or more of its principals without their prior and express consent.

C)	ARC GLOBAL II (HOLDING) may, in accordance with the instructions of each relevant principal, negotiate, sign and certify any Finance Documents or other documents required in the context of the Facility and/or the Finance Documents, in the name and on behalf of each relevant principal.

D)	The Representative of the Borrowers is irrevocably authorised to collect any payments on behalf of its principals and, should it be specifically instructed to do so, to make any payments on behalf of its principals. Any notices, invoices, requests, calculations (etc.) drawn up by the Agent pursuant to the Finance Documents for service on or delivery to the Borrowers may be validly served on or sent to the Representative of the Borrowers, acting in all circumstances on behalf of the Borrowers.

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E)	It is expressly agreed that, subject to the above provisions and the prior and express consent of each one of its principals, the Representative of the Borrowers shall hold, subject to liability of each one of the Borrowers, the widest powers to act in the name and on behalf of the Borrowers represented by it, for the purposes of making any allocations, calculations or payments and dispatching or serving any communications, notices and responses stipulated by the Agreement, and that the Lenders and the Agent are released from any liability in such regard.

F)	Each Borrower furthermore releases the Lenders and the Agent from any liability in connection with any action taken, payments made and documents produced by the Representative of the Borrowers in the name of the Borrowers in the context of the Agreement. The Agent shall have no obligation to verify, in connection with any action taken by the Representative of the Borrowers in the name and on behalf of a Borrower, whether the Representative of the Borrowers was in fact effectively authorised by the relevant Borrower to take such action.

25.	data protection Law

25.1	In accordance with the provisions of Law No. 78-17 of 6 January 1978, as amended, relating to information technology, data files and civil liberties, it is specified that the personal data collected above is required for the purposes of the signature of the Agreement and all the contracts entered into in the context of the Agreement and the performance thereof and that in such regard it shall be processed, for which the responsible parties shall be the Lenders, to which the persons to whom such data relates hereby consent.

25.2	Subject to the provisions of Clause 24 (Confidentiality), such personal data, as well as any personal data held by the Lenders in the context of transactions completed on behalf of the signatories of the Agreement, may be used for the purposes of managing such transactions and the commercial activities of the Lenders or their Affiliates. Such data may for such purposes be provided to any Affiliate or third parties, and in particular to sub-contractors, partners and companies for whom the Lenders act in the context of brokerage transactions located in France or abroad, inter alia in States that do not belong to the European Union.

25.3	Subject to the provisions of Clause 24 (Confidentiality), the signatories of the Agreement are also informed that their personal data so transferred to a country within or outside the European Union, may be forwarded at their request to official bodies and the local administrative or judicial authorities. In the context of a transfer to a country outside the European Union, rules ensuring the protection and security of such information have been put in place.

25.4	The persons to whom the personal data collected above relates shall be entitled to obtain such data from the Lenders and to request, as the case may be, its modification and to challenge any use made thereof for the purposes of solicitation and in particular commercial solicitation.

26.	MISCELLANEOUS Provisions

26.1	The provisions of this Agreement and the other Finance Documents shall produce their effects both with regard to the Parties and their respective successors, transferees and assigns.

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26.2	In the event of any novation on any basis whatsoever pursuant to the Agreement and the other Finance Documents, the Lenders expressly reserve for themselves, which the Borrowers and any other Party having granted a Security Interest hereby accept, all the rights and liens of the Lenders pursuant to the Security Interests, as granted by the Borrowers or any other Party having granted a Security Interest pursuant to the Agreement or any other Finance Document or any amendment of or rider to the Agreement or any other Finance Document, so that, in accordance with the provisions of Article 1278 of the French Civil Code, such rights shall be transferred to the new receivable.

26.3	The Agreement and the other Finance Documents may only be amended by a written instrument signed by each one of the relevant parties.

26.4	Should any party not demand or demand late the performance by another party of its obligations in accordance with the terms of the Agreement or any other Finance Documents, this shall not affect its right to subsequently demand the performance of the such obligations, unless the relevant party has given a written waiver of such right in accordance with the terms of this Clause.

26.5	For the purposes of the performance of the Agreement and the other Finance Documents, each one of the Parties elects as its address for service the address of its registered office provided at the beginning hereof.

26.6	If for any reason whatsoever a provision of the Agreement or any other Finance Document is inapplicable, invalid or contrary to public policy, the Parties expressly agree that notwithstanding the significance or essential nature of such provision, all the other provisions shall continue to be valid and shall have the force of law as between the relevant parties.

26.7	The enforcement of each one of the Security Interests by the Lenders shall not prejudice in any way or affect in any manner whatsoever the other rights of the Lenders pursuant to the Agreement and the other Finance Documents, and in particular pursuant to the other Security Interests granted. The Lenders may at their entire discretion enforce the covenants, security interests or guarantees of which they have the benefit or any one of them in the order that they see fit, as soon as Acceleration is declared pursuant to the Agreement, or on the Final Repayment Date of the Facility, should the amounts that are due and payable on such date not have been paid and repaid.

26.8	The use by a person of its best endeavours pursuant to the Agreement and the other Finance Documents shall mean that such person is bound merely by an obligation of means.

26.9	Any Lender may set off any sum that is due and payable by any one of the Borrowers pursuant to the Agreement and the other Finance Documents but which remains unpaid (to the extent that such Lender is owed such sum) against any sum (whether or not payable) that the Lenders in their capacity as Lender are obliged to pay to such Borrower, whatever the place of payment.

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27.	governing LAW – JURISDICTION

27.1	The Agreement shall be governed by French law.

27.2	Any dispute relating to the Agreement and the other Finance Documents shall be a matter for the exclusive jurisdiction of the Paris Court of First Instance Tribunal.

28.	publication

Information relating to this Agreement shall be published wheresoever such information is required.

29.	ISSUE OF NON-ASSIGNABLE ENFORCEABLE COPIES

The Initial Lender requires the Undersigned Notary to supply it with a personal enforceable copy of the Agreement and its Schedules representing its receivable against the Borrowers.

The Borrowers hereby agree to the issuance by the Undersigned Notary, in favour of the Lenders who so request, any enforceable copy of the Agreement, transferable by endorsement, replacing the personal enforceable copy.

Any enforceable copy of the Agreement shall thus be supplied to the Lender who so requests against submission to the undersigned notary in the personal enforceable copy referred to above.

The Undersigned Notary shall then cancel this personal enforceable copy.

The Parties give all powers to any clerk of the notary’s office named above for the purposes of signing any subsequent deed necessary to issue a new personal enforceable copy or under order.

30.	Schedules

The documents referred to as Schedules are marked as schedules under the signature of the Undersigned Notary and constitute an integral part of the deed; in addition, the parties expressly acknowledge that they have been apprised of the contents of such documents.

31.	Powers

For the purposes of compliance with land registration formalities, the Parties, acting in their mutual interests, hereby grant all necessary powers to any authorised sworn clerk of the notarial firm named at the beginning hereof, to produce and sign any supplementary or modifying documents to ensure that this deed is in compliance with any mortgage, cadastral and civil status documents.

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All necessary powers are granted to any authorised sworn clerk of the Undersigned Notary and the Participating Notary to produce to the relevant land registry any documentary evidence that it may request and to sign any supplementary or modifying documents that may be useful for the purposes of registration formalities, annotations and renewals in connection with the stipulated security interests, as the case may be.

32.	statutory information

In accordance with Article 32 of Law No.78-17 of 6 January 1978, as amended, known as the “Data Protection Law”, notaries are entitled to process personal data for the purposes of their notarial activities, inter alia in the context of compliance with the formalities relating to deeds. To such end, the notarial firm shall be required to store data relating to the Parties and to disclose such data to certain authorities, inter alia to the land registry for the purposes of land registration, and for cadastral, accounting and tax purposes. Each Party may exercise its right to access and modify data relating to it by contacting the notarial firm named at the beginning of this deed.

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IN WITNESS WHEREOF

Executed in 173 pages

Done in the aforementioned placer on the day and in the month and year stipulated above

This deed is drawn up by the Undersigned Notary.

After being read out by the Notary, the parties to this deed or their representatives signed with the undersigned partner Notary.

Number of:

-	words overstruck as inapplicable: none

-	lines overstruck as inapplicable: none

-	figures overstruck as inapplicable: none

-	blanks barred with black: none

-	references: none

Pour ARC GLOBAL II BORDEAUX En ses qualités énoncées aux présentes Monsieur Rafik SOUSSI
Pour ARC GLOBAL II MARSEILLE En ses qualités énoncées aux présentes Monsieur Rafik SOUSSI
Pour ARC GLOBAL II RUEIL En ses qualités énoncées aux présentes Monsieur Rafik SOUSSI
Pour ARC GLOBAL II (HOLDING) En ses qualités énoncées aux présentes Monsieur Rafik SOUSSI
Pour ARC GLOBAL ORGANISME DE PLACEMENT COLLECTIF IMMOBILIER En ses qualités énoncées aux présentes Monsieur Loïc LONCHAMPT
Pour DEUTSCHE PFANDBRIEFBANK AG En ses qualités énoncées aux présentes Madame Ariane ZARRABI COSTA et Monsieur Alexis PERIBERE
Mademoiselle Astrid COMMEAU Clerc habilité
Maître Vincent AUDOIR Notaire

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